Exhibit 10.2

Execution Copy

CREDIT AGREEMENT

among

BFE OPERATING COMPANY, LLC,
BUFFALO LAKE ENERGY, LLC, and
PIONEER TRAIL ENERGY, LLC,
as Borrowers,

BFE OPERATING COMPANY, LLC,
as Borrowers’ Agent

VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent,

and

BNP PARIBAS,
as Administrative Agent and Arranger

STANDARD CHARTERED BANK,
MIZUHO BANK,
the Co-Syndication Agents

and

FIRST NATIONAL BANK OF OMAHA,
GREEN STONE BANK,
the Co-Documentation Agents

Dated as of September 25, 2006

BFE Ethanol Facilities Financing

(continued)

(continued)

(continued)

(continued)

APPENDICES:		Page

Appendix A	Defined Terms and Rules of Interpretation
Appendix B	Scheduled Principal Payments
Appendix C	Insurance Requirements

SCHEDULES:

Schedule 3.2(e)	Necessary Governmental Approvals to be obtained prior to initial Disbursement of Construction Loans
Schedule 3.3	Project Completion Date - Borrower Equipment required to be at Project sites
Schedule 4.2	Financing-Related Filings, Etc.
Schedule 4.3(a)	Capitalization
Schedule 4.6	Necessary Governmental Approvals
Schedule 4.13	Environmental Matters
Schedule 4.16	Additional Borrower Documents

EXHIBITS:

Exhibit A	Form of Notice of Borrowing
Exhibit B-1-A	Form of Buffalo Lake Construction Note
Exhibit B-1-B	Form of Pioneer Trail Construction Note
Exhibit B-2	Form of Term Note
Exhibit B-3	Form of Working Capital Note
Exhibit C	Form of Process Agent Letter
Exhibit D-1	Form of Construction Requisition
Exhibit D-2	Form of Independent Engineer Certificate
Exhibit E-1	Form of Borrowers Completion Certificate
Exhibit E-2	Form of Independent Engineer Completion Certificate
Exhibit F	Form of Consent Agreement
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Section 2.11(b)(ii) Certificate
Exhibit I	Form of Letter of Credit Request
Exhibit J-1	Form of Buffalo Lake Payment and Performance Bonds
Exhibit J-2	Form of Pioneer Trail Payment and Performance Bonds

ANNEXES:
Annex I	Commitments
Annex II	Applicable Lending Offices
Annex III	Target Balance Amount

CREDIT AGREEMENT (this “Agreement” or “Credit Agreement”), dated as of September 25, 2006, among (i) BFE OPERATING COMPANY, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Opco”), BUFFALO LAKE ENERGY, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Buffalo Lake”), PIONEER TRAIL ENERGY, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Pioneer Trail” and, together with Opco and Buffalo Lake, the “Borrowers”), as the Borrowers, (ii) OPCO, as Borrowers’ Agent, (iii) the financial institutions from time to time party hereto as Lenders, (iv) DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent, and (v) BNP PARIBAS, as Administrative Agent and Arranger.

WITNESSETH :

WHEREAS the Borrowers have been organized to undertake the construction, completion, ownership and operation of two (2) one hundred fifteen million (115,000,000) gallons-per-year fuel grade, denatured ethanol production plants to be located in Wood River, Nebraska and Fairmont, Minnesota, all as more fully described in the Project Documents;

WHEREAS in order to finance the acquisition, construction and initial operation of the Project and certain other costs and expenditures associated with the development of the Project and the financing contemplated herein, the Borrowers have requested the Lenders to provide the credit facilities described herein; and

WHEREAS the Lenders are willing to provide the credit facilities described herein upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Appendices, Schedules, Exhibits and Annexes shall have the respective meanings assigned to such terms in Appendix A hereto.

1.2 Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Appendix A hereto shall apply to this Agreement.

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to financial matters and all financial statements to be delivered under this Agreement shall be made or prepared in accordance with GAAP (including principles of consolidation where appropriate) applied on a consistent basis (except to the extent approved or required by the independent public accountants certifying such statements and disclosed therein).

1.4 Joint and Several Obligations.

(a) Subject to Section 1.4(b), the Obligations of each Borrower under this Agreement and each other Financing Document to which any Borrower is a party shall constitute the joint and several obligations of all Borrowers, and references to any Borrower or to the Borrowers in this Agreement and such other Financing Documents shall mean and include all Borrowers or, where the context permits, any of the Borrowers. All representations, warranties, undertakings, agreements and obligations of each Borrower expressed or implied in this Agreement or any other Financing Documents shall, unless the context requires otherwise, be deemed to be made, given or assumed by the Borrowers jointly and severally.

(b) Each of the Borrowers, the Administrative Agent and the Lenders hereby confirms that it is the intention of all such Persons that this Agreement and the other Financing Documents and the Obligations of each Borrower hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, to the extent applicable to this Agreement or such other Financing Documents and the Obligations of each Borrower hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Borrowers hereby irrevocably agree that the Obligations of each Borrower at any time shall be limited to the maximum amount as will result in the Obligations of such Borrower not constituting a fraudulent transfer or conveyance.

SECTION 2.  AMOUNTS AND TERMS OF CREDIT FACILITY

2.1 The Construction Loan Facility.

(a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, from time to time during the Buffalo Lake Construction Loan Availability Period, loans (each a “Buffalo Lake Construction Loan” and, collectively, the “Buffalo Lake Construction Loans”) to the Borrowers for Buffalo Lake Project Costs, which Loans shall (i) at the option of the Borrowers’ Agent, be Base Rate Loans or Eurodollar Loans (provided, however, that, except as provided in Section 2.12, all Buffalo Lake Construction Loans comprising the same Borrowing shall at all times be of the same Type), (ii) be made and maintained in Dollars, (iii) not exceed for any Lender, in aggregate principal amount, that amount which equals the Buffalo Lake Construction Loan Commitment of such Lender and (iv) mature on the Date Certain.

(b) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, from time to time during the Pioneer Trail Construction Loan Availability Period, loans (each a “Pioneer Trail Construction Loan” and, collectively, the “Pioneer Trail Construction Loans”) to the Borrowers for Pioneer Trail Project Costs, which Loans shall (i) at the option of the Borrowers’ Agent, be Base Rate Loans or Eurodollar Loans (provided, however, that, except as provided in Section 2.12, all Pioneer Trail Construction Loans comprising the same Borrowing shall at all times be of the same Type), (ii) be made and maintained in Dollars, (iii) not exceed for any Lender, in aggregate principal amount, that amount which equals the Pioneer Trail Construction Loan Commitment of such Lender and (iv) mature on the Date Certain.

(c) Proceeds of each Buffalo Lake Construction Loan shall be deposited into the Buffalo Lake Construction Account, shall be applied solely in accordance with this Agreement and the Account Agreement and shall be used solely for the payment of the Buffalo Lake Project Costs.

(d) Proceeds of each Pioneer Trail Construction Loan shall be deposited into the Pioneer Trail Construction Account, shall be applied solely in accordance with this Agreement and the Account Agreement and shall be used solely for the payment of the Pioneer Trail Project Costs.

(e) Notwithstanding the other provisions of this Section 2.1, if, at any time following the Substantial Completion of any Plant, there exists any Excess Construction Loan Commitment for such Plant, the proceeds of Borrowing of any such Excess Construction Loan Commitment shall be applied solely in accordance with this Agreement and the Account Agreement, may be used for the payment of Project Costs for the other Plant if it has not yet achieved Project Completion and shall be deposited into the Construction Account for the other Plant. In addition, the Construction Loan Commitment for one Plant may be used for the Project Costs for the other Plant to the extent permitted in clause (iii) of Section 5.20(b).

(f) The Construction Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

2.2 The Term Loan Facility and Working Capital Loan Facility.

(a) Subject to and upon the terms and conditions set forth herein, each of the Lenders agrees that on the Conversion Date all Construction Loans of such Lender outstanding on such date (after giving effect to any Borrowing of Construction Loans on such date and any prepayment of Construction Loans on such date in accordance herewith) shall automatically convert into term loans (each a “Term Loan” and, collectively, the “Term Loans”) in an aggregate principal amount equal to the outstanding amount of the Constructions Loans of such Lender as of the Conversion Date but not exceeding such Lender’s Term Loan Commitment in effect as of such date.

(b) Construction Loans that are converted into Term Loans shall not be deemed to be prepaid, repaid or discharged but shall be deemed to be continued as Term Loans as provided hereby.

(c) Subject to and upon the terms and conditions set forth herein, each of the Working Capital Lenders agrees to make, from time to time during the Working Capital Availability Period, loans (each a “Working Capital Loan” and, collectively, the “Working Capital Loans”) to the Borrowers, which Working Capital Loans (i) shall at the option of the Borrowers’ Agent, be Base Rate Loans or Eurodollar Loans (provided, however, that, except as provided in Section 2.12, all Working Capital Loans comprising the same Borrowing shall at all times be of the same Type), (ii) shall be made and maintained in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv)  for any Working Capital Lender, in aggregate principal amount, together with the product of (x) such Working Capital Lender’s Letter of Credit Percentage, if any, and (y) the aggregate amount of all Letter of Credit Outstandings, shall not exceed the Working Capital Loan Commitment of such Lender, (v) shall not (together with the principal amount of Letter of Credit Outstandings) exceed Five Million Dollars ($5,000,000) during the period commencing on Mechanical Completion of the earlier to occur of the Pioneer Trail Plant and the Buffalo Lake Plant and ending on Provisional Acceptance of the such Plant or exceed Ten Million Dollars ($10,000,000) during the period commencing on Provisional Acceptance of the earlier to occur of the Pioneer Trail Plant and the Buffalo Lake Plant and ending on the Conversion Date, and (vi) shall mature on the Working Capital Loan Maturity Date; provided, that each of the Working Capital Lenders agrees to make Working Capital Loans prior to the Conversion Date to the Borrower, which shall be subject to clauses (i) through (vi) above, for the sole purpose of purchasing corn from Cargill pursuant to the relevant Corn Supply Agreement and purchasing gas, water, electricity and other utilities for the start-up, testing and operation of the Plants.

2.3 Notice of Borrowing of Construction Loans and Working Capital Loans. Whenever the Borrowers desire to make a Borrowing of a Construction Loan pursuant to Section 2.1(a) or (b) or a Working Capital Loan pursuant to Section 2.2(c), the Borrowers’ Agent shall give the Administrative Agent at its Notice Office (a) at least three Business Days’ prior written notice in the case of Eurodollar Loans and (b) at least one Business Day’s prior written notice in the case of Base Rate Loans; provided, that any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York City time). Each such notice (a “Notice of Borrowing”) shall be irrevocable and shall be given by the Borrowers’ Agent substantially in the form of Exhibit A hereto, appropriately completed to specify (i) the aggregate principal amount of the Construction Loans or Working Capital Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Construction Loans or Working Capital Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans, (iv) if the Construction Loans or Working Capital Loans being made pursuant to such Borrowing are to be initially maintained as Eurodollar Loans, the initial Interest Period to be applicable thereto, (v) in the case of Working Capital Loans, the Ratio of Debt to Total Project Costs at such time, and (vi) in the case of Construction Loans, whether such Construction Loans are Buffalo Lake Construction Loans or Pioneer Trail Construction Loans and, in the case of a requested Borrowing of any Excess Construction Loan Commitment, the Construction Account into which the Loan proceeds are to be deposited. The Administrative Agent shall promptly give each Lender notice of the proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.4 Pro Rata Borrowings; Availability. Each Borrowing of Construction Loans shall be incurred ratably among the Lenders based upon the amount of their respective Buffalo Lake Construction Loan Commitments or Pioneer Trail Construction Loan Commitments, as the case may be. Each Borrowing of Working Capital Loans shall be incurred ratably among the Working Capital Lenders based upon the amount of their respective Working Capital Loan Commitments. It is agreed that no Lender shall be responsible for any default by any other Lender of its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Lender to make a Loan hereunder.

2.5 Minimum Amount and Maximum Number of Borrowings, etc.

(a) The aggregate principal amount of each Borrowing of a Construction Loan under Section 2.1 shall not be less than One Million Dollars ($1,000,000). The aggregate principal amount of each Borrowing of a Working Capital Loan under Section 2.2(c) shall not be less than Two Hundred Fifty Thousand Dollars ($250,000).

(b) Except in the case of Borrowings incurred solely to pay any of the Obligations, the Borrower shall be limited, in the case of Construction Loans, to a maximum of one Borrowing per calendar month.

(c) At no time shall there be outstanding more than nine (9) separate Interest Periods in respect of Eurodollar Loans prior to the Conversion Date or up to ten (10) separate Interest Periods in respect of Eurodollar Loans after the Conversion Date, up to six (6) of which may be Construction Loans or Term Loans, and up to four (4) of which may be Working Capital Loans.

2.6 Disbursement of Funds. Subject to the terms and conditions hereof, no later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available, through such Lender’s Applicable Lending Office, its pro rata portion of the aggregate amount of the Loans requested to be made on such date, in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will deposit the aggregate of the amounts so made available by the Lenders into (i) the applicable Construction Account, in the case of Construction Loans, and (ii) the Project Revenues Collection Account, the Hedging Reserve Account or a Margin Account specified by the Borrowers’ Agent, in the case of Working Capital Loans or, with prior written notice to the Administrative Agent, make payments directly to the hedging counterparties provided that such payments are permitted under the Risk Management Policy and under Section 5.31 hereof. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable date of the Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if such amount is recovered from such

Lender, the cost to the Administrative Agent of acquiring overnight federal funds at the then applicable rate and (ii) if such amount is recovered from the Borrowers, the then applicable rate of interest as provided herein. Nothing in this Section 2.6 shall be deemed to relieve any Lender from its obligation to make a Loan hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder as long as the terms and conditions of such Borrowing have been satisfied.

2.7 Evidence of Obligations and Notes.

(a) Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender as a result of the Loans of such Lender, including the amounts of principal, interest and other amounts payable and paid to such Lender from time to time under this Agreement and the Notes. The entries made by each Lender pursuant to the foregoing sentence shall constitute prima facie evidence of the existence and amounts of the Loans and other Obligations therein recorded; provided, however, that the failure of any Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrowers to repay or pay the Loan made by such Lender, accrued interest thereon and the other Obligations of the Borrowers to such Lender hereunder in accordance with the terms of this Agreement. The Administrative Agent will advise the Borrowers of the outstanding indebtedness hereunder to each Lender upon written request therefor and receipt of such necessary information relating thereto from such Lender.

(b) At the request of any Lender, the Borrowers’ obligation to pay the principal of, and interest on, the Loans made by such Lender shall be evidenced (i) in the case of Construction Loans, by two promissory notes duly executed and delivered by each of the Borrowers substantially in the form of Exhibit B-1-A hereto, in respect of the Buffalo Lake Construction Loans, and substantially in the form of Exhibit B-1-B hereto, in respect of the Pioneer Trail Construction Loans, with blanks appropriately completed in conformity herewith (each, a “Construction Note” and, collectively, the “Construction Notes”), (ii) in the case of Term Loans, by a promissory note duly executed and delivered by each of the Borrowers substantially in the form of Exhibit B-2 hereto with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”) and (iii) in the case of Working Capital Loans, by a promissory note duly executed and delivered by each of the Borrowers substantially in the form of Exhibit B-3 hereto with blanks appropriately completed in conformity herewith (each, a “Working Capital Note” and, collectively, the “Working Capital Notes”). Each of the promissory notes referred to in this Section 2.7(b) are herein referred to individually as a “Note” and, collectively, as the “Notes.”

(c) The Construction Note issued to any Lender shall (i) be payable to such Lender or its registered assigns, (ii) be dated the Closing Date, (iii) be in a stated maximum principal amount equal to the Buffalo Lake Construction Loan Commitment or the Pioneer Trail Construction Loan Commitment, as the case may be, of such Lender and be payable in the outstanding principal amount of Construction Loans evidenced thereby, (iv) mature on the Date Certain, (v) bear interest as provided in this Agreement and (vi) be entitled to the benefits of this Agreement and the other Financing Documents. The Term Note issued to any Lender shall (i) be payable to such Lender or its registered assigns, (ii) be dated the Conversion Date, (iii) be in a stated principal amount equal to the Term Loans of such Lender, (iv) mature on the Term Loan

Maturity Date, (v) bear interest as provided in this Agreement and (vi) be entitled to the benefits of this Agreement and the other Financing Documents. The Working Capital Note issued to any Lender shall (i) be payable to such Lender or its registered assigns, (ii) be dated the Closing Date, (iii) be in a stated principal amount equal to the Working Capital Loan Commitment of such Lender, (iv) mature on the Working Capital Loan Maturity Date, (v) bear interest as provided in this Agreement and (vi) be entitled to the benefits of this Agreement and the other Financing Documents.

(d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make such notation shall not affect the Borrower’s obligations in respect of such Loans.

(e)  On the Conversion Date, the Lenders shall, to the extent required to pay the amounts specified in Section 4.1(i) of the Account Agreement, disburse any unutilized portion of the Construction Loan Commitment for application, together with any amounts on deposit in or standing to the credit of the Construction Accounts on the Conversion Date, in accordance with provisions and the order of priority specified in such Section 4.1(i) of the Account Agreement.

2.8 Conversions. The Borrowers shall have the option to convert on any Business Day the principal amount, in whole or in part, of the Loans made pursuant to one or more Borrowings from one Type of Loan into a Borrowing of another Type of Loan; provided, however, that (i) Loans may not be so converted to another Type unless the aggregate principal amount of Loans to be so converted equals One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, (ii) no conversion of all or any portion of any Eurodollar Loan into a Base Rate Loan may be effected on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, unless the Borrowers pay all amounts owing under Section 2.14 as a result of such conversion, (iii) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than One Million Dollars ($1,000,000), (iv) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of conversion and (v) no conversion pursuant to this Section 2.8 shall result in a greater number of Interest Periods than is permitted under Section 2.5 hereof. Each such conversion shall be effected by the Borrowers’ Agent by giving the Administrative Agent at its Notice Office prior to 11:00 a.m. (New York City time) at least three Business Days’ prior notice (each a “Notice of Conversion”) specifying (w) the principal amount of the Loans to be so converted, (x) the Borrowing or Borrowings pursuant to which such Loans were made, (y) the Type of Loan from which such amount is being converted and the Type of Loan into which such amount will be converted and (z) if such amount is to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.9 Interest.

(a) The Borrowers agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity of such Base Rate Loan (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant hereto, at a rate per annum which shall be equal to the sum of (x) the Base Rate in effect from time to time and (y) the Applicable Margin.

(b) The Borrowers agree to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity of such Eurodollar Loan (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant hereto, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of (x) the Adjusted Eurodollar Rate in effect for such Interest Period and (y) the Applicable Margin.

(c) Overdue principal and, to the extent permitted by Law, overdue interest in respect of each Loan and any other overdue amount payable by the Borrowers hereunder or under any other Financing Document shall bear interest at a rate, which is equal to the sum of (i) the Base Rate in effect from time to time, (ii) the Applicable Margin and (iii) two percent (2%) (the “Default Rate”), with such interest to be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Date, (ii) in respect of Eurodollar Loans, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three (3) month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), conversion (on the amount converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Notwithstanding the foregoing, interest payable in accordance with Section 2.9(c) shall be payable as provided therein.

(e) On each Interest Determination Date in respect of any Eurodollar Loan, the Administrative Agent shall determine the Eurodollar Rate and Adjusted Eurodollar Rate for the applicable Interest Period to be applicable to the Loans or to any portion thereof and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.10 Interest Periods. At the time the Borrowers’ Agent gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of any Interest Period applicable to any Eurodollar Loan (in the case of any subsequent Interest Period), the Borrowers shall have the right to elect, by the Borrowers’ Agent giving the Administrative Agent written notice thereof, the interest period (each, an “Interest Period”) applicable to such Eurodollar Loans, which Interest Period shall, at the option of the Borrowers’ Agent, be a one, three or six month period and, if available to each Lender required to fund such Eurodollar Loans, nine or twelve month period; provided, however, that

(i) all Eurodollar Loans comprising the same Borrowing shall have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan (including the date of conversion thereof from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the last day of the immediately preceding Interest Period;

(iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(v) in the case of Term Loans, any Interest Period that would otherwise extend beyond the Term Loan Maturity Date shall end on the Term Loan Maturity Date and in the case of Working Capital Loans, any Interest Period that would otherwise extend beyond the Working Capital Loan Maturity Date shall end on the Working Capital Loan Maturity Date;

(vi) in the case of Term Loans, no Interest Period may be elected that would extend beyond any date upon which a Scheduled Principal Payment is required to be made unless the aggregate principal amount of Base Rate Loans plus the aggregate principal amount of Eurodollar Loans outstanding having Interest Periods which end on or before such date shall be at least equal to or greater than the principal amount of such Scheduled Principal Payment;

(vii) if the Conversion Date shall occur on a date that is not the last day of an Interest Period for any Construction Loans being converted to Term Loans on such date, then, notwithstanding any other provision herein to the contrary, the Interest Period applicable to such Construction Loans may be continued until the last day of the Interest Period applicable thereto, provided that the Applicable Margin relating to Term Loans shall apply to such Loans from and after the Conversion Date; and

(viii) no Interest Period in respect of any Borrowing shall be selected at any time when a Default or Event of Default exists.

If upon the expiration of any Interest Period, the Borrowers are permitted to but the Borrowers’ Agent has failed to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to renew such Eurodollar Loans for the same Interest Period as such current Interest Period. If upon the expiration of any Interest Period, the Borrowers are not permitted to elect a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to convert such Eurodollar Loans into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period. Upon the waiver or cure of the Default or Event of Default, the Administrative Agent shall, pursuant to Section 9.3 hereof, notify the Borrower and the Lenders, whereupon each Base Rate Loan will automatically, on the last day of the then-current Interest Period, again bear interest as a Eurodollar Loan in accordance with this Agreement.

2.11 Net Payments. (a) All payments made by the Borrowers hereunder or under any other Financing Document will be made without setoff, counterclaim or other defense. Except as provided in Section 2.11(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, in the case of any Lender, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income of such Lender pursuant to the Laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any other Financing Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Financing Document. If any such additional amounts are payable in respect of Taxes pursuant to the preceding sentence, then the Borrowers shall be obligated to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income of such Lender, attributable to such additional amounts paid by the Borrowers, pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority thereof or therein and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrowers will furnish to the Administrative Agent within forty-five (45) days after the date of the payment of any Taxes due pursuant to applicable law certified copies of any tax receipts evidencing such payment by the Borrowers. Each Borrower agrees to indemnify and hold harmless each Lender and reimburse such Lender upon its written request for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.13 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any other Financing Document, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit H (any such certificate, a “Section 2.11(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any other Financing Document. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.11(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any other Financing Document, or it shall immediately notify the Borrowers and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such supplemental Form or Certificate pursuant to this Section 2.11(b). Notwithstanding anything to the contrary contained in Section 2.11(a), but subject to the immediately succeeding sentence, (1) the Borrowers shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (2) the Borrowers shall not be obligated pursuant to Section 2.11(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 2.11(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.11, the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.11(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

2.12 Illegality.

(a) If any Lender reasonably determines that the introduction of any Law, or any change in any Law, or in the interpretation or administration of any Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make a Eurodollar Loan, then, on notice thereof by the Lender to the Borrowers through the Administrative Agent, any obligation of that Lender to make such Loan shall be suspended until the Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If any Lender reasonably determines that it is unlawful to maintain a Eurodollar Loan, the Borrowers shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), convert the Eurodollar Loans of such Lender then outstanding, into Base Rate Loans, either on the last day of the Interest Period in respect of such Eurodollar Loan, if the Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Loan.

(c) If the obligation of any Lender to make or maintain Eurodollar Loans has been so terminated or suspended, the Borrowers may elect, by giving notice to such Lender through the Administrative Agent, that all Loans which would otherwise be made by such Lender as Eurodollar Loans shall instead be Base Rate Loans.

(d) Before giving notice to the Administrative Agent under this Section, the affected Lender shall designate a different Applicable Lending Office with respect to its Eurodollar Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

2.13 Increased Costs and Reduction of Return.

(a) If any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of net income taxes or similar charges) because of (i) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, and including the introduction of any new law or governmental rule, regulation, order, guideline or request (such as, for example, but not limited to a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (ii) other circumstances affecting such Lender or the relevant interbank market or the position of such Lender in such market, then, such Lender shall promptly notify the Administrative Agent in writing and the Administrative Agent shall then so notify the Borrowers’ Agent of the occurrence of any such event, such notice to state in reasonable detail the reasons (including the basis for determination) therefor and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Upon receipt of such notice from the Administrative Agent, the

Borrowers shall pay to such Lender such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder. Such notice from such Lender shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(b) If any Lender shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Applicable Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or Obligations under this Agreement, then, upon notice (such notice to include a statement of such Lender as to any such additional amount or amounts (including the basis for determination)) of such Lender to the Borrowers through the Administrative Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase. A Lender’s reasonable good faith determination of compensation owing under this Section 2.13(b) shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(c) Before giving notice to the Administrative Agent under Section 2.13(a) or Section 2.23, the affected Lender shall designate a different Applicable Lending Office with respect to its Loans or Letters of Credit if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

2.14 Funding Losses. The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make on a timely basis any scheduled payment of principal of any Loan;

(b) the failure of the Borrowers to borrow or convert a Loan after the Borrowers or the Borrowers’ Agent has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion;

(c) the failure of the Borrowers to make any prepayment in accordance with any notice delivered under Section 6.2;

(d) the prepayment or repayment (including pursuant to Section 6.1, 6.2 or 6.3) or other payment (including after acceleration thereof) of a Eurodollar Loan on a day that is not the last day of the relevant Interest Period; or

(e) the conversion of any Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loan or from fees payable to terminate the deposits from which such funds were obtained upon written notice (including the basis for the determination).

2.15 Inability to Determine Rates. (a) If the Administrative Agent determines in good faith that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any Interest Period with respect to any Eurodollar Loans, or that the Eurodollar Rate applicable for any Interest Period with respect to a Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, commencing on the last day of the then-existing Interest Period for such Eurodollar Loan (or if such Interest Period is greater than six-months, commencing six months thereafter), the obligation of the Lenders to make or continue Eurodollar Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon the receipt of such notice, the Borrowers’ Agent may revoke any Notice of Borrowing or Notice of Conversion or notice of continuation then submitted by it. If the Borrowers’ Agent does not revoke any such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers’ Agent, in the amount specified in the applicable notice submitted by the Borrowers’ Agent, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Loans.

(b) Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 2.15(a) has ceased, Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon each Loan previously converted to a Base Rate Loan subject to Section 2.15(a) will, subject to the requirements of this Agreement (including Sections 2.8 and 2.10), automatically be converted to a Eurodollar Loan on the last day of the then-current Quarterly Period and bear interest as a Eurodollar Loan in accordance with this Agreement.

2.16 Survival. The agreements and obligations of the Borrowers in Sections 2.11 through 2.14 shall survive the payment of the Loans, the Notes and all other Obligations.

2.17 Replacement of Lenders. If any Lender is owed increased costs or other amounts under Section 2.11, 2.13 or 2.23 hereof and compensation with respect to such event is not otherwise requested generally by the other Lenders, the Borrowers shall have the right, if no Default or Event of Default then exists and such Lender has not changed its Applicable Lending Office with the effect of eliminating such increased cost, to replace such Lender (the “Replaced Lender”) with another commercial bank or banks or other financial institutions (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that (a) at the time of any replacement pursuant to this Section 2.17, the Replacement Lender shall enter into one or more assignment agreements pursuant to Section 9.13 hereof pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of and all participations in Letters of Credit by the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (i) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and

(ii) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (iii) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender, and (y) each Letter of Credit Issuer, an amount equal to such Replaced Lender’s Letter of Credit Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Letter of Credit Issuer accrued, but theretofore unpaid, Fees owing to the Replaced Lender and (b) all obligations of the Borrowers owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation pursuant to clause (a) above and the payment of the amounts referred to in clauses (a) and (b) above, the Replacement Lender shall become a Lender hereunder, and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

2.18 Letters of Credit.

(a) Subject to and upon the terms and conditions set forth herein, the Borrowers may request that a Letter of Credit Issuer issue, at any time and from time to time during the Working Capital Availability Period, for the account of the Borrowers and for the benefit of (i) Cargill pursuant to the Corn Supply Agreement and the Risk Management Agreement, (ii) Governmental Authorities for the purpose of obtaining Governmental Approvals for the Project and (iii) other Project Participants for such obligations as are reasonably acceptable to the Administrative Agent, an irrevocable standby Letter of Credit, in a form customarily used by such Letter of Credit Issuer or in such other form as has been approved by such Letter of Credit Issuer (each such Letter of Credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Letter of Credit Issuer agrees that it will, at any time and from time to time during the Working Capital Availability Period, following its receipt of a Letter of Credit Request, issue for account of the Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of Law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect with respect to such Letter of Credit Issuer on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer reasonably and in good faith deems material to it; or

(ii) such Letter of Credit Issuer shall have received from the Borrowers’ Agent or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.20(b).

2.19 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed, when added to the aggregate principal amount of all Working Capital Loans then outstanding, an amount equal to the aggregate Working Capital Loan Commitments at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs twelve (12) months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to twelve (12) months, but, in each case, not beyond the tenth (10th) Business Day prior to the Working Capital Loan Maturity Date, on terms acceptable to the Letter of Credit Issuer) and (B) ten (10) Business Days prior to the Working Capital Loan Maturity Date.

2.20 Letter of Credit Requests; Minimum Stated Amount. (a)  Whenever the Borrowers desire that a Letter of Credit be issued for its account, the Borrowers’ Agent shall give the Administrative Agent and the respective Letter of Credit Issuer at least five (5) Business Days’ (or such shorter period as is acceptable to such Letter of Credit Issuer) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit I, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrowers to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.19. Unless the respective Letter of Credit Issuer has received notice from the Borrowers or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 3 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.19, then such Letter of Credit Issuer shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrowers in accordance with such Letter of Credit Issuer’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Letter of Credit Issuer shall promptly notify the Borrowers and the Administrative Agent, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Letter of Credit Participants, in writing, of such issuance, modification or amendment. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Working Capital Lender defaults in funding its portion of any unreimbursed payment under Section 2.21(c), no Letter of Credit Issuer shall be required to issue any Letter of Credit unless such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit by the defaulting Working Capital Lender or Lenders, including by cash collateralizing such defaulting Working Capital Lender’s or Lenders’ Letter of Credit Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than One Hundred Thousand Dollars ($100,000) or such lesser amount as is acceptable to the respective Letter of Credit Issuer.

2.21 Letter of Credit Participations.  (a)  Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Working Capital Lender, and each such Working Capital Lender (in its capacity under this Section 2.21, a “Letter of Credit Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Letter of Credit Participant’s Letter of Credit Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Working Capital Loan Commitments or Letter of Credit Percentages of the Lenders pursuant to Section 2.17 or 9.13, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.21 to reflect the new Letter of Credit Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the other Working Capital Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit issued by it shall not create for such Letter of Credit Issuer any resulting liability to any Borrower, any Working Capital Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and no Borrower shall have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.22(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Letter of Credit Participant of such failure, and each Letter of Credit Participant shall promptly and unconditionally pay to such Letter of Credit Issuer the amount of such Letter of Credit Participant’s Letter of Credit Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Letter of Credit Participant required to fund a payment under a Letter of Credit shall make available to the respective Letter of Credit Issuer in Dollars such Letter of Credit Participant’s Letter of Credit Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Letter of Credit Participant shall not have so made its Letter of Credit Percentage of the amount of such payment available to such respective Letter of Credit Issuer, such Letter of Credit Participant agrees to pay to such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Letter of Credit Issuer at the overnight Federal Funds Rate for the first three (3) days and at the interest rate applicable to Working Capital Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Letter of Credit Participant to make available to a Letter of Credit Issuer its Letter of Credit Percentage of any payment under any Letter of Credit issued by such Letter of Credit Issuer shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to such Letter of Credit Issuer its Letter of Credit Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to such Letter of Credit Issuer such other Letter of Credit Participant’s Letter of Credit Percentage of any such payment.

(d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which it has received any payments from the Letter of Credit Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to each such Letter of Credit Participant which has paid its Letter of Credit Percentage thereof, in Dollars and in same day funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded by such Letter of Credit Participant to the aggregate amount funded by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Letter of Credit Participant, each Letter of Credit Issuer shall furnish to such Letter of Credit Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Letter of Credit Participant.

(f) The obligations of the Letter of Credit Participants to make payments to each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Financing Documents;

(ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Financing Documents; or

(v) the occurrence of any Default or Event of Default.

2.22 Agreement to Repay Letter of Credit Drawings. (a)  Each Borrower agrees to reimburse each Letter of Credit Issuer by making payment to the Administrative Agent for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrowers, an “Unpaid Drawing”) on the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer was reimbursed by the Borrowers therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Working Capital Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the date of such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Letter of Credit Issuer (and until reimbursed by the Borrowers) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Working Capital Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Letter of Credit Issuer shall give the Borrowers’ Agent prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.

(b) The obligations of each Borrower under this Section 2.22 to reimburse each Letter of Credit Issuer with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any Lender (including in its capacity as a Letter of Credit Issuer or as a Letter of Credit Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrowers shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.23 Increased Costs. If at any time, the introduction of or any change in any applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Letter of Credit

Issuer or any Letter of Credit Participant with any request or directive by any such Governmental Authority (whether or not having the force of Law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or participated in by any Letter of Credit Participant, or (ii) impose on any Letter of Credit Issuer or any Letter of Credit Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Letter of Credit Issuer or any Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Letter of Credit Issuer or any Letter of Credit Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Letter of Credit Issuer or such Letter of Credit Participant pursuant to the Laws of the jurisdiction in which it is organized or in which its principal office or Applicable Lending Office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to any Borrower by any Letter of Credit Issuer or any Letter of Credit Participant (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrowers agree to pay to such Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Letter of Credit Issuer or any Letter of Credit Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 2.23, will give prompt written notice thereof to the Borrowers’ Agent, which notice shall include a certificate submitted to the Borrowers’ Agent by such Letter of Credit Issuer or such Letter of Credit Participant (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Letter of Credit Participant. The certificate required to be delivered pursuant to this Section 2.23 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

2.24 Letter of Credit Fees. (a)  Each Borrower agrees to pay to the Administrative Agent for distribution to each Working Capital Lender (based on each such Working Capital Lender’s respective Letter of Credit Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Working Capital Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Date and upon the first Business Day on or after the termination of the Working Capital Loan Commitment upon which no Letters of Credit remain outstanding.

(b) Each Borrower agrees to pay to each Letter of Credit Issuer, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to

0.15% on the daily Stated Amount of such Letter of Credit. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Date and upon the first day on or after the termination of the Working Capital Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrowers agree to pay to each Letter of Credit Issuer, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Letter of Credit Issuer is generally imposing upon similarly situated borrowers with respect to letters of credit issued by such Letter of Credit Issuer.

2.25 Obligation to Mitigate.

(a) Each Lender agrees after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 2.12 (Illegality), 2.13 (Increased Costs and Reduction of Return) or 2.23 (Increased Costs), or to receive additional amounts pursuant to Section 2.11 (Net Payments), such Lender shall, to the extent that it can do so lawfully, use reasonable efforts to make, fund or maintain its affected Loan through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender or contrary to such Lender’s normal banking practices.

(b) No change by a Lender in its Applicable Lending Office made for such Lender’s convenience shall result in any increased cost to the Borrowers.

(c) If any Lender demands compensation pursuant to Section 2.13 (Increased Costs and Reduction of Return) with respect to any Eurodollar Loan, the Borrowers may, at any time upon at least five (5) Business Day’s prior notice to such Lender through the Administrative Agent, elect to convert such Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the interest payable in respect of each such Loan shall, subject to the requirements of this Agreement (including Sections 2.8 and 2.10), automatically be converted to a Eurodollar Loan in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of other Lenders.

2.26 Termination or Reduction of Commitments.

(a) Any unutilized Construction Loan Commitments shall be automatically and permanently terminated on the earlier of the Conversion Date and the Date Certain, in each case after giving effect to all Construction Loans, if any, to be made on such day.

(b) Any unutilized Term Loan Commitments shall be automatically and permanently terminated on the earlier of the Conversion Date and the Date Certain, in each case after giving effect to all Term Loans, if any, to be made on such day.

(c) Any unutilized Construction Loan Commitments and the corresponding Term Loan Commitment may be terminated or reduced, in whole or in part, by the Borrowers’ Agent on a pro rata basis among all Lenders upon no less than thirty (30) days’ prior written notice to the Administrative Agent and satisfaction of each of the conditions set forth in Section 5.32(b).

(d) The Pioneer Trail Construction Loan Commitments shall be automatically and permanently terminated in full if the initial Borrowing of the Pioneer Trail Construction Loan has not occurred on or before February 29, 2008. The Buffalo Lake Construction Loan Commitments shall be automatically and permanently terminated in full if the initial Borrowing of the Buffalo Lake Construction Loan has not occurred on or before February 29, 2008.

2.27 Alternative Projects. Each of the Lenders acknowledges that the Sponsor is currently contemplating the completion of an initial public offering of the Capital Stock of a Person which currently owns LLC Interests in the Sponsor following the Signing Date. Upon the successful completion of such initial public offering and so long as no Default or Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender agrees that upon written notice from the Borrowers’ Agent, the Administrative Agent and such Lender shall consider in good faith any request by the Borrowers’ Agent to transfer its Commitments hereunder to one or more alternative ethanol projects then being developed by the Sponsor or any wholly-owned Subsidiary thereof. Any such transfer shall be subject to (i) the consent of each Lender and the Administrative Agent, (ii) completion by the Administrative Agent and each Lender of its internal credit approval and its business, legal, environmental, tax, financial, technical and accounting due diligence in connection with such alternative projects and the participants thereof and the Administrative Agent’s and the Lender’s satisfaction with the results thereof, (iii) the preparation, execution and delivery of all loan documentation and security documentation acceptable to the Administrative Agent and each of the Lenders (including any necessary amendments to this Agreement and the other Financing Documents) and (iv) to the extent that any Loans have been extended under this Agreement, satisfaction of each of the conditions set forth in Section 5.32(b).

SECTION 3.  CONDITIONS PRECEDENT.

3.1 Conditions to Closing and Initial Construction Loans. The obligation of any Lender to make its initial Construction Loan shall be subject to the conditions precedent that each Lender shall have received, or shall have waived receipt of by a written instrument signed by such Lender, the following, each of which shall be in form and substance satisfactory to each Lender, and that the other conditions set forth below in this Section 3.1 shall have been satisfied or waived by each Lender by a written instrument signed by each Lender:

(a) Transaction Documents. (i) Each of the Financing Documents (other than the Term Notes) and each of the following Project Documents shall have been duly authorized, executed and delivered by each party thereto: each Master Agreement, each Corn Supply Agreement, each Ethanol Marketing Agreement, each Distillers Grains Marketing Agreement, each Grain Facility Lease, each UP Consent, the Buffalo Lake Land Purchase Agreements, the Pioneer Trail Land Purchase Agreements, each EPC Contract, each Delta-T License Agreement, each LLC Agreement, each TIC Indemnity Confirmation and each Payment and Performance Bond. Each Lender shall have received an original of each such Transaction Document to which it is a party (other than the Notes) executed by all parties thereto and a copy of each other such Transaction Document.

(ii) Each Lender shall have received a certificate of an Authorized Officer of each of the Borrowers, dated the Closing Date, certifying that (A) each such Borrower is not in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Project Documents to which it is a party and delivered to the Lenders pursuant to Section 3.1(a)(i) and, to the best of such Borrower’s knowledge, no Project Participant is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained therein, (B) each Project Document delivered to the Lenders pursuant to Section 3.1(a)(i) is in full force and effect, (C) the copy of each Project Document delivered to the Lenders pursuant to Section 3.1(a)(i) is true, correct and complete and (D) except as delivered to the Lenders pursuant to Section 3.1(a)(i), there are no agreements, side letters or other documents to which any Borrower is a party which have the effect of modifying or supplementing in any respect any of the respective rights or obligations of the Borrowers or any Project Participant under any of such Project Documents.

(b) Notes. Each of the Borrowers shall have duly authorized and executed two Construction Notes and a Working Capital Note for the account of each Lender that has made a request therefor pursuant to Section 2.7(b). Each such Construction Note and Working Capital Note shall be appropriately completed with the name of the payee, the maximum principal amount thereof and the date of issuance (which shall be the Closing Date) inserted therein. Each Construction Note and Working Capital Note shall be delivered by the Borrowers to the Administrative Agent. As soon as practicable after the Closing Date, the Administrative Agent shall deliver the Construction Notes and Working Capital Notes received by it pursuant to the preceding sentence to the respective payees thereof.

(c) Funding of Cash Equity Contributions. (i) The Sponsor shall have made cash contributions to BFE Holdings in an aggregate amount not less than $156,257,652 minus the net proceeds of the TIF Indebtedness actually received by Pioneer Trail on or prior to the Closing Date. BFE Holdings shall have made cash contributions to Opco in an aggregate amount not less than $156,257,652 minus such net proceeds of the TIF Indebtedness actually received by Pioneer Trail on or prior to the Closing Date, of which (i) an amount equal to not less than $81,352,308 in respect of Buffalo Lake shall have been deposited into the Opco Equity Contribution Account; and (ii) an amount equal to not less than $74,905,344 in respect of Pioneer Trail minus such net proceeds of the TIF Indebtedness actually received by Pioneer Trail on or prior to the Closing Date shall have been contributed as equity contributions to Pioneer Trail. All such contributions and proceeds in respect of Pioneer Trail have been applied to the payment of Project Costs or deposited into the Pioneer Construction Account. On the Closing Date the entire remaining balance of cash contributions in the Construction Account to which the initial Construction Loan relates shall be applied to the payment of Project Costs along with the proceeds of such initial Construction Loan.

(ii) The Sponsor shall have made in-kind equity contributions to BFE Holdings in respect of the Voting Stock acquired by Cargill in an amount reasonably valued to be not greater than $2,000,000, which in-kind equity contributions shall have been contributed by BFE Holdings to Opco and further contributed by Opco to Pioneer Trail and Buffalo Lake as the case may be.

(iii)  Cargill shall have made cash and in-kind equity contribution to the Sponsor with the total amount of not less than $9,500,000, which shall be contributed by Sponsor to BFE Holdings for onward contribution to the Borrowers as Equity Contributions and which at all times shall be subject to the terms and conditions set forth herein.

(d) Charter Documents. Each Lender shall have received the following documents, each certified as indicated below:

(i) a copy of the Charter Documents of each of the Borrowers, BFE Holdings and the Sponsor as in effect on the Closing Date, certified by the Secretary of the State of formation or incorporation of such Person, and a certificate, where available, as to the good standing of and payment of franchise taxes by such Person from the Secretary of the State of formation or incorporation of such Person, dated as of a date no earlier than 10 days prior to the Closing Date; and

(ii) a certificate of an Authorized Officer of each of the Borrowers, BFE Holdings and the Sponsor, dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of the Charter Documents of such Person, as in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent body) or evidence of all partnership, limited liability company or corporate action, as the case may be, of such Person, authorizing the execution, delivery and performance of the Transaction Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the name, incumbency and specimen signature of each officer of such Person executing the Financing Documents to which such Person is intended to be a party and each other document to be delivered by such Person from time to time in connection therewith (and the Secured Parties may conclusively rely on such certificate until the Administrative Agent receives a replacement certificate in the form described in this clause (C) from such Person).

(e) Independent Engineer’s Report and Market Consultants’ Report.

(i) Each Lender shall have received a report of the Independent Engineer, dated as of July 27, 2006, as to such matters with respect to the Project as the Administrative Agent shall reasonably request, including the technical and economic feasibility of each Plant, the ability of such Plant to meet regulatory and contractual requirements, the status of all Necessary Governmental Approvals for such Plant, the reasonableness of the Construction Budget, the operating performance assumptions, the engineering design of the Project, and the adequacy and appropriateness of the Performance Tests, the Performance Guarantees, the Payment and Performance Bonds, the EPC Contracts, the O&M Agreements and such other Project Documents as the Administrative Agent shall reasonably request.

(ii) Each Lender shall have received reports of the Ethanol Market Consultant and Distillers Grains Market Consultant, each of which shall be dated June 2006, as to such matters with respect to the Project as the Administrative Agent shall reasonably request, including the agricultural industry and the ethanol market.

(f) Governmental Approvals. Each Lender shall have received originals (or copies certified by an Authorized Officer of each of the Borrowers to be true and complete copies) of all Necessary Governmental Approvals (other than the Necessary Governmental Approvals relating to the construction, installation, operation and maintenance of the Plant that is not the subject of the initial Construction Loans) and, if requested, certified copies of all applications made for such Governmental Approvals and all material correspondence received or sent in respect of such applications; provided that with respect to Governmental Approvals which cannot be obtained on or prior to the Closing Date in the exercise of reasonable diligence (but which are routinely obtainable and can be obtained at a later stage of construction, after completion of certain operations testing or after a period of operations), the Lenders shall have received satisfactory assurances that such Governmental Approvals will be obtained by the time when needed in connection with the construction or operation of the Project.

(g) Filings, Registrations and Recordings. The Administrative Agent shall have received a UCC report as of a date no less recent than seven (7) Business Days before the Closing Date, listing all effective financing statements that name any Borrower or BFE Holdings as “Debtor” and that are filed in the State of Delaware, Minnesota or Nebraska, together with copies of such financing statements. Any document required to be filed, registered, notarized or recorded in order to create and perfect the Security Interests as first priority Liens shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the judgment of the Collateral Agent (acting on instructions of Administrative Agent) to perfect such Security Interests as such first priority Liens (including delivery of possession of any original instrument or other documents or the grant of “control” within the meaning of the Uniform Commercial Code to the Collateral Agent) shall have been effected, and the Collateral Agent (on behalf of the Administrative Agent) shall have received acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such filings, notarizations, registrations and recordings have been paid in full.

(h) Pledge Agreements. Each Lender shall have received evidence satisfactory to such Lender that the Pledged Securities required to be delivered to the Collateral Agent pursuant to each Pledge Agreement, together with such other documents as are necessary to perfect the interests of the Secured Parties in and to the Collateral covered thereby with the priority contemplated therefor by each Pledge Agreement have been delivered.

(i) BFE Holdings Certificates.  Each Lender shall have received a certificate signed by an Authorized Officer of BFE Holdings, dated the Closing Date, to the effect that (i) the representations and warranties of BFE Holdings set forth in the Transaction Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (ii) BFE Holdings is in compliance with in all material respects all of its agreements contained in any Transaction Document to which it is a party.

(j) Sponsor Certificates.  Each Lender shall have received a certificate signed by an Authorized Officer of the Sponsor, dated the Closing Date, to the effect that (i) the representations and warranties of the Sponsor set forth in the Transaction Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (ii) the Sponsor is in compliance with in all material respects all of its agreements contained in any Transaction Document to which it is a party.

(k) Financial Information, etc.

(i) Each Lender shall have received copies of the most recent financial statements from each of the Borrowers, BFE Holdings and the Sponsor, together with a certificate from the chief financial officer or other Authorized Officer of such Person, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, (A) such financial statements are true, complete and correct in all material respects and (B) there has been no material adverse change in the financial condition, operations, Properties, business or prospects of such Person since the date of such financial statements.

(ii) To the extent that such other financial, business and other information regarding the Project Participants is obtainable by any Borrower upon the exercise of its reasonable efforts, each Lender shall have received such information regarding the Project Participants as each such Lender shall have reasonably requested.

(l) Base Case Projections. Each Lender shall have received the Base Case Projections, which shall project (x) an average Historical Debt Service Coverage Ratio for the period covered thereby commencing on June 30, 2008 of not less than 7.00:1.00, and a minimum Historical Debt Service Coverage Ratio for each full Operating Year during such period of not less than 4.50:1.00, and (y) a Ratio of Debt to Total Project Costs of no more than 0.60:1.00 at all times.

(m) Process Agent. Each Lender shall have received a copy of a letter from CT Corporation System accepting its appointment as process agent in New York for each of the Borrowers and BFE Holdings, in substantially the form of Exhibit C hereto.

(n) Legal Opinions. Each of the Secured Parties shall have received original counterparts of the following legal opinions, which legal opinions shall be dated the Closing Date and addressed to each such Secured Party:

(i) A legal opinion of Chadbourne & Parke LLP, special New York counsel to the Borrowers, BFE Holdings and the Sponsor, in form, scope and substance satisfactory to each Secured Party.

(ii) A legal opinion of McGrath North Mullin & Kratz, PC LLO, special Nebraska counsel to Borrowers, BFE Holdings and the Sponsor, in form, scope and substance satisfactory to each Secured Party.

(iii) A legal opinion of Dorsey & Whitney LLP, special Minnesota counsel to the Borrowers, BFE Holdings and the Sponsor, in form, scope and substance satisfactory to each Secured Party.

(iv) An opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to Subordinated Lenders (other than Third Point Management Company, LLC, Daniel S. Loeb, Lawrence J. Bernstein and Todd Q. Swanson) and Greenlight APE, LLC, as agent of the Subordinated Lenders, in form, scope and substance satisfactory to each Secured Party.

(v) An opinion of Willkie Farr & Gallagher LLP, counsel to Third Point Management Company, LLC, Daniel S. Loeb, Lawrence J. Bernstein and Todd Q. Swanson, as Subordinated Lenders, in form, scope and substance satisfactory to each Secured Party.

(vi) An opinion of Bingham McCutchen LLP, counsel to the Collateral Agent, in form, scope and substance and given by counsel satisfactory to each Secured Party.

(o) Environmental Matters. (i) Each Lender shall have received an environmental report with respect to the Project, which shall be dated June 2006, prepared by the Independent Engineer, with such scope as the Administrative Agent shall have requested.

(ii) Each Lender shall have received an Environmental Site Assessment Report with respect to each Plant.

(iii) Each Lender shall have received an Environmental Site Assessment Report with respect to the real property which is the subject of the Buffalo Lake Grain Facility Lease and the Pioneer Lake Grain Facility Lease.

(p) Acquisition of the Land. (i) Buffalo Lake shall have (A) acquired fee simple title of the Buffalo Lake Land (other than the portion of Buffalo Lake Land as referred to in the Buffalo Lake Grain Facility Lease), free and clear of all Liens (other than the Liens permitted under Sections 5.12(a), (c) and (e)), pursuant to: (1) the Option to Purchase Agreement dated August 25, 2005 by and between Kathleen M. Mosloski, Trustee of the Blossom Mary Spencer Irrevocable Trust dated December 31, 1996, and Kathleen M. Mosloski, Trustee of the James Bernard Spencer Irrevocable Trust dated December 31, 1996 (collectively “Spencer”) and Cargill as assigned in the Assignment and Assumption of Option to Purchase Agreement dated June 30, 2006, by and between Cargill and Spencer; as subsequently amended and assigned in the Amendment, Assignment, Assumption and Termination of Option to Purchase Agreement dated June 30, 2006, by and between Spencer, Cargill and Buffalo Lake; (2) the Option to Purchase Agreement dated September 7, 2005, by and between Dorie J. Schwieger, a single person, and Dorie J. Schwieger, as personal representative of the Estate of Robert A. Schwieger and Cargill, as assigned in the Assignment and Assumption of Option to Purchase Agreement dated June 30, 2006, by and between Cargill and BioFuel Energy, LLC, as further assigned in the Assignment and Assumption of Option to Purchase Agreement, dated August 2, 2006, by and between BioFuel Energy, LLC and Buffalo Lake; (3) the Option Agreement dated January 23, 2006, by and between CHS, Inc. and Cargill, as amended pursuant to the Amendment to Option Agreement, dated February 24, 2006, by and between CHS, Inc. and Cargill, as assigned in the

Assignment and Assumption of Option Agreement, dated September 13, 2006, by and between Cargill and Buffalo Lake; and (4) a Development Contract dated September 23, 2005, by and between the Fairmont Economic Development Authority, the City of Fairmont and Buffalo Lake (collectively, the “Buffalo Lake Land Purchase Agreements”); and shall have caused the Buffalo Lake Mortgage(s) to be duly registered or recorded in accordance with applicable Laws; and (B) acquired a leasehold interest in certain portion of Buffalo Lake Land as referred to in the Buffalo Lake Grain Facility Lease, free and clear of all Liens (other than the Liens permitted under Sections 5.12(a), (c) and (e) hereof).

(ii)   Pioneer Trail shall have (A) acquired fee simple title of the Pioneer Trail Land (other than the portion of Pioneer Trail Land as referred to in the Pioneer Trail Grain Facility Lease) pursuant to: (1) the Sale and Purchase of Property Agreement dated July 5, 2006, by and among Four-M Ltd. and Arlene Mettinbrink Life Estate and Pioneer Trail and (2) the Contribution Agreement to be entered into prior to Closing Date by and between Cargill and Pioneer Trail in form and substance satisfactory to the Administrative Agent and each Lender (collectively, the “Pioneer Trail Land Purchase Agreements”); (B) acquired a leasehold interest in certain portion of Pioneer Trail Land as referred to in the Pioneer Trail Grain Facility Lease; and (C) acquired a negative easement and/or restrictive covenant interest in the groundwater and surface water rights appurtenant to the portion of the Pioneer Trail Land as referred to in the Pioneer Trail Water Rights Deed to be entered into prior to the Closing Date by and between Leisingers and Pioneer Trail, in form and substance satisfactory to the Administrative Agent and each Lender, in each case, free and clear of all Liens (other than the Liens permitted under Sections 5.12(a), (c) and (e) hereof).

(q) Title Insurance; Survey. (i)  Buffalo Lake shall have obtained (x) a mortgage policy of title insurance issued by First American Title Insurance Company, in favor of the Collateral Agent for the benefit of the Secured Parties, together with such endorsements as are reasonably requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, in an amount not less than $109,332,147.25, that shall (A) insure the validity and priority of the Lien created under the Buffalo Lake Mortgage, (B) contain a pending disbursement provision satisfactory to the Administrative Agent and (C) be accompanied by such reinsurance agreements as may be reasonably requested by the Administrative Agent (the “Buffalo Lake Title Insurance Policy”); and (y) an ALTA/ACSM survey of recent date of the Buffalo Lake Land, certified to the Collateral Agent, the Title Insurance Company and Buffalo Lake, which survey shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company, and shall show (A) as to the Buffalo Lake Plant site, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and (B) that the location of the Buffalo Lake Plant does not encroach on or interfere with adjacent property or existing easements or other rights (whether on, above or below ground) that can be located or plotted on the survey, and that there are no other survey defects that are material in nature; and (C)  no easements, rights-of-way or encumbrances, other than Permitted Liens.

(ii) Pioneer Trail shall have obtained (x) a mortgage policy of title insurance issued by First American Title Insurance Company, in favor of the Collateral Agent for the benefit of the Secured Parties, together with such endorsements as are reasonably requested by the Administrative Agent, in each case in form and substance satisfactory to the

Administrative Agent, in an amount not less than $100,667,852.75, that shall (A) insure the validity and priority of the Lien created under the Pioneer Trail Mortgage (except for the lien created on the negative easement and/or restrictive covenant interest in the groundwater and surface water rights appurtenant to the portion of the Pioneer Trail Land as referred to in the Pioneer Trail Water Rights Deed) and (B) contain a pending disbursement provision satisfactory to the Administrative Agent and (C) be accompanied by such reinsurance agreements as may be reasonably requested by the Administrative Agent (the “Pioneer Trail Title Insurance Policy”); and (y) an ALTA/ACSM survey of recent date of the Pioneer Trail Land, certified to the Collateral Agent, the Title Insurance Company and Pioneer Trail, which survey shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company, and shall show (A) as to the Pioneer Trail Plant site, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and (B) that the location of the Pioneer Trail Plant does not encroach on or interfere with adjacent property or existing easements or other rights (whether on, above or below ground) that can be located or plotted on the survey, and that there are no other survey defects that are material in nature; and (C)  no easements, rights-of-way or encumbrances, other than Permitted Liens.

(r) Fees. (i) On the date hereof, the Sponsor and the Borrowers shall have paid all fees, costs and charges payable by them under the Fee Letters; (ii) on the date hereof the Borrowers shall have paid, or made arrangements satisfactory to the Administrative Agent to pay, all the other fees, costs and charges payable by them under all the other Financing Documents, including the initial fees payable by Borrowers in connection with Mezzanine Debt, on or prior to the Closing Date.

(s) Mezzanine Debt Documents. Each of the Mezzanine Debt Documents shall have been executed and delivered by each of the parties thereto.

(t) Information Memorandum. An Authorized Officer of each of the Borrowers shall have certified that the Information Memorandum is true, complete and accurate in all material respects in accordance with the requirements of Section 4.19.

(u) “Know Your Customer” Requirements. Each of the Lenders and the Agents shall have received at least five (5) Business Days prior to the Signing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(v) Commencement of Work.  Pioneer Trail shall have duly authorized and executed a Notice of Commencement in recordable form with respect to the Pioneer Trail Land upon which the Pioneer Trail Plant will be located, prepared in accordance with the requirements of Nebraska Revised Statutes Section 52-145, and the EPC Contractor shall have commenced work under the Pioneer Trail EPC Contract.

3.2 Conditions to First Borrowing for Each Plant. In addition to the conditions set forth in Section 3.1, the obligation of any Lender to make its initial Buffalo Lake Construction Loan or its initial Pioneer Trail Construction Loan, as the case may be, shall be subject to the conditions precedent that each Lender shall have received, or shall have waived receipt of by a written instrument signed by such Lender, the following, each of which shall be in form and substance satisfactory to each Lender, and that the other conditions set forth below in this Section 3.2 shall have been satisfied or waived by each Lender by a written instrument signed by each Lender:

(a) Transaction Documents. (i) Each of the Buffalo Lake Project Documents or the Pioneer Trail Project Documents, as the case may be, in respect of the Plant to which such initial Disbursement of such Construction Loan relates (other than (A) the Project Documents delivered to the Lenders pursuant to Section 3.1(i)1.); (B) the O&M Agreements provided that forms of the O&M Agreements, in form and substance satisfactory to the Administrative Agent and each Lender, shall be delivered by the Borrowers’ Agent to the Administrative Agent prior to the initial Disbursement of the Buffalo Lake Construction Loans or Pioneer Trail Construction Loans, as the case may be; and (C) any Additional Project Documents not then in existence) shall have been duly authorized, executed and delivered by each party thereto. Each Lender shall have received an original of each such Project Document to which it is a party (other than the Notes) executed by all parties thereto.

(ii) Each Lender shall have received a certificate of an Authorized Officer of each of the Borrowers, dated the date of initial Disbursement of such Construction Loan, certifying that (A) each such Borrower is not in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Project Documents to which it is a party and, to the best of such Borrower’s knowledge, no Project Participant is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained therein, (B) each such Project Document is in full force and effect, (C) the copy of each Project Document delivered to the Lenders pursuant to Section 3.2(a)(i) is true, correct and complete and (D) except as delivered to the Lenders pursuant to Sections 3.1(a)(i) and 3.2(a)(i), there are no agreements, side letters or other documents to which any Borrower is a party which have the effect of modifying or supplementing in any respect any of the respective rights or obligations of the Borrowers or any Project Participant under any of such Project Documents.

(b) No Funding of Project Cost Overruns. On the date of the initial Disbursement of the Buffalo Lake Construction Loan, the Administrative Agent shall have received (i) a certificate of an Authorized Officer of the Borrowers’ Agent, together with all necessary supporting information, certifying that the Pioneer Trail Project Costs paid for by means of funds transferred from the Opco Equity Contribution Account pursuant to the Account Agreement are not in excess of the amounts set forth in respect of such Pioneer Trail Project Costs in the Construction Budget and (ii) a certificate of the Independent Engineer confirming such certificate of the Borrowers’ Agent. On the date of the initial Disbursement of the Buffalo Lake Construction Loan, the entire remaining balance of cash contributions in the Opco Equity Contribution Account shall be transferred into the Buffalo Lake Construction Account and applied to the payment of Project Costs along with the proceeds of such initial Buffalo Lake Construction Loan.

(c) Insurance. Insurance complying with the provisions of Section 5.9 hereof shall be in full force and effect, and each Lender shall have received a binder or certificates signed by the insurer or a broker authorized to bind the insurer with respect to each policy of insurance required to be in effect pursuant to Section 5.9 hereof evidencing such insurance (including the designation of the Collateral Agent as loss payee thereunder to the extent required by Section 5.9 hereof). The EPC Contractor shall have provided evidence satisfactory to each Lender that insurance required to be provided by the EPC Contractor in accordance with the provisions of the EPC Contract to which such initial Disbursement of the Construction Loan relates shall be in full force and effect. In addition, each Lender shall have received a report from the Insurance Advisor as to such matters regarding the insurance coverage maintained with respect to the Project (including insurance required to be maintained by the EPC Contractor) as the Administrative Agent shall reasonably request, and a certificate from the Insurance Advisor dated the date of initial Disbursement of such Construction Loan, certifying that all insurance policies required to be maintained (or caused to be maintained) by the Borrowers pursuant to Section 5.9 hereof have been obtained and are in full force and effect on the date of initial Disbursement of such Construction Loan, and such insurance policies comply in all respects with the requirements of Section 5.9 hereof.

(d) Independent Engineer’s “Bring Down”. Each Lender shall have received a “bring down” from the Independent Engineer, which shall be dated as of a date which is no more than thirty (30) days prior to the date of such initial Disbursement of such Construction Loan, with respect to the report from the Independent Engineer provided pursuant to Section 3.1(e)(i).

(e) Governmental Approvals. Each Lender shall have received originals (or copies certified by an Authorized Officer of the Borrowers’ Agent to be true and complete copies) of all Necessary Governmental Approvals relating to or affecting the Plant which is the subject of such initial Disbursement of such Construction Loan and, if requested, certified copies of all applications made for such Governmental Approvals and all material correspondence received or sent in respect of such applications; provided that with respect to Governmental Approvals which cannot be obtained on or prior to the date of initial Disbursement of such Construction Loan in the exercise of reasonable diligence (but which are routinely obtainable and can be obtained at a later stage of construction, after completion of certain operations testing or after a period of operations), the Lenders shall have received satisfactory assurances that such Governmental Approvals will be obtained by the time when needed in connection with the construction or operation of the Project. Notwithstanding the foregoing, the Lender shall have received copies of each of the Necessary Governmental Approvals set forth on Schedule 3.2(e) relating to or affecting the Plant which is the subject of such initial Disbursement of such Construction Loans, and each such approval shall have been duly obtained and shall be final, non-appealable and in full force and effect.

(f) Borrowers’ Certificate. Each Lender shall have received an original counterpart of a certificate of an Authorized Officer of each of the Borrowers, dated the date of such initial Disbursement of such Construction Loan, to the effect that: (i) the representations and warranties of such Borrower contained in Section 4 hereof and the representations and warranties of the Borrowers contained in each of the other Financing Documents to which the Borrowers is a party are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date), (ii) all Financing Documents are in full force and effect under the terms and conditions set forth in such Financing Documents and (iii) no Default or Event of Default has occurred and is continuing.

(g) Cargill Certificates.  Each Lender shall have received a certificate signed by an Authorized Officer of Cargill, dated the date of such initial Disbursement of such Construction Loan, to the effect that (i) the representations and warranties of Cargill set forth in the Transaction Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (ii) Cargill is in compliance with in all material respects all of its agreements contained in any Transaction Document to which it is a party.

(h) EPC Contractor Certificates.  Each Lender shall have received a certificate signed by an Authorized Officer of the EPC Contractor, dated the date of such initial Disbursement of such Construction Loan, to the effect that (i) the representations and warranties of the EPC Contractor set forth in the Transaction Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (ii) the EPC Contractor is in compliance with in all material respects all of its agreements contained in any Transaction Document to which it is a party.

(i) Delta-T Certificates.  Each Lender shall have received a certificate signed by an Authorized Officer of Delta-T, dated the date of such initial Disbursement of such Construction Loan, to the effect that (i) the representations and warranties of Delta-T set forth in the Transaction Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (ii) Delta-T is in compliance with in all material respects all of its agreements contained in any Transaction Document to which it is a party.

(j) Intentionally Omitted.

(k) Construction Budget. Each Lender shall have received the Construction Budget relating to the Plant to which such initial Disbursement of such Construction Loan relates.

(l) Utilities. Each Lender shall have received an original counterpart of a certificate of an Authorized Officer of each of the Borrowers, dated the date of such initial Disbursement of such Construction Loan, to the effect that all utility services necessary for the construction and operation of the Plant to which such initial Disbursement of such Construction Loan relates (including, without limitation, gas, potable and raw water supply, storm, electric, telephone and sewage services and facilities) have been committed to such Plant (with a true copy of binding agreements (if any) which evidence the same) by appropriate utilities, authorities or other Persons, or are otherwise available to the relevant Borrower in the ordinary course of business, in each case on terms consistent with those reflected in the relevant Construction Budget and the Base Case Projections.

(m) Legal Opinions. Each of the Secured Parties shall have received original counterparts of the following legal opinions, which legal opinions shall be dated the date of such initial Disbursement of such Construction Loan and addressed to each such Secured Party:

(i) A legal opinion of Chadbourne & Parke LLP, special New York counsel to the Borrowers, BFE Holdings and the Sponsor, in form, scope and substance satisfactory to each Secured Party.

(ii) A legal opinion of McGrath North Mullin & Kratz, PC LLO, special Nebraska counsel to the Borrowers, BFE Holdings and the Sponsor, in form, scope and substance satisfactory to each Secured Party.

(iii) A legal opinion of Dorsey & Whitney LLP, special Minnesota counsel to the Borrowers, BFE Holdings and the Sponsor, in form, scope and substance satisfactory to each Secured Party.

(iv) Opinion(s) of counsel(s) to each of Delta-T, each of which opinions shall be in form, scope and substance and given by counsel satisfactory to each Secured Party.

(v) An opinion of counsel to the EPC Contractor, in form, scope and substance and given by counsel satisfactory to each Secured Party.

(vi)  An opinion of counsel to Cargill, in form, scope and substance and given by counsel satisfactory to each Secured Party.

(vii) With respect to the initial Construction Loan relating to Pioneer Trail, the opinion specified in Section 5.13(d) relating to the TIF Indebtedness.

(viii) With respect to Pioneer Trail, an opinion of special counsel to the Borrowers in Nebraska relating to water allocation, which opinion shall be in form, scope and substance and given by counsel satisfactory to each Secured Party.

(n) Intentionally Omitted.

(o) Rail Interconnection. Each Lender has received evidence that the Borrowers have made rail interconnections and other arrangements with the Railroad as are necessary for the construction and operation of the Plant which is the subject of such initial Construction Loan.

(p) Commencement of Work. Each Lender shall have received evidence that the EPC Contractor shall have received and accepted the “Notice to Proceed” (as defined in the Pioneer Trail EPC Contract) and the “Notice to Proceed” (as defined in the Buffalo Lake EPC Contract) relating to the Plant to which such initial Disbursement of such Construction Loan relates.

(q) Environmental Matters. (i) Each Lender shall have received a “bring down” from the Independent Engineer, which shall be dated as of a date which is no more than thirty (30) days prior to the date of such initial Construction Loan, with respect to the report relating to environmental matters from the Independent Engineer provided pursuant to Section 3.1(o)(i).

(ii) The Plant which is the subject of such initial Construction Loan and such Project’s design and operation shall be in compliance with all applicable Environmental Laws in all material respects.

(iii) Each Lender shall have received a “bring down” and reliance letter, such “bringdown” and reliance letter shall be dated as of a date which is no more than thirty (30) days prior to the date of such initial Construction Loan, relating to the Environmental Site Assessment Report with respect to the Plant which is the subject of such initial Construction Loan provided pursuant to Section 3.1(o)(ii).

(iv) Each Lender shall have received a “bring down” and reliance letter, such “bringdown” and reliance letter shall be dated as of a date which is no more than thirty (30) days prior to the date of such initial Construction Loan, relating to the Environmental Site Assessment Report with respect to, as applicable, the real property which is the subject of the Buffalo Lake Grain Facility Lease and the Pioneer Lake Grain Facility Lease provided pursuant to Section 3.1(o)(iii).

(r) Material Adverse Effect. No event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

(s) Lien Searches. The Administrative Agent shall have received completed requests for information or lien search reports, dated no more than seven (7) Business Days before the date of such Borrowing, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware or the jurisdiction where the Plant for which such Borrowing is requested is located, and any other jurisdictions requested by the Administrative Agent that name any Borrower or BFE Holdings as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings.

(t) Confirmation of Conditions to First Disbursement. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent certifying that the conditions set forth in Section 3.1 continue to be satisfied as of the date of such Disbursement.

(u) Archaeological Artifacts and Artificial Underground Objects or Constructions. With respect to Pioneer Trail Land only, the Administrative Agent shall have received a certified copy of the letter from the State of Nebraska certifying that there is no historical archaeological artifacts or artificial underground objects or constructions in, on, underneath or adjacent to the Pioneer Trail Land which could adversely impact the implementation schedule of the Pioneer Trail Plant in accordance with the Pioneer Trail EPC Contract or could cause the cost to Borrowers of implementation of the Pioneer Trail Plant to increase.

3.3 Initial and Subsequent Construction Loans. The obligation of any Lender to make its initial Construction Loan or any subsequent Construction Loan on any Disbursement Date shall be subject to the conditions precedent that, both immediately prior to the making of such initial Construction Loan and each such subsequent Construction Loan and also after giving effect thereto, unless (x) in the case of the initial Construction Loans, such condition is waived by each Lender by a written instrument signed by each Lender, and (y) in the case of any subsequent Construction Loan, such condition is waived by the Required Lenders by a written instrument signed by the Required Lenders:

(a) Construction Requisitions; Notices of Borrowing. (i) Not less than three Business Days prior to such Disbursement Date, the Administrative Agent shall have received (A) a Construction Requisition executed and delivered by an Authorized Officer of the Borrowers’ Agent in respect of the Disbursement of Construction Loans to be made on such Disbursement Date in the form attached hereto as Exhibit D-1 and (B) a certificate of the Independent Engineer in respect of such proposed Disbursement in the form attached hereto as Exhibit D-2, in each case containing no exceptions or qualifications which are unsatisfactory to the Administrative Agent.

(ii) The Administrative Agent shall have received a Notice of Borrowing pursuant to and in compliance with Section 2 in respect of the Disbursement of Construction Loans on such Disbursement Date.

(b) Representations and Warranties. The representations and warranties of the Borrowers contained in Section 4 hereof and the representations and warranties of any Borrower contained in any other Financing Document to which any Borrower is a party shall be true and correct in all material respects on and as of such Disbursement Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such date).

(c) No Default. No Default or Event of Default shall have occurred and be continuing (before or after giving effect to the requested Disbursement).

(d) Governmental Approvals, etc. (i) All Necessary Governmental Approvals which were not obtained by any Borrower or any Project Participant prior to the Closing Date but which under applicable Law are required to be obtained prior to such Disbursement Date shall have been duly obtained and shall be final, non-appealable and in full force and effect; (ii) there shall have been no change in any applicable Law, and no issuance of any order, writ, injunction or decree of any Governmental Authority or arbitral tribunal, which, in either such case, would reasonably be expected to have a Material Adverse Effect; and (iii) there shall have been no proposed change in or modification of any applicable Law which is likely to be enacted and which if enacted could reasonably be expected to have a Material Adverse Effect.

(e) Material Adverse Effect. From the date of the financial statements delivered pursuant to Section 3.1(k) hereof (or, if later, from the last Disbursement Date), no event, occurrence or condition that has had, or could reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

(f) Litigation. No legal or arbitral proceedings or investigations, or any proceedings by or before any Governmental Authority, shall be pending or, to the best knowledge of any Borrower, threatened against any Borrower or its Properties or rights or, to the best knowledge of any Borrower, against any Project Participant or its respective Properties or rights, which could reasonably be expected to have a Material Adverse Effect.

(g) Construction Budget. Such Construction Loan shall be in accordance with the Construction Budget.

(h) Debt to Total Project Costs Ratio. The Administrative Agent shall have received, no later than three Business Days prior to such Disbursement Date, a certificate from the Borrowers’ Agent, dated as of the date of such Disbursement Date, demonstrating that, after giving effect to the requested Disbursement, the Ratio of Debt to Total Project Costs of the Borrowers shall not be greater than 0.60:1.00.

(i) Fees and Expenses. The Borrowers shall have paid or arranged for the payment when due (including, to the extent permitted, arrangement for payment out of Disbursements) of all fees, expenses and other charges payable by it on or prior to such Disbursement Date under this Agreement or under any other Financing Document.

(j) Title Policy Endorsement. The Administrative Agent shall have received a “bring-down” endorsement to each Title Insurance Policy to the Disbursement Date of such Construction Loans, insuring the continuing first priority of each Mortgage (subject only to Permitted Liens) and otherwise in form and substance satisfactory to the Administrative Agent.

(k) No Liens. Other than the Liens permitted under Section 5.12(a) hereof, there shall not have been filed against or served upon any Borrower with respect to the Project or any part thereof, notice of any Lien or claim of Lien which has not been released by payment or bonding or otherwise or which will not be released with the payment of the related obligation out of such Construction Loans.

(l) Funds to Complete Construction. The undrawn Construction Loan Commitments plus any amounts then on deposit in the relevant Construction Account (other than Project Revenues deposited in such Construction Account, except to the extent permitted to be applied to Project Costs pursuant to Section 5.21(g)) are reasonably expected to be sufficient to cover the aggregate unpaid amount required to cause the Project Completion Date to occur, in accordance with all applicable requirements of Law and the EPC Contracts, prior to the end of the relevant Construction Loan Availability Period and to pay or provide for all anticipated non-construction costs, all as set forth in the Construction Budget.

(m) Other Documents. The Administrative Agent shall have received such other statements, certificates and documents as it may reasonably request.

The acceptance of the proceeds of each Construction Loan shall constitute a certification by each of the Borrowers to the Lenders confirming the satisfaction of the conditions set forth in clauses (a) through (m) of this Section 3.3 upon the making of such Construction Loan.

3.4 The Conversion Date. The occurrence of the Conversion Date shall be subject to the conditions precedent that the Administrative Agent shall have received, or the Required Lenders shall have waived receipt (other than delivery of the Term Notes as provided in this Section 3.4(a)) of by a written instrument signed by the Required Lenders, the following, each of which shall be in form and substance satisfactory to the Required Lenders, and that the other conditions set forth below in this Section 3.4 shall have been satisfied or waived by the Required Lenders by a written instrument signed by the Required Lenders. Each Term Note shall be delivered by the Borrowers to the Administrative Agent. As soon as practicable after the Conversion Date, the Administrative Agent shall deliver the Term Notes received by it pursuant to the preceding sentence to the respective payees thereof.

(a) Term Notes. Each Lender that has made a request therefor pursuant to Section 2.7(b) shall have received original Term Notes in respect of the Term Loans made or maintained by it, duly completed, executed and delivered by each of the Borrowers, each of which shall (i) be dated the Conversion Date, (ii) mature on the Term Loan Maturity Date and (iii) bear interest as provided in Section 2.

(b) Insurance. The Administrative Agent shall have received a certified copy of the insurance policies required by Section 5.9 hereof or certificates of insurance with respect thereto, together with evidence of the payment of all premiums therefor, and a certificate of the Insurance Advisor, certifying that insurance complying with Section 5.9 hereof, covering the risks referred to therein, has been obtained and is in full force and effect.

(c) Governmental Approvals. Except for those Necessary Governmental Approvals identified on Part C to Schedule 4.6 as the Necessary Governmental Approvals which are not required as of the Conversion Date and are not customarily obtained until a later stage of operation of the relevant Plant, all Necessary Governmental Approvals shall have been duly obtained, shall be final, non-appealable and in full force and effect, and shall be free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which any of the Borrowers does not reasonably expect to be able to satisfy, and each Lender shall have received a copy of each such Necessary Governmental Approval not previously delivered to the Administrative Agent on the Closing Date and an Officer’s Certificate certifying that the conditions set forth in this Section 3.4(c) have been satisfied provided that with respect to such Necessary Governmental Approvals identified on Part C to Schedule 4.6, the Administrative Agent shall have received satisfactory assurances that such Necessary Governmental Approvals will be obtained by the time when needed in connection with the operation of the Project.

(d) Completion Certificates. The Administrative Agent shall have received (i) an original executed counterpart of the Borrowers Completion Certificate (the statements contained in which shall be true and correct in all material respects) and (ii) an original executed counterpart of the Independent Engineer Completion Certificate.

(e) Project Completion Date. The Project Completion Date shall have occurred.

(f) Officer’s Certificates. The Administrative Agent shall have received an original counterpart of an Officer’s Certificate, dated the Conversion Date, to the effect that (i) the representations and warranties made by each of the Borrowers in Section 4 hereof and the representations and warranties made by each of the Borrowers in each of the other Financing

Documents to which it is a party are true and correct in all material respects on and as of the Conversion Date with the same force and effect as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such date) and (ii) no Default or Event of Default has occurred and is continuing on the Conversion Date.

(g) Accounts. The Debt Service Reserve Account shall each have been fully funded to the extent required under the Account Agreement, including the amount on deposit in or standing to the credit of the Debt Service Reserve Account which shall be no less than fifty percent (50%) of the Required Debt Service Reserve Amount.

(h) Opinions. The Administrative Agent shall have received original counterparts of such supplemental opinions of counsel to the Borrowers as the Administrative Agent may reasonably request.

(i) Operating Budget. The Borrowers shall have adopted an Operating Budget for the period from the Commercial Operation Date through the end of the first Operating Year in accordance with Section 5.23(a).

(j) Material Adverse Effect. There shall exist no other circumstance, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

(k) Title Insurance; Survey. (i) The Borrowers shall have delivered the final “bring-down” endorsement to each Title Insurance Policy, in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such endorsements as are reasonably required by the Administrative Agent, covering the aggregate principal amount of the Loans to be outstanding on the Conversion Date, in form and substance satisfactory to the Administrative Agent, and insuring the continuing first priority of the Lien of the relevant Mortgage (without a mechanics’ or materialmen’s exception), subject only to Permitted Liens.

(ii) The Borrowers shall have delivered to the Administrative Agent a final “as-built” survey of the Buffalo Lake Land and the Pioneer Trails Land, certified to the Collateral Agent, for the benefit of the Secured Parties, the Title Insurance Company and the Borrowers, updated to within thirty (30) days of the Conversion Date, showing the completed Project, which survey shall be in form and substance satisfactory to the Administrative Agent and the Title Insurance Company, and shall disclose no easements, rights-of-way or encumbrances, other than Permitted Liens.

(iii) The Borrowers shall have prepared and caused to be executed and recorded such amendments to the Mortgages or other confirmatory documents as may have been reasonably requested by the Administrative Agent in order to protect or confirm the lien of the Mortgages on the Trust Property, as reflected in the final survey delivered pursuant to this Section 3.4(k).

(l) No Liens. (i) Except for Liens permitted by Sections 5.12(a), (b), (c), (d), (e) and (f), there shall not have been filed against or served upon any of the Borrowers with respect to any Plant or the Project or any part thereof notice of any Lien or claim of Lien which has not been released by payment or bonding or otherwise or which will not be released with the payment of the related obligation out of Construction Loans to be made on the Conversion Date and (ii) all applicable filing periods for any such mechanics’ and/or materialmen’s Liens shall have expired; provided, however that the requirement referred to above in clause (ii) above shall not apply in the event that the Title Insurance Policies delivered pursuant to Section 3.4 (k) above insures against loss arising by reason of any mechanics or materialmen’s Lien gaining priority over any Mortgage, and either (x) the Borrowers shall have delivered to the Administrative Agent a bond or letter of credit or other security acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, in the amount of all payments owed to any contractor, subcontractor or any other Person performing work on the Project pursuant to a Project Document as to whom the filing periods for mechanics’ and materialmen’s Liens have not expired, or (y) all such contractors, subcontractors and other Persons performing work on the Project shall have signed lien releases in the respective forms attached to the relevant Project Document or otherwise in form and substance reasonably acceptable to the Administrative Agent.

(m) No Default. No Default or Event of Default shall have occurred and be continuing (before or after giving effect to the conversion of the Construction Loans on the Conversion Date).

(n) Risk Management Policy and Committee. The Risk Management Policy shall have been adopted by the board of managers of each of the Borrowers and approved by Administrative Agent in accordance with Section 5.31 and the Risk Management Committee shall have been appointed in accordance with the Risk Management Policy.

(o) Other Documents. The Administrative Agent shall have received original counterparts of such other statements, certificates and documents as the Administrative Agent may reasonably request.

3.5 Working Capital Loans, Letters of Credit. The obligation of any Working Capital Lender to make any Working Capital Loan shall and the obligation of each Letter of Credit Issuer to issue Letters of Credit shall be subject to the conditions precedent that, both immediately prior to the making of such Working Capital Loan or the issuance of such Letter of Credit and also after giving effect thereto, unless such condition is waived by the Working Capital Lenders by a written instrument signed by the Working Capital Lenders:

(a) Notices of Borrowing; Letter of Credit Requests. The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to and in compliance with Section 2 in respect of the Disbursement of Working Capital Loans or (ii) a Letter of Credit Request pursuant to and in compliance with Section 2 in respect of the issuance of a Letter of Credit.

(b) Representations and Warranties. The representations and warranties of the Borrowers contained in Section 4 hereof and the representations and warranties of any Borrower contained in any other Financing Document to which any Borrower is a party shall be true and correct in all material respects on and as of the date of such Working Capital Loan or Letter of Credit as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such date).

(c) No Default. No Default or Event of Default shall have occurred and be continuing.

(d) Reports. No later than three (3) Business Days before the date of any requested Working Capital Loan or Letter of Credit, the Administrative Agent shall have received a report from the Borrowers’ Agent, dated as of the date of the requested Borrowing and certified by the Borrowers, setting forth the working capital requirements to be funded by the requested Borrowing or Letter of Credit.

(e) Certificates. The Administrative Agent shall have received, no later than three (3) Business Days before the date of the requested Borrowing or Letter of Credit, a certificate from the Borrowers’ Agent, dated as of the date of the requested Borrowing, demonstrating that (i) the sum of (x) the total outstanding principal amount of Working Capital Loans plus (y) the principal amount of the Letter of Credit Outstandings shall not exceed Five Million Dollars ($5,000,000) during the period commencing on Mechanical Completion of the earlier to occur of the Pioneer Trail Plant and the Buffalo Lake Plant and ending on Provisional Acceptance of the such Plant or exceed Ten Million Dollars ($10,000,000) during the period commencing on Provisional Acceptance of the earlier to occur of the Pioneer Trail Plant and the Buffalo Lake Plant and ending on the Conversion Date and (ii) all the Project Revenues available to the Borrowers pursuant to the Account Agreement shall have been fully utilized for working capital purposes by the Borrowers in respect of any requested Borrowing or Letter of Credit prior to the Provisional Acceptance of the earlier to occur of the Pioneer Trail Plant or the Buffalo Lake Plant.

(f) Independent Engineer Certificate. In respect of any requested Borrowing or Letter of Credit prior to the Provisional Acceptance of the earlier to occur of the Pioneer Trail Plant or the Buffalo Lake Plant, the Administrative Agent shall have received a certificate of the Independent Engineer in respect of such requested Borrowing or Letter of Credit confirming that Mechanical Completion for such Plant shall have occurred and the Independent Engineer has no reason to believe that Provisional Acceptance for such Plant shall not occur within forty-five (45) days after the Guaranteed Provisional Acceptance Completion Date (as defined in the EPC Contract relating to such Plant).

(g) Material Adverse Effect. There shall exist no circumstance, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

(h) Litigation. No legal or arbitral proceedings or investigations, or any proceedings by or before any Governmental Authority, shall be pending or to any Borrower’s best knowledge, threatened against any Borrower or its Properties or rights or, to the best knowledge of any Borrower, against any Project Participant or its respective Properties or rights, which could reasonably be expected to have a Material Adverse Effect.

(i) Fees and Expenses. The Borrowers shall have paid or arranged for the payment when due (including, to the extent permitted, arrangement for payment out of Disbursements) of all fees, expenses and other charges payable by it on or prior to the date of such Working Capital Loan or Letter of Credit under this Agreement or under any other Financing Document.

(j) No Liens. There shall not have been filed against or served upon any Borrower with respect to the Project or any part thereof, notice of any Lien or claim of Lien which has not been released by payment or bonding or otherwise.

SECTION 4.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce each of the Lenders to enter into this Agreement and to make the Loans and to issue (or participate in) the Letters of Credit, each Borrower makes the following representations, warranties and agreements as of the date hereof and as of any other date (or if stated to have been made solely as of an earlier date, as of such earlier date) on which such representations, warranties and agreements are stated to be made pursuant to any Financing Document or any other document delivered thereunder, all of which shall survive the execution and delivery of this Agreement and the Notes and the making and continuance of the Loans and the issuance of the Letters of Credit:

4.1 Organization. Each of the Borrowers is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Borrowers is duly authorized and qualified to do business and is in good standing in the State of Nebraska (in the case of Pioneer Trail) and the State of Minnesota (in the case of Buffalo Lake) and each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify could not have a Material Adverse Effect. Each of the Borrowers has the requisite limited liability company power and authority to own or lease and operate its Properties, to carry on its business (including with respect to the Project), to borrow money, to create the Security Interests as contemplated by the Security Documents to which it is a party and to execute, deliver and perform each Transaction Document (including, without limitation, the Notes) to which it is or will be a party.

4.2 Authority and Consents. (a) The execution, delivery and performance by each Borrower of each Financing Document to which it is or will be a party, and the transactions contemplated by the Financing Documents: (i) have been duly authorized by all necessary limited liability company action (including any necessary Member action); (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of its Charter Documents, (B) any applicable Law or (C) any contract, loan, agreement, indenture, mortgage, lease or other instrument to which it is a party or by which it or any of its Properties may be bound or affected, including all Governmental Approvals and the Transaction Documents; and (iii) except for the Liens created by the Security Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of such Borrower.

(b) Each Financing Document (i) has been duly executed and delivered by the Borrower that is a party thereto and (ii) when executed and delivered by each of the other parties thereto will be the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person has been, is or will be required to be obtained or made (i) for the due execution, delivery, recordation, filing or performance by each Borrower of any of the Financing Documents to which it is a party or any transaction contemplated by the Financing Documents, (ii) for the grant by each Borrower, or the perfection and maintenance, of the Liens contemplated by the Security Documents to which it is a party (including the first priority nature thereof) or (iii) for the exercise by the Collateral Agent or any other Secured Party of any of its rights under any Financing Document or any remedies in respect of the Collateral pursuant to the Security Documents, except for the authorizations, consents, approvals, notices and filings listed on Schedule 4.2, all of which have been duly obtained, taken, given or made and are in full force and effect.

4.3 Capitalization; Indebtedness; Investments. (a) Schedule 4.3(i) contains a true and complete list of all of the authorized and outstanding LLC Interests of each Borrower by class, all commitments by the Members to make capital contributions to such Borrower and all capital contributions previously made by the Members to such Borrower. All of the LLC Interests of each Borrower have been duly authorized and validly issued and are fully paid and nonassessable. None of such LLC Interests have been issued in violation of any applicable Law. Except as set forth in Schedule 4.3a., each Borrower is not a party or subject to, does not have outstanding and is not bound by, any subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any shares of its LLC Interests. The LLC Interests of each Borrower are owned beneficially and of record by the Persons set forth in Schedule 4.3(a). Except for the Liens created by the Pledge Agreements, there is no Lien on any of the LLC Interests of any Borrower, and no Borrower has been notified of the assignment of all or any part of the Members’ Investments in such Borrower other than the assignment in favor of the Collateral Agent pursuant to the Pledge Agreements.

(b) As of the Closing Date, (i) no Borrower has any Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise other than Indebtedness permitted by Section 5.13, and (ii) no Borrower holds any Investments other than Investments permitted by Section 5.15.

4.4 Financial Condition.

(a) The Borrowers’ Agent has delivered to the Administrative Agent the following financial statements, each of which has been certified by the principal financial officer of the Borrowers’ Agent, the audited (if available) or otherwise unaudited consolidated financial statements of the Sponsor as at and for the period ended on June 30, 2006 prepared in accordance with GAAP. Such financial statements fairly present the financial condition of the Sponsor as at such dates and the results of its operations for the periods ended on such dates, subject, in the case of interim statements, to normal year-end audit adjustments.

(b) No Borrower has any material outstanding obligations or liabilities, fixed or contingent, except as disclosed in the financial statements described in (a) above. Since the date of the last audited financial statements described in (a) above, no event, condition or circumstance exists or has occurred which has resulted in or would reasonably be expected to result in a material adverse change in the financial condition, operations or business of the Borrowers from that set forth in such financial statements, and no event or condition has occurred which would reasonably be expected to have a Material Adverse Effect.

4.5 Litigation; Labor Disputes.  There is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation pending or, to the best of the Borrowers’ knowledge, threatened, by or before any Governmental Authority or in any arbitral or other forum, nor any order, decree or judgment in effect, pending, or, to the best of the Borrowers’ knowledge, threatened, (a) against or affecting any of the Borrowers or any of its Properties or rights, or (b) to the best of such Borrower’s knowledge, against or affecting any Project Participant or any of its Properties or rights, that, in the case of this clause (b), (i) relates to the Project, any of the Transaction Documents or any of the transactions contemplated thereby, or (ii) has, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect. There are no ongoing, or, to the best knowledge of the Borrowers, currently threatened, strikes, collective slowdowns or work stoppages by (i) the employees of the EPC Contractor that either relate to the Project, any of the Transaction Documents or any of the transactions contemplated thereby, or has or would reasonably be expected to have a Material Adverse Effect, or (ii) the employees of the Borrowers or the Operator.

4.6 Governmental Approvals.

(a)  All Governmental Approvals necessary in connection with (i) the due execution and delivery of, and performance by each Borrower and, to the best knowledge of any Borrower (after due inquiry), each Project Participant of their respective obligations and the exercise of their respective rights under, the Transaction Documents to which they are party, (ii) the legality, validity and binding effect or enforceability thereof and (iii) in the case of Governmental Approvals to be obtained by or on behalf of Borrower, and, to Borrower’s knowledge (after due inquiry), any other Project Participant, the acquisition, ownership, construction, installation, operation and maintenance of the Project as contemplated by the Transaction Documents and in order to conduct its business generally and maintain its existence (collectively, the “Necessary Governmental Approvals”), are set forth in Schedule 4.6 hereto and, except for those set forth in Part B or Part C of Schedule 4.6 hereto, have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to any pending modification by any Governmental Authority or appeal, are held in the name of the appropriate Borrower (except as specifically indicated in such Schedule) and are free from conditions or requirements the compliance with which would reasonably be expected to have a Material Adverse Effect or which the appropriate Borrower does not reasonably expect to be able to satisfy. No event has occurred that would reasonably be expected to (A) result in the revocation, termination or adverse modification of any such Necessary Governmental Approval or (B) adversely affect any rights of any Borrower (or, as applicable, any Project Participant) under any such Governmental Approval.

(b) The Necessary Governmental Approvals set forth in Part B and Part C of Schedule 4.6 hereto are not required for the current stage of installation and construction or operation of the Project and are not customarily obtained until a later stage of installation and construction or after operation of the relevant Plant has commenced. None of the Borrowers has any reason to believe that any Necessary Governmental Approvals which are not required to have been obtained by the Borrowers as of the date of this Agreement, but which will be required in the future (including those set forth in Part B and Part C of Schedule 4.6 hereto), will not be granted in due course prior to the time when needed free from conditions or requirements which the appropriate Borrower does not reasonably expect to be able to satisfy or compliance with which would reasonably be expected to have a Material Adverse Effect.

(c) The information set forth in each application submitted by or on behalf of any Borrower in connection with each Necessary Governmental Approval and in all correspondence sent by or on behalf of the appropriate Borrower in respect of each such application is accurate and complete in all material respects.

(d) The Plants, if installed, constructed, owned and operated in accordance with the Plans and Specifications and the Transaction Documents, will conform to and comply in all material respects with all covenants, conditions, restrictions and requirements in all Necessary Governmental Approvals, in the Transaction Documents applicable thereto and under all zoning, environmental, land use and other Laws applicable thereto.

4.7 Use of Proceeds.

(a) The proceeds of the Construction Loans will be used to pay Project Costs in accordance with the provisions of this Agreement and the Account Agreement. The proceeds of the Working Capital Loans will be used for the working capital purposes of the Borrowers to pay Operation and Maintenance Expenses.

(b) No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock.

(c) Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X.

4.8 ERISA. Neither any Borrower nor any ERISA Affiliate of any Borrower has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan.

4.9 Taxes.

(a) Each Borrower has timely filed with the appropriate taxing authority all United States federal and state income tax returns, and all other tax and informational returns, statements, forms and reports for taxes (the “Returns”) which are required to be filed by or with respect to the income, Properties or operations of such Borrower. The Returns accurately reflect in all material respects all liabilities for taxes of each Borrower for the periods covered thereby. Each Borrower has paid all taxes due pursuant to such Returns or otherwise payable by such Borrower, except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided in accordance with GAAP. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrowers, threatened by any authority regarding any taxes relating to any

Borrower. No Borrower has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of such Borrower, or is aware of any circumstances that would cause the taxable years or other taxable periods of such Borrower not to be subject to the normally applicable statute of limitations. None of the Borrowers is treated as an association taxable as a corporation for United States federal, state and local income tax purposes, and income of each Borrower is treated and taxed as income of the Members for United States federal, state and local income tax purposes. All material taxes that each Borrower is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, owner or other third party have been duly withheld or collected and have been timely paid over to the proper authorities.

(b) As of the Signing Date and the Closing Date, there is no liability for any tax payable on or prior to such date by any Borrower as a result of the execution, delivery or performance of this Agreement or any other Financing Document to which it is a party which has not been paid in full.

4.10 Investment Company Act.  None of the Borrowers is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Disbursement, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby will violate any provisions of such Act or any rule, regulation or order of the U.S. Securities and Exchange Commission thereunder.

4.11 [Intentionally Omitted.]

4.12 Title; Security Documents.

(a) Buffalo Lake (i) will upon payment of the amounts payable by it under the Buffalo Lake EPC Contract, own and have good and marketable title to the Buffalo Lake Plant and (ii) owns and has good and marketable title to the Buffalo Lake Land, except for the part of the Buffalo Lake Land subject to the Buffalo Lake Grain Facility Lease in which it owns a valid leasehold interest in each case free and clear of all Liens other than Permitted Liens.

(b) Pioneer Trail (i) will upon payment of the amounts payable by it under the Pioneer Trail EPC Contract, own and have good and marketable title to the Pioneer Trail Plant and (ii) owns and has good and marketable title to the Pioneer Trail Land, except for the (A) part of the Pioneer Trail Land subject to the Pioneer Trail Grain Facility Lease in which it owns a valid leasehold interest and (B) the land subject to the Pioneer Trail Water Rights Deed in which it holds a valid negative easement and/or restrictive covenant interest in the groundwater and surface water rights appurtenant to such land, in each case free and clear of all Liens other than Permitted Liens.

(c) Each Borrower has good and marketable title to all of the Property purported to be owned by it, free and clear of all Liens, other than Permitted Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other

Person. Each Borrower is lawfully possessed of a valid and subsisting leasehold estate in and to all Property which it purports to lease, free and clear of all Liens, other than Permitted Liens, and holds such leaseholds in its own name and not in the name of any nominee or other Person. No Borrower has created, nor is it contractually bound to create, any Lien on or with respect to any of its assets, Properties, rights or revenues, except for Permitted Liens, and, except for this Agreement, no Borrower is restricted by contract, Law or otherwise from creating Liens on any of its Properties.

(d) All Property owned, leased or otherwise used by Buffalo Lake is located in the State of Minnesota other than the Accounts, any Margin Account and the rolling stock which is the subject of the Buffalo Lake Rail Car Lease Agreement.

(e) All Property owned, leased or otherwise used by Pioneer Trail is located in the State of Nebraska other than the Accounts, any Margin Account and the rolling stock which is the subject of the Pioneer Trail Rail Car Lease Agreement.

(f) All Property owned, leased or otherwise used by Opco is located in the State of Colorado other than the Accounts and any Margin Account.

(g) The provisions of the Security Documents are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on or in all of the Collateral intended to be covered thereby, and, on or prior to the Closing Date, all necessary recordings and filings have been made (or recordable copies of the Security Documents have been delivered to and accepted by the Title Insurance Company) in all necessary public offices and all other necessary and appropriate action (including delivery of possession of any original instrument or other documents or the grant of “control” within the meaning of the Uniform Commercial Code to the Collateral Agent) has been taken so that the Liens created by each Security Document constitute perfected Liens on or in the Collateral intended to be covered thereby, prior and superior to all other Liens, and all necessary consents to the creation, effectiveness, priority and perfection of each such Lien have been obtained. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Parties or in respect of Permitted Liens.

4.13 Environmental Matters.

(a) Each Borrower has complied and is now complying in all material respects with (i) all Environmental Laws applicable to the Project and (ii) the requirements of any Governmental Approvals issued under such Environmental Laws with respect to the Project.

(b) There are no facts, circumstances, conditions or occurrences regarding the Project that (i) to the knowledge of any Borrower (after due inquiry), could reasonably be anticipated to form the basis of an Environmental Claim against the Project, any Borrower, the EPC Contractor or the Operator or, to the best knowledge of any Borrower, any other Person occupying or conducting operations on or about the Land which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) could reasonably be anticipated to cause the Land to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law or (iii) to the knowledge of any Borrower (after due inquiry) could be reasonably anticipated to require the filing or recording of any notice or disclosure document under any Environmental Law (other than those described in Schedule 4.6 hereto).

(c) There are no past, pending, or, to the best knowledge of any Borrower, threatened, Environmental Claims against (i) any Borrower or the Project, or (ii) to the best knowledge of any Borrower, the EPC Contractor or the Operator or any other Person occupying, using, or conducting operations on or about the Land, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 4.13 and except as could not reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not at any time been generated, used, treated, recycled, stored on, or transported to or from, or Released, deposited or disposed of on all or any portion of the Land other than in compliance at all times with all applicable Environmental Laws.

(e) Except as set forth on Schedule 4.13, there are not now and, to the knowledge of any Borrower, never have been any underground storage tanks located on the Land, there is no asbestos contained in, forming part of, or contaminating any part of the Project and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Project.

(f) No Borrower is aware of any groundwater contamination on the Land.

(g) Copies of all environmental studies regarding the Project and/or the Land of which any Borrower is aware have been delivered to the Administrative Agent.

4.14 Subsidiaries.  Buffalo Lake and Pioneer Trail have no Subsidiaries and neither Person beneficially owns any Capital Stock or other ownership interest of any other Person. Opco has no Subsidiaries other than Buffalo Lake and Pioneer Trail and does not beneficially own any Capital Stock or other ownership interest of any other Person.

4.15 Intellectual Property. Each Borrower owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and has obtained assignment of all licenses and other rights of whatsoever nature necessary for the Project and the operation of its business as currently contemplated without any conflict with the rights of others. No product, process, method, substance, part or other material sold or employed or presently contemplated to be sold by or employed by any Borrower in connection with its business infringes or will infringe any patent, trademark, permit, service mark, trade name, copyright, franchise, formula, license or other intellectual property right.

4.16 Project Documents and Other Material Documents. (a) Except for services, materials or rights that can reasonably be expected to be available on commercially reasonable terms at the time required, the Project Documents constitute all contracts, agreements, side letters, leases, powers of attorney or other instruments or documents that are necessary for (i) the construction, completion, operation and ownership of the Project, or (ii) the conduct of the business of the Borrowers as contemplated by the Transaction Documents. Each Project Document has been duly authorized, executed and delivered by each Borrower to which it is a party, is in full force and effect and is binding upon and enforceable against such Borrower in accordance with its terms. Each Borrower, and to the best of its knowledge, each Project Participant, is in compliance in all material respects with the terms and conditions of the Project Documents to which it is a party. No event has occurred that would reasonably be expected to (1) result in an event of default under, or a material breach of, any Project Document, by any Borrower, (2) result in the revocation, termination or adverse modification of any Project Document by a Project Participant or (3) adversely affect the rights of any Borrower under any Project Document to which it is a party as a result of any act or omission of such Borrower. To the best knowledge of the Borrowers, no event has occurred that would reasonably be expected to (1) result in the revocation, termination or adverse modification of any Project Document by any Borrower or (2) adversely affect the rights of any Borrower under any Project Document to which it is a party as a result of any act or omission of a Project Participant.

(b) All representations and warranties of the Borrowers and, to the Borrowers’ knowledge, the other parties thereto, contained in the Project Documents are true and correct in all material respects (except to the extent that any such representation or warranty is expressed to be made only as of an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date).

(c) All conditions precedent to the obligations of the respective parties under the Project Documents have been satisfied, except for such conditions precedent which by their terms cannot be (and are not required to be) met until a later stage in the construction or operation of the Project, and the Borrowers have no reason to believe that any such conditions precedent cannot be satisfied prior to the time when such conditions are required to be met pursuant to the applicable Project Documents.

(d) Except as set forth on Schedule 4.16, as of the Closing Date, the Borrowers are not party to any agreement or contract other than (i) any Transaction Document and (ii) any agreement where the aggregate cost or value of the goods and services to be acquired or provided by the Borrowers pursuant thereto or where the aggregate liability of the Borrowers thereunder would exceed $150,000 annually, provided that the aggregate cost, value or liability of all such agreements collectively would not exceed $800,000 on an annual basis. As of the Closing Date, each of the Project Documents consists only of the original document (including exhibits and schedules) and the amendments thereto expressly described in the relevant definitions appearing in Appendix A hereto, and there are no other amendments or waivers or supplements, written or oral, with respect thereto. The Administrative Agent has received a true and complete copy of each Project Document, including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any. None of the Project Documents has been amended or modified except as permitted under this Agreement.

4.17 No Default.  No Default or Event of Default has occurred and is continuing.

4.18 Compliance with Laws. No Borrower is in violation in any material respect of any Law, Governmental Approval, order, writ, injunction or decree or its Charter Documents.

4.19 Disclosure.  (a) All documents, reports or other written information pertaining to the Borrowers or the Project that have been furnished to the Administrative Agent by or on behalf of the Borrowers (including (i) any application to any Lender for the extensions of credit provided for in the Financing Documents, (ii) the Financing Documents, including the exhibits and schedules attached thereto, (iii) all other information relating to the Borrowers or the Project provided by the Borrowers to the Administrative Agent and (iv) the Information Memorandum), the Sponsor or any Affiliate thereof, but excluding the Base Case Projections, the Construction Budget and other forecasts and projections), taken as a whole, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. There is no fact, event or circumstance known to the Borrowers that has not been disclosed to the Administrative Agent in writing, the existence of which would reasonably be expected to have a Material Adverse Effect.

(b) The Construction Budget accurately specifies all costs and expenses incurred and the Borrowers’ best estimate of all costs and expenses anticipated by the Borrowers to be incurred to construct and finance the construction of the Plants and to implement the Project in the manner contemplated by the Transaction Documents. The Construction Budget and the Base Case Projections (including the estimates contained in the Base Case Projections of taxes payable by any Borrower as a result of the execution, deliver or performance of this Agreement or any other Transaction Document to which it is a party (including sales tax on the Buffalo Lake EPC Contract) or the consummation of the transactions contemplated hereby or thereby) (i) are, as of the Closing Date, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (ii) as of the Closing Date, are consistent with the provisions of the Transaction Documents in all material respects, (iii) have been prepared in good faith and with due care and (iv) fairly represent the Borrowers’ reasonable expectations as to the matters covered thereby as of their date. All projections and budgets to be furnished to the Lenders by or on behalf of the Borrowers after the Closing Date (A) will be based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (B) will be consistent with the provisions of the Transaction Documents in all material respects, (C) will be prepared in good faith and with due care and (D) will fairly represent the Borrowers’ reasonable expectations as to the matters covered thereby as of their respective dates.

4.20 Immunity. Each Borrower is subject to civil and commercial law with respect to its Obligations under the Financing Documents, and the execution, delivery and performance of the Financing Documents by the Borrowers constitute private and commercial acts rather than public or governmental acts. Neither the Borrowers nor any of their Properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the Obligations of the Borrowers under the Financing Documents.

4.21 Utilities, etc.  All utility services, means of transportation, facilities and other materials necessary for the construction, installation and operation of the Plants (including, without limitation, gas, electrical, potable and raw water supply, storm, telephone and sewage services and facilities, as necessary) are or will be available to the Project when necessary for construction, operations testing and start-up of each Plant and, to the extent necessary or desirable, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials, in each case on terms consistent with those reflected in the Construction Budget and the Base Case Projections.

4.22 Transactions with Affiliates. As of the Closing Date, other than the Project Documents, no Borrower has engaged or agreed to engage in any transactions (including any transactions relating to the buying or selling of any Properties or any products of the Project or involving the receipt of money as payment for goods or services) with any Affiliate of any Borrower.

4.23 Project Completion Date; Project Costs. (a) As of the Closing Date, the Borrowers estimate, in good faith, that the Buffalo Lake Commercial Operation Date will occur no later than the Buffalo Lake Guaranteed Provisional Acceptance Date, that the Pioneer Trail Commercial Operation Date will occur no later than the Pioneer Trail Guaranteed Provisional Acceptance Date, that the Project Completion Date will occur no later than the Date Certain and that the aggregate proceeds of the Loans, together with the aggregate Equity Contributions made by the Members, will be sufficient to achieve the Project Completion Date.

(b) As of the Closing Date, except as set forth in the definition of “EPC Contracts” or except as permitted pursuant to Section 5.25(b), no Scope Change Order has been proposed and no Scope Change Order is being contemplated for proposal in the future by any Borrower, or, to the best knowledge of the Borrowers, by the EPC Contractor.

4.24 Single-Purpose Entity. No Borrower has engaged in any business other than the development of the Project. Opco has established offices in the State of Colorado, and does not have a place of business in any other location. Buffalo Lake has established offices in the State of Minnesota, and does not have a place of business at any other location. Pioneer Trail has established offices in the State of Nebraska, and does not have a place of business at any other location.

SECTION 5.  COVENANTS.

Each Borrower covenants and agrees with each of the Lenders that, so long as any Commitment, any Loan, any Letter of Credit, any Unpaid Drawing or any other Obligation is outstanding and until payment in full of all amounts payable by the Borrowers under the Financing Documents:

5.1 Financial Statements and Other Information.  The Borrowers shall deliver or cause to be delivered to the Administrative Agent and, upon reasonable request of any Lender, to such Lender:

(a) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of each of the Borrowers. BFE Holdings and the Sponsor, a copy of the complete unaudited, consolidated statements of income, retained earnings and cash flow of each of the Borrowers, BFE Holding and the Sponsor, and the related unaudited, consolidated balance sheet of each of the Borrowers, BFE Holdings and the Sponsor as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any, accompanied by a certificate of an Authorized Officer of the relevant Borrower, BFE Holdings or the Sponsor, as applicable, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the relevant Borrower, BFE Holdings or the Sponsor, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments);

(b) Intentionally Omitted.

(c) Annual Financial Statements. As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of each of the Borrowers, BFE Holdings and the Sponsor a copy of the complete audited, consolidated statements of income, retained earnings and cash flow of each of the Borrowers, BFE Holdings and the Sponsor, and the related audited, consolidated balance sheet of the Borrowers, BFE Holdings and the Sponsor as at the end of such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Deloitte & Touche USA LLP, in the case of the Borrowers, Deloitte & Touche USA LLP, in the case of the BFE Holdings and Deloitte & Touche USA LLP, in the case of the Sponsor, or such other firms of independent certified public accountants of recognized national standing as may be acceptable to the Required Lenders, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the appropriate Borrower, BFE Holdings or the Sponsor, as applicable, as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of accountants to the Borrowers stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(d) Officer’s Certificate. At the time the Borrowers furnish each set of financial statements pursuant to Section 5.1(a) or (c) above, an Officer’s Certificate to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action the Borrowers have taken and proposes to take with respect thereto);

(e) Financial Covenants. On or prior to each Calculation Date, a calculation of:

(i) the Historical Debt Service Coverage Ratio for the period ending as of such Calculation Date;

(ii) the Prospective Debt Service Coverage Ratio for the period commencing as of such Calculation Date; and

(iii) the Ratio of Debt to Total Project Costs as of such Calculation Date;

certified by an Authorized Officer of each of the Borrowers, together with supporting data in reasonable detail;

(f) Defaults. Promptly after any officer or director of any Borrower knows or has a reasonable basis to believe that any Default or Event of Default or any default by any Project Participant under any Project Document has occurred, a written notice of such event describing the same in detail satisfactory to the Administrative Agent and, together with such notice, a description of what action such Borrower or such Project Participant has taken and proposes to take with respect thereto;

(g) Progress Reports. Promptly upon receipt thereof, each Monthly Progress Report (as defined in the EPC Contracts);

(h) Operating Reports. As soon as available and in any event within ten (10) Business Days after the end of each fiscal quarter of the Borrowers, an operating report with respect to the Project for such quarter, which report shall (i) correspond to the items and classifications and periods set forth in the applicable Operating Budget and shall show all Project Revenues, all expenditures for Operation and Maintenance Expenses, the aggregate ethanol and distiller’s grain output of the Project and a reasonably detailed accounting of the use of any amounts transferred to any Borrower from the Operating Account and (ii) be certified as complete and correct by an Authorized Officer of each Borrower, which certificate shall also state that the Operation and Maintenance Expenses reflected therein complied with the requirements contained in Section 5.23(d) hereof, or, if any such certifications cannot be given, shall state in detail any necessary qualifications to such certifications;

(i) Notices. Promptly after delivery or receipt thereof, a copy of each material notice, demand or other communication given or received by any Borrower (i) pursuant to or relating to any of the Transaction Documents (including all requests for amendments or waivers) or pursuant to or relating to any Necessary Governmental Approval, or (ii) to or from any Governmental Authority relating in any way to the Project;

(j) Environmental Reports. Within sixty (60) days after the end of each year, a report summarizing the environmental performance of each Plant over the preceding year, which report shall include narrative summaries of (i) the results of any environmental monitoring or sampling activity, (ii) accidents having an impact on the environment or resulting in the loss of life, (iii) environmental deficiencies identified by any Governmental Authority and (iv) any non-compliance with Environmental Laws and any remedial actions taken with respect thereto; and

(k) Change of Specifications. The Borrowers’ Agent shall promptly, but in any event no later than thirty (30) Business Days after any officer or director obtains knowledge thereof, give the Administrative Agent notice of the adoption of any Law after the date hereof, which could be expected to result in a generally-adopted change in the quality specifications used for the sale of the ethanol in the United States.

(l) Other Information. From time to time such other information regarding the financial condition, operations, business or prospects of any Borrower, any Plant or the Project or, to the extent obtainable by any Borrower upon the exercise of its reasonable efforts, any Project Participant, as may be reasonably requested by the Administrative Agent.

5.2 Other Notices.  Each Borrower shall promptly, but in any event no later than ten (10) Business Days after any officer or director obtains knowledge thereof, give to the Administrative Agent notice of:

(a) any pending or threatened application or proceeding by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any Necessary Governmental Approval;

(b) any litigation or proceeding affecting any Borrower, BFE Holdings, the Sponsor, any Plant or the Project in which the amount involved is Two Hundred and Fifty Thousand Dollars ($250,000) or more or in which injunctive, declaratory or similar relief is requested;

(c) any litigation, investigation or proceeding affecting any Project Participant which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(d) the discovery of any Hazardous Materials on the Land or any other condition that could give rise to a material violation of or liability under any Environmental Law or of any Environmental Claim against or affecting any Borrower, any Plant or the Project;

(e) any request by a Project Participant for an arbitration proceeding under any Project Document in which the amount involved is Two Hundred and Fifty Thousand Dollars ($250,000) or more or in which injunctive, declaratory or similar relief is requested;

(f) any (i) Taking, or (ii) other casualty, damage or loss to any Property of any Borrower, whether or not insured, through fire, theft, other hazard or event, in excess of Two Hundred and Fifty Thousand Dollars ($250,000) for any one casualty or loss or One Million Dollars ($1,000,000) in the aggregate in any calendar year;

(g) any delay for more than seven (7) consecutive days for any reason in the construction of any Plant or the Project and any unscheduled shutdown or reduction in operation of any Plant, or any substantial labor dispute which could lead to such a shutdown or reduction;

(h) any actual, proposed or threatened cessation or suspension of the Work for any reason by the EPC Contractor for a period in excess of 48 hours;

(i) any event constituting force majeure under any of the Project Documents or any claim by any Project Participant alleging that a force majeure event thereunder has occurred;

(j) any event that would reasonably be expected to result in a reduction in the water allocation of any Borrower for the operation of the Project; and

(k) any other event, circumstance, development or condition which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.2 shall be accompanied by a statement signed by an Authorized Officer of the Borrowers’ Agent setting forth a description in reasonable detail of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

5.3 Maintenance of Existence; Conduct of Business. Each Borrower shall (a) preserve and maintain its legal existence as a limited liability company under the laws of Delaware, and all of its material licenses, rights, privileges and franchises necessary for the maintenance of its existence as a limited liability company (and shall duly pay and discharge all franchise, registration and other similar taxes and fees before they become overdue or before any period of grace, if any, related thereto has expired), and comply, in all material respects, with its Charter Documents, (b) engage solely in the business of constructing, owning, operating and maintaining the Project and performing its obligations pursuant to the Transaction Documents to which it is a party, (c) not cancel, terminate, permit the cancellation or termination of, amend, modify or change any material terms or conditions of, or grant any material consent, waiver or approval under, or take or fail to take any other action that would impair the value of the interest or impair the rights of such Borrower under, any of its Charter Documents and (d) not take any action or fail to take any action that would cause such Borrower to be subject to (i) any taxes or (ii) any obligations under any agreements or arrangements with respect to any taxes.

5.4 Compliance with Laws. Each Borrower shall conduct its business in compliance with all applicable requirements of Law, including all relevant Governmental Approvals and Environmental Laws, except where any failure to comply could not individually or in the aggregate have a Material Adverse Effect, and except that such Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (a) none of the Secured Parties or any Borrower would be subject to any criminal liability for failure to comply therewith, (b) all proceedings to enforce such requirement of Law against the Secured Parties, any Borrower, any Plant, the Project or any part thereof shall have been duly stayed and (c) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral with an aggregate value of Two Hundred and Fifty Thousand Dollars ($250,000) or more.

5.5 Payment of Taxes, Etc.Each Borrower shall duly pay and discharge before they become overdue or before any period of grace (permitting payment without interest or penalty), if any, related thereto has expired (a) all taxes, assessments and other governmental charges or levies imposed upon it or its Property, income or profits, (b) all utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business and (c) all lawful claims and obligations that, if unpaid, might result in the imposition of a Lien upon its Property; provided, however, that such Borrower may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when such Borrower is in good faith contesting the same by proper proceedings, so long as (i) adequate cash reserves shall have been established in accordance with GAAP with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for payment thereof which shall be satisfactory to the Administrative Agent shall have been made, (ii) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral with an aggregate value of Two Hundred and Fifty Thousand Dollars ($250,000) or more and (iii) enforcement of the contested item shall be effectively stayed.

5.6 Accounting and Financial Management. Each Borrower shall (a) maintain adequate management information and cost control systems, (b) maintain a system of accounting in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP and (c) promptly deliver to the Administrative Agent a copy of any “management letter” or other similar communication received by such Borrower from such Borrower’s accountants relating to such Borrower’s financial, accounting and other systems, management or accounts. In the event that any Borrower replaces its existing auditors for any reason, the Borrowers shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be nationally recognized and approved by the Required Lenders.

5.7 Inspection. (a) Each Borrower shall permit, and cause the Operator to permit, at the expense of the Borrowers, representatives of the Administrative Agent, the Lenders and the Independent Engineer, with reasonable advance notice, during normal business hours and at such intervals as such Person shall desire, to visit and inspect the Project or any part thereof and to witness and verify the Performance Tests, to examine, copy and make extracts from its (and the Operator’s) books and records, to inspect the Properties of any Borrower, and to discuss the business and affairs of any Borrower with its (and the Operator’s) officers and engineers, all to the extent reasonably requested by the Administrative Agent, any Lender or the Independent Engineer (as the case may be). Each Borrower will authorize its auditors (whose fees and expenses shall be for the account of such Borrower) to communicate directly with the officers and designated representatives of the Administrative Agent, each Lender and the Independent Engineer at any reasonable time and upon prior written notice to such Borrower, regarding its accounts and operations.

(b) Each Borrower shall permit the Administrative Agent, the Independent Engineer and any other consultant engaged by the Administrative Agent to review (i) all Plans and Specifications, (ii) any quality control data and performance test data and (iii) any other data relating to the Project or to the progress of construction as may be reasonably requested by the Administrative Agent, the Independent Engineer or such other consultant. Further, each Borrower shall permit the Administrative Agent, the Independent Engineer and any other consultant engaged by the Administrative Agent to monitor, witness and review the Work.

(c) Each Borrower shall give timely notice of, and permit the Administrative Agent, the Independent Engineer, and any other consultant engaged by the Administrative Agent for such purpose to attend, (i) all Project construction progress review meetings held by any Borrower or its agents or representatives and (ii) any and all Performance Tests or other performance tests of any Plant or any component thereof (whether any such test is to be conducted on or off the Plant site).

(d) Notwithstanding anything to the contrary herein or in any other Transaction Document, no act or omission of any Agent, any Lender or the Independent Engineer or any other consultant engaged by any Lender shall in any way (i) affect the obligations of the Borrowers, the EPC Contractor or any other Person under any Transaction Document or any other contract relating to the EPC Contracts, (ii) be deemed to be the acceptance of any defective work performed by the EPC Contractor or any other Person under any EPC Contract, or (iii) be deemed to be a waiver of any rights against the EPC Contractor or any other Person under any EPC Contract or otherwise.

5.8 Governmental Approvals.

(a) Each Borrower shall (i) from time to time obtain and maintain, and comply in all material respects with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws, (ii) cause the Plants and the Project to be duly constructed, completed and operated in all material respects in accordance with all applicable Laws and (iii) intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, adversely modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Required Lenders, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of the Borrowers under this Section 5.8 shall not in any way limit or impair the rights or remedies of the Secured Parties under any Financing Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension).

(b) With respect to the Water Appropriation Permit from the Minnesota Department of Natural Resources (“DNR”), Buffalo Lake shall (i) install a nest of observation wells near the production wells to the satisfaction of the DNR before November 30, 2006; (ii) conduct a risk assessment to address the potential for domestic well interference and address any at risk wells identified during that exercise to the satisfaction of DNR on or before January 31, 2007; (iii) install observation wells to monitor outlying water level fluctuations to the satisfaction of DNR on or before February 28, 2007; and (iv) obtain the final Water Appropriation Permit from DNR on or before March 15, 2007. Buffalo Lake shall provide to the Administrative Agent evidence of the completion of each of the tasks in items (i) - (iv) of this paragraph in form reasonably satisfactory to the Administrative Agent within three (3) Business Days of the deadlines set forth in each such task.

5.9 Insurance. Each Borrower shall maintain or cause to be maintained in full force and effect at all times on and after the Closing Date (unless otherwise specified in Appendix C) and continuing throughout the term of this Agreement (unless otherwise specified in Appendix C) insurance coverages for the Project meeting the requirements set forth in Appendix C.

5.10 Events of Loss and Project Document Claims.

(a) If an Event of Loss shall occur with respect to any Collateral, each Borrower shall (i) diligently pursue all its rights to compensation against any Person with respect to such Event of Loss and (ii) cause all Loss Proceeds (other than any Loss Proceeds from an

Event of Loss relating to any Property that is the subject of a Grain Facility Lease) to be deposited in the Loss Proceeds Account pursuant to the Account Agreement. To the extent that any such Loss Proceeds are paid to any Borrower, such Loss Proceeds shall be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of the Borrowers, and the Borrowers shall cause such Loss Proceeds to be deposited in the Loss Proceeds Account as contemplated above as promptly as practicable.

(b) The Collateral Agent (acting on the instruction of the Administrative Agent) shall be entitled to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or in respect of any proceeding with respect to any Taking of Property of any Borrower.

(c) If any Borrower shall have a Project Document Claim against any Project Participant, the Borrowers shall (i) diligently pursue all their rights to compensation against such Project Participant with respect to such Project Document Claim, (ii) cause all amounts received in respect of any such Project Document Claim to be deposited in the Project Document Claims Account pursuant to the Account Agreement and (iii) apply the proceeds of any such Project Document Claim to the prepayment of the Loans on the Principal Payment Date next following the receipt of the proceeds of such Project Document Claim in accordance with Section 6.3(a). To the extent that any such amounts are paid to any Borrower, such amounts shall be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of the Borrowers, and the Borrowers shall cause such amounts to be deposited in the Project Document Claims Account as contemplated above as promptly as practicable.

(d) If any Borrower shall have a claim for Delay Liquidated Damages against any Project Participant, the Borrowers shall (i) diligently pursue all their rights to Delay Liquidated Damages against such Project Participant, (ii) cause all amounts received in respect of any such Delay Liquidated Damages to be deposited in the Project Revenues Collection Account pursuant to the Account Agreement and (iii) apply the proceeds of any such Delay Liquidated Damages to the payment of Project Costs (other than any Mezzanine Debt Payments). To the extent that any such amounts are paid to any Borrower, such amounts shall be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of the Borrowers, and the Borrowers shall cause such amounts to be deposited in the Project Revenues Collection Account as contemplated above as promptly as practicable.

5.11 Application of Loss Proceeds. (a) If an Event of Loss shall occur with respect to any Collateral, the Borrowers shall cause the Net Available Amount of any Loss Proceeds (other than any Loss Proceeds from an Event of Loss relating to any Property that is the subject of a Grain Facility Lease) to be applied to the prepayment of the Loans on the next Principal Payment Date which is at least 30 days after the receipt of such proceeds in accordance with Section 6.3(b); provided that, with the consent of the Required Lenders, the Borrowers shall be permitted to apply such proceeds to the payment of the costs of Restoring the portion of the Project that was the subject of such Event of Loss; and provided further that, so long as no Default or Event of Default shall then exist, if such proceeds are $5,000,000 or less, the Borrowers shall be permitted (without the consent of the Required Lenders) to apply such proceeds to the payment of the costs of Restoring the portion of the Project that was the subject of such Event of Loss (and such proceeds shall be delivered to the Borrowers in accordance with

Section 4.13 of the Account Agreement). If any Loss Proceeds are to be applied to the payment of Restoration costs pursuant to the preceding sentence, the Net Available Amount of such Loss Proceeds shall be remitted to the appropriate Borrower from time to time as the Restoration Work progresses and shall be applied by such appropriate Borrower to the payment of the costs of Restoration, such remittance to be made pursuant to the terms of the Account Agreement and subject to the following conditions:

(i) in the opinion of the Independent Engineer, the Net Available Amount of the Loss Proceeds (together with all other funds reasonably expected to be available to the applicable Borrower) is sufficient to Restore the affected Plant and to pay all Operation and Maintenance Expenses and Debt Service during the period of time required to Restore each affected Plant;

(ii) the Restoration Work shall be supervised by an architect or engineer (who may be an employee of any Borrower or an Affiliate or of the Operator) and, before any Restoration Work is commenced, other than temporary Restoration Work to protect property or to prevent interference with business, the Administrative Agent (acting on the instructions of the Required Lenders) and the Independent Engineer shall have approved the plans and specifications for the Restoration Work, it being understood that after giving effect to the completion of such proposed Restoration Work, the Project shall be at least equal in value and utility to the Project prior to the damage or destruction;

(iii) each request for payment shall be made by the delivery, at least three (3) Business Days’ prior to the proposed payment date, of a Restoration Requisition to the Depositary Agent (with a copy to the Administrative Agent), accompanied by a certificate signed by the supervising architect or engineer and, if the Net Available Amount of Loss Proceeds initially deposited into the Loss Proceeds Account with respect to such Event of Loss exceeded $15,000,000, a certificate signed by an Authorized Officer of the Independent Engineer, in each case concurring with the statements made in such Restoration Requisition;

(iv) no Project Document or Necessary Governmental Approval in effect immediately prior to the Event of Loss giving rise to such Loss Proceeds shall have been canceled unless replaced in a manner satisfactory to the Administrative Agent (acting on the instructions of the Required Lenders), or contain any still exercisable right to cancel, due to such Event of Loss;

(v) no Default or Event of Default (other than a Default or Event of Default arising directly from the event as to which such Loss Proceeds have been paid) shall have occurred and be continuing;

(vi) the Property of any Borrower constituting the Restoration Work shall be subject to the Security Interest (whether by amendment of the Security Documents or by entering into new Security Documents or otherwise); and

(vii) the Borrowers shall have delivered to the Administrative Agent cash-flow projections and other assurances satisfactory to the Required Lenders demonstrating the Borrowers’ ability to meet their respective obligations hereunder and under the other

Financing Documents during the period from such Event of Loss until and following completion of such Restoration Work.

(b) If the Borrowers shall not have commenced the Restoration Work within 60 days after the Required Lenders shall have consented to the disbursement of the Loss Proceeds referred to above to pay the costs of Restoring the Project in accordance with this Section 5.11 or if at any time after such 60-day period, one or more of the foregoing conditions shall not be satisfied, then, to the extent that such Loss Proceeds shall not otherwise have been disbursed as aforesaid to the Borrowers, the remaining amount of such Loss Proceeds shall be applied, on behalf of the Borrowers, to the prepayment of the Loans as provided in Section 6.3(b). Anything to the contrary in this Section 5.11 notwithstanding, if an Event of Default shall have occurred and be continuing (other than as a direct result of the Event of Loss which gave rise to such Loss Proceeds), the Administrative Agent may forthwith direct the Depositary Agent to apply the remaining amount of such Loss Proceeds to the prepayment of the Loans as provided in Section 6.3(b).

(c) Notwithstanding anything to the contrary which may be contained in the foregoing provisions of this Section 5.11, if an Expropriation Event shall occur with respect to any Collateral, the Borrowers shall (i) promptly upon discovery or receipt of notice of any occurrence thereof provide written notice to the Administrative Agent, (ii) not, without the written consent of the Required Lenders, compromise or settle any claim with respect to such Expropriation Event and (iii) apply all Loss Proceeds received in respect of such Expropriation Event to the prepayment of the Loans on the Principal Payment Date next following the receipt of such proceeds in accordance with Section 6.3(b). The Borrowers consent to the participation to the extent permitted by Law of the Collateral Agent in any proceedings regarding an Expropriation Event, and the Borrowers shall from time to time deliver to the Collateral Agent all documents and instruments requested by the Collateral Agent to permit such participation. Nothing in this Section 5.11 shall be deemed to impair any rights any Lender may have with respect to any such Expropriation Event.

(d) Any Loss Proceeds from an Event of Loss that relates to any Property which is the subject of a Grain Facility Lease shall be transferred directly to the escrow agent identified pursuant to the Escrow Agreement and applied solely in accordance with the Escrow Agreement. None of the Borrowers shall, without the prior written consent of the Administrative Agent, agree to (i) any allocation of any proceeds in any Escrow Account pursuant to Section 6 of the Escrow Agreement or (ii) any removal of the escrow agent or appointment of a new escrow agent, in each case under the Escrow Agreement.

5.12 Limitation on Liens. No Borrower shall create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created under the Security Documents;

(b) Liens imposed by any Governmental Authority for taxes to the extent not required to be paid under Section 5.5;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or in connection with the construction of the Project, either (i) for amounts not overdue by more than sixty (60) days or (ii) for amounts being contested in good faith and by appropriate proceedings, so long as (x) such contest does not involve any risk of the sale, forfeiture or loss of any of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to reasonably assure the Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is resolved;

(d) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(e) easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;

(f) the netting and set-off rights permitted under any Hedging Agreement entered into in accordance with the Risk Management Policy and the provisions of Section 5.31;

(g) Liens arising out of a judgment or award that (i) does not constitute an Event of Default under Section 7.1(i) and (ii) is the subject to a good faith contest by the Borrowers;

(h) Liens arising out of any asset leased in accordance with Section 5.14; and

(i) solely with respect to the Property which is the subject of a Grain Facility Lease, Liens listed in Exhibit C (Permitted Exceptions) of each such Grain Facility Lease.

5.13 Indebtedness.  The Borrowers shall not create, incur, suffer to exist or otherwise become liable for any Indebtedness except:

(a) Indebtedness arising under the Financing Documents;

(b) unsecured Indebtedness owed to any Member, provided that such Indebtedness is subordinated to the Obligations and is otherwise issued pursuant to subordination and other terms which are reasonably satisfactory to the Required Lenders;

(c) Indebtedness incurred under the Mezzanine Debt Guaranties and subordinated to the Obligations as provided in the Subordination Agreement;

(d) unsecured Indebtedness of Pioneer Trail up to a maximum outstanding principal amount at all times equal to $7,000,000 incurred prior to the Closing Date as described in, and incurred under, Article IV of the Pioneer Trail Redevelopment Contract (the “TIF Indebtedness”), provided, that (i) such Indebtedness is issued: on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent, which conditions shall include a requirement that no lender of, or participant in, the TIF Indebtedness shall have any recourse to any Borrower or its Property other than to the real estate taxes that Pioneer Trails would have otherwise been obligated to pay but for the incurrence of the TIF Indebtedness (or such other conditions or requirements as may be acceptable to the Administrative Agent and each Lender), and (ii) the Borrowers shall have furnished, or caused to be furnished, to the Collateral Agent and the Administrative Agent an opinion of legal counsel opinion acceptable to the Administrative Agent stating that, in the opinion of such counsel, the conditions and requirements set forth in clause (i) above shall have been satisfied;

(e) Indebtedness (other than Indebtedness for borrowed money) secured by a Permitted Lien;

(f) Hedging Agreements that comply with the Risk Management Policy;

(g) Indebtedness incurred under the Railroad Car Lease Agreements; and

(h) Indebtedness incurred to the City of Fairmont in the principal amount not to exceed One Hundred Sixty-Two Thousand Dollars ($162,000).

5.14 Leases. No Borrower shall enter into any agreement (other than the Buffalo Lake Grain Facility Lease, Pioneer Trail Grain Facility Lease, Buffalo Lake Rail Car Lease Agreement, or Pioneer Trail Rail Car Lease Agreement), or be or become liable as lessee under any agreement, for the lease, hire or use of any real or personal Property, except for operating leases of personal Property (which do not constitute Capital Lease Obligations) provided for in the prevailing Operating Budget; provided that (a) such items of personal Property are not affixed to any Plant, do not constitute “fixtures” under applicable Law, and are standard, non-customized items; and (b) the Borrowers’ aggregate payment obligations under all such leases shall not exceed in any year the amounts specified therefore in the then applicable Operating Budget.

5.15 Investments; Subsidiaries. (a) No Borrower shall make or permit to remain outstanding any Investments except Permitted Investments.

(b) No Borrower shall establish, create or acquire any Subsidiary, other than Buffalo Lake and Pioneer Trail, which are and shall remain wholly-owned Subsidiaries of Opco.

5.16 Distributions. No Borrower shall make any dividends, distributions, return of capital or other payments to its Members or to any other Person in respect of its LLC Interests or any other ownership interest in any Borrower, whether in cash or other Property, or make any Mezzanine Debt Payments, or redeem, purchase or otherwise acquire any interest of any Member or any indebtedness owed by any Borrower to any Member, or permit any Member to withdraw any capital from any Borrower (all of the foregoing being referred to as “Distributions”) or make any payment of any management or other fees or expenses to any Affiliate of a Borrower (other than the payments payable under and pursuant to any Management Services Agreement) (with the first such payment, distribution or other action (other than Distributions permitted under Section 5.16(b) and (d) below) occurring no earlier than the first Principal Payment Date occurring after the Conversion Date); provided that:

(a) on any Quarterly Distribution Date, so long as each Borrower qualifies as a flow-through entity for U.S. federal income tax purposes, Tax Distributions may be paid in accordance with Section 4.2 and 4.7 of the Account Agreement so long as no Default or Event of Default shall have occurred and be continuing or would result from the making of such Tax Distribution;

(b) on each date prior to the Conversion Date on which payments in respect of initial fees, drawdown fees and interest on the Mezzanine Debt are due and payable under the Mezzanine Debt Documents, a Distribution may be made by the Borrowers or distributed to the Member of Opco in an amount that equals such payments in respect of drawdown fees and interest that may be paid (or distributed to fund such payments) in accordance with Section 4.1 of the Account Agreement and the initial fees payable prior to the Closing Date in connection with the execution of the Mezzanine Debt Documents; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment and (ii) the aggregate amounts payable in respect of this Section 5.16(b) (other than the initial fees) shall not exceed Ten Million Dollars ($10,000,000);

(c) on any Quarterly Distribution Date, amounts on deposit in the Distribution Account may be remitted to the Borrowers for the purpose of making a Distribution (which Distribution shall be allowed) or for any other purpose, in each case, so long as each of the following conditions is satisfied:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Distribution;

(ii) the sum of (x) the total outstanding principal amount of Working Capital Loans plus (y) the Letter of Credit Outstandings shall not exceed Ten Million Dollars ($10,000,000) on such Quarterly Distribution Date;

(iii) the Borrowers shall have delivered the most recent Financial Covenants Statement by the time required by Section 5.1(e) and such statements shall demonstrate that each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio for the period most recently ended prior to such Quarterly Distribution Date was at least 1.50:1.00;

(iv)  there are no Unpaid Drawings, accrued interest or fees outstanding with respect to any Letter of Credit;

(v) the amount on deposit in the Debt Service Reserve Account, including any undrawn amount then available under the DSRA Letter of Credit, shall be at least equal to the Required Debt Service Reserve Amount;

(vi) each of the conditions to Project Completion shall have occurred under each of the EPC Contracts (other than completion of the Punch List (as defined in each EPC Contract));

(vii) no VEETC Event shall have occurred and be continuing;

(viii) the amount on deposit in the Hedging Reserve Account shall be at least equal to the amount required under the Risk Management Policy and the amounts on deposit in the Cargill Loss Proceeds Account shall be at least equal to the amount required under Section 4.2(a)(vi) of the Account Agreement; and

(ix) the Borrowers’ Agent shall have delivered to the Administrative Agent, the Collateral Agent and the Depositary Agent, within 15 Business Days after the relevant Principal Payment Date, an Officer’s Certificate in the form of Exhibit E to the Account Agreement certifying as to the satisfaction of each of the conditions described in clauses (i) through (viii) above (the “Distribution Date Certificate”); and

(d) On the Conversion Date, the payment to BFE Holdings permitted in priority fifth in Section 4.1(i)(v) of the Account Agreement may be paid in accordance with the provisions of Section 4.1(i) of the Account Agreement.

5.17 Required Hedging Agreements.  The Borrowers shall maintain in full force and effect one or more Hedging Agreements (collectively, the “Required Hedging Agreements”) with one or more Lenders (or their Affiliates), which effectively enable the Borrowers to protect themselves in a manner satisfactory to the Administrative Agent against the risk of interest rate fluctuations as to a notional principal amount at least equal to (a) fifty percent (50%) of the outstanding principal amount of the Construction Loans and the Term Loans from time to time, which Required Hedging Agreements shall be entered into and maintained from and after the date on which the principal amount of all outstanding Construction Loans is greater than Fifty Million Dollars ($50,000,000) until the first anniversary of the Term Date, and (b) fifty percent (50%) of the expected principal amount of the Term Loans payable during the next three years as determined by reference to a schedule (provided by the Borrowers’ Agent on the Conversion Date and on each anniversary of the Conversion Date thereafter, which schedule shall be reasonably acceptable to the Administrative Agent) of the principal payments to be made by the Borrowers during such period after giving effect to the anticipated Project Revenues, Operation and Maintenance Expenses and Maintenance Capital Expenses during such period, which Required Hedging Agreements shall be entered into and become effective on or prior to the Conversion Date and shall be maintained on a rolling three-year basis until the Loan Termination Date; provided that if a Required Hedging Agreement is with a counterparty other than a Lender (or an Affiliate thereof), the obligations of the Borrowers thereunder will not be secured by the Security Documents or any other Lien on the Property of any Borrower and will be subordinated to the Obligations in a manner and pursuant to terms and conditions which are in all respects satisfactory to the Required Lenders. The Borrowers shall, in connection with any prepayment made by the Borrowers pursuant to Section 6.2 or 6.3, terminate an aggregate notional amount under the Required Hedging Agreements equal to the amount (if any) by which the aggregate notional amount under the Required Hedging Agreements would exceed the aggregate outstanding principal amount of the Loans immediately after giving effect to such prepayment. The amount of any Swap Termination Value due in respect of the Required Hedging Agreements terminated in accordance with the immediately foregoing sentence shall be (i) in the case of the prepayment pursuant to Section 6.2 and if payable by the Borrowers, made by the Borrowers from funds other than the amounts being applied as a voluntary prepayment of the Loans and (ii) in the case of any prepayment pursuant to Section 6.3 and if payable by the

Borrowers, made by the Borrowers from amounts available with which to make such prepayment.

5.18 Location; Chief Executive Office; Records.The place of business or, if it has more than one place of business, the chief executive office of Opco and the place where the records of Opco concerning the Collateral are kept is in Denver, Colorado. The place of business or, if it has more than one place of business, the chief executive office of Buffalo Lake and the place where the records of Buffalo Lake concerning the Collateral are kept is in Denver, Colorado. The place of business or, if it has more than one place of business, the chief executive office of Pioneer Trail and the place where the records of Pioneer Trail concerning the Collateral are kept is in Denver, Colorado. The originals of all documents evidencing the Collateral and the only original books of account and records of the Borrowers relating thereto are, and will continue to be, kept at the applicable place of business or chief executive office provided in this Section 5.18, or at such new location as such Borrower may establish in accordance with this Agreement. The jurisdiction of organization and “location” of each Borrower for the purposes of Section 9-307 of the UCC is the State of Delaware. No Borrower shall establish a new “location” for the purposes of Section 9-307 of the UCC or change its chief executive office or its jurisdiction of organization until (a) it shall have given to the Collateral Agent not less than 45 days’ prior written notice of its intention so to do, clearly describing such new location or jurisdiction and providing such other information in connection therewith as the Collateral Agent (acting on the instruction of the Administrative Agent) may reasonably request and (b) with respect to such new location or jurisdiction, it shall have taken all action, satisfactory to the Collateral Agent (acting on the instruction of the Administrative Agent), to maintain the security interest of the Collateral Agent in the Collateral at all times fully perfected and in full force and effect.

5.19 Transactions with Affiliates. Except as provided in, or permitted by, the Transaction Documents, no Borrower shall directly or indirectly (a) make any Investment in or payment to an Affiliate of any Borrower; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate of any Borrower; (c) purchase or acquire Property from an Affiliate of any Borrower; or (d) enter into any other transaction or arrangement directly or indirectly with or for the benefit of an Affiliate of any Borrower, unless such transaction is (i) in the ordinary course of such Borrower’s (and such Affiliate’s) business, and (ii) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

5.20 Use of Proceeds; Construction Budget. (a) The Borrowers will use the proceeds of the Construction Loans solely to pay Project Costs contemplated by the Construction Budget. The Borrowers will use the proceeds of the Working Capital Loans solely for working capital purposes of the Borrowers to pay Operation and Maintenance Expenses.

(b) No Borrower shall, without the prior written consent of the Administrative Agent, amend, revise or modify the Construction Budget to increase or decrease or otherwise change the number or type of Construction Budget categories, or request any Loans for the purpose of funding any Project Costs in excess of the amount contained in the Construction Budget for such category of Project Costs, or utilize the “Contingency” line item specified in the Construction Budget other than (i) by means of Scope Change Orders permitted under

Section 5.25(b), (ii) in respect of Project Costs in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) or (iii) in respect of Project Cost overruns at one Plant using the “Contingency” line item specified in the Construction Budget for the other Plant to the extent that such use of such line item will not cause a deficiency of funds necessary to achieve (x) Project Completion for both Plants by the relevant Guaranteed Completion Date and (y) the Project Completion Date by the Date Certain and otherwise satisfy the conditions contained in Section 3.4, and the Administrative Agent shall have received a certificate from the Independent Engineer confirming items (x) and (y) above.

5.21 Project Construction; Maintenance.

(a) The Borrowers shall cause the Project and each of the Plants to be duly constructed and completed in accordance with the Construction Budget, the EPC Contracts, and Good Industry Practice, shall cause the Commercial Operation Date for the Buffalo Lake Plant to occur by the Buffalo Lake Guaranteed Provisional Acceptance Date, shall cause the Commercial Operation Date for the Pioneer Trail Plant to occur by the Pioneer Trail Guaranteed Provisional Acceptance Date, and shall cause the Project Completion Date to occur on or before the Date Certain.

(b) The Borrowers shall not enter into any Scope Change Order except as may be permitted by Section 5.25.

(c) The Borrowers shall maintain and preserve the Project and all of their other Properties necessary or useful in the proper conduct of its business in good working order and in such condition that the Plants will have the capacity and functional ability to perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation, the functions for which it was specifically designed in accordance with the applicable EPC Contract(s) at substantially the levels contemplated thereby. The Borrowers shall cause the Project to be operated, serviced, maintained and repaired so that the condition and operating efficiency thereof will be maintained and preserved (ordinary wear and tear excepted) in all material respects in accordance and compliance with (i) Good Industry Practices, (ii) such operating standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors, (iii) the terms and conditions of all insurance policies maintained with respect to the Project at any time, (iv) all requirements of Law and all Governmental Approvals applicable to the Project, and (v) the terms of the Project Documents.

(d) The Borrowers shall not materially alter, remodel, add to, reconstruct, improve or demolish any part of the Project or any other Collateral having an aggregate value of Two Hundred Fifty Thousand Dollars ($250,000) or more.

(e) Following the execution of the Buffalo Lake O&M Agreement or the Pioneer Trail O&M Agreement, as the case may be, the relevant Borrower shall not appoint or allow the appointment of any replacement Operator of the relevant Plant.

(f) No Borrower shall, directly or indirectly, make or commit to make any expenditure in respect of the purchase or other acquisition of fixed or capital assets, other than (i)

expenditures contemplated by the Construction Budget or the prevailing Operating Budget, as appropriate, and (ii) expenditures permitted to be made pursuant to Section 5.11.

(g) If, at any time following the Commercial Operation Date for any Plant, the Project Costs for the other Plant that has not yet reached Provisional Acceptance are determined to be in excess of the amounts set forth in the Construction Budget for such Plant and no Excess Construction Loan Commitment is then available for Borrowings to cover such excess amount, the Borrowers’ Agent may submit a request to the Administrative Agent, for approval by the Required Lenders (in consultation with the Independent Engineer), to apply funds in the Project Revenues Collection Account to pay such Project Cost overruns. Any such request shall be accompanied by (i) an updated budget for all remaining Project Costs for such Plant, (ii) a detailed explanation for such Project Cost overruns, (iii) calculations demonstrating that, if such request is approved, sufficient funds will be available to pay all Operation and Maintenance Expenses, Maintenance Capital Expenses and Debt Service with respect to the Plant whose Commercial Operation Date has already occurred, in each such case certified by an Authorized Officer of the Borrowers’ Agent. If such request and updated Construction Budget are approved by the Required Lenders, then funds then on deposit in the Project Revenues Collection Account may be applied to such Project Cost overruns as provided in Section 4.2(a)(iii) of the Account Agreement.

5.22 Performance of Project Documents.

(a) Each Borrower shall perform and observe in all material respects all of its covenants and agreements contained in any of the Project Documents to which it is or becomes a party, shall take all necessary action to prevent the early termination of any such Project Documents in accordance with the terms thereof or otherwise, and shall take any and all action as may be reasonably necessary promptly to enforce its rights and to collect any and all sums due to it under the Project Documents.

(b) The Borrowers shall instruct all Project Participants to make all payments payable to the Borrowers to the Depositary Agent for deposit in the appropriate Account in accordance with the Account Agreement.

5.23 Operating Plan and Budget.

(a) No less than forty-five (45) days prior to the target date for the occurrence of the initial Commercial Operation Date, the Borrowers shall adopt an operating plan and a budget of Project Revenues and Operation and Maintenance Expenses for the period from such date to the end of the first Operating Year, and, no less than forty-five (45) days in advance of the beginning of each Operating Year thereafter, it will similarly adopt an operating plan and a budget of Operation and Maintenance Expenses for the ensuing Operating Year. Such operating plan and budget for an Operating Year is herein called an “Operating Budget”. Copies of the proposed Operating Budget for each period shall be submitted at least forty-five (45) days before final adoption thereof to the Administrative Agent, and no Operating Budget shall be adopted without the prior written approval of the Administrative Agent (in consultation with the Independent Engineer). The Administrative Agent shall indicate in writing its approval, disapproval or modifications to the Operating Budget within twenty (20) days upon receipt of such Operating Budget. In the event that the prior written approval of the Administrative Agent for a proposed Operating Budget is not obtained prior to the first day of the Operating Year to which such proposed Operating Budget relates, the Borrowers may continue to operate the Project in accordance with the Operating Budget then in effect with the budgeted cost of each budget item being increased to the lesser of (i) the amount therefor in the proposed Operating Budget or (ii) one hundred and two and one-half percent (102.5%) of the amount of the budgeted cost of such budget item in the current Operating Budget. Copies of the final Operating Budget so adopted shall be furnished to the Administrative Agent promptly upon the adoption thereof provided that if the initial Operating Budget for any Plant or the Project is not approved by the Administrative Agent, the Borrowers shall operate such Plant or the Project in accordance with the Base Case Projections as of the Signing Date (or any update thereof that has been approved by the Administrative Agent) with the budgeted cost of each budget item being no greater than one hundred and two and one-half percent (102.5%) of the amount of the budgeted cost of such budget item in such Base Case Projections until an initial Operating Budget is approved.

(b) Each Operating Budget shall be prepared on a cash basis and shall specify, for each month during the Operating Year (i) the Project Revenues anticipated to be received, and (ii) the Operation and Maintenance Expenses (by category), together with a comparative presentation of Operation and Maintenance Expenses for each month in the prior Operating Year, and shall describe in reasonable detail (A) the maintenance schedule, anticipated staffing plans, mobilization schedules, capital expenditure requirements (including the Maintenance Capital Expenses), equipment acquisitions and spare parts and consumable inventories (including a breakdown of capital items and expense items), and administrative activities and (B) any other material underlying assumptions in connection with the proposed Operating Budget.

(c) The Borrowers may at any time propose an amended annual budget for the remainder of the then current Operating Year and, when so adopted, it shall be deemed to be and shall be effective as the annual Operating Budget. Copies of any such amended Operating Budget which is proposed shall be furnished at least 10 days before final adoption thereof to the Administrative Agent, and no such amended Operating Budget shall be adopted without the prior written approval of the Administrative Agent. Copies of the final amended Operating Budget shall be furnished to the Administrative Agent promptly after adoption thereof.

(d) The amounts provided in the annual Operating Budget for each item and classification of Operation and Maintenance Expenses for each month of each Operating Year will not exceed the amounts reasonably expected to be necessary therefor, and the Borrowers shall not expend (nor shall the Borrowers’ Agent submit a Transfer Date Certificate which contemplates the expenditure of) any amount for Operation and Maintenance Expenses during any month if such expenditure would cause the aggregate amount of Operation and Maintenance Expenses for an item or classification of Operation and Maintenance Expenses expended by the Borrowers in such month to exceed by more than ten percent (10%) the amount budgeted therefor, or after taking into account amounts theretofore paid in such Operating Year for such item or classification of Operation and Maintenance Expenses, that would reasonably be expected to cause the total of Operation and Maintenance expenditures for such item or classification to equal more than one hundred ten percent (110%) of the aggregate amount budgeted therefor for such Operating Year, unless (i)(A) in each case such expenditure could not reasonably be anticipated and failure to make such expenditure would have created an abnormal risk of personal injury to employees or significant physical damage to the Project or (B) such expenditure is for the purchase of corn, natural gas, or denaturants in accordance with the relevant Corn Supply Agreement, Gas Supply Agreement or other similar agreements for purposes described hereof and (ii) in any such event, the Borrowers shall immediately advise the Administrative Agent of such excess expenditures and, within ten (10) Business Days of the making of any such expenditure, prepare and file with the Administrative Agent an amended Operating Budget to reflect such changes.

5.24 Merger; Sales and Purchases of Assets. No Borrower shall merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer, or otherwise dispose of any assets or Property other than (a) sales of ethanol and distiller’s grain pursuant to the Project Documents; (b) subject to the requirements of Section 6.3(c), sales, transfers and other dispositions of assets of such Borrower (i) having a value of less than Two Hundred Fifty Thousand Dollars ($250,000) per asset or Five Hundred Thousand Dollars ($500,000) in the aggregate, in each case at fair market value or (ii) otherwise determined by such Borrower (in its reasonable opinion) to be obsolete or no longer used by or useful to such Borrower for the operation or maintenance of the Project provided, that notice of any proposed sale, transfer or disposition pursuant to this clause (b) shall be given to the Administrative Agent at least ten days prior to the consummation thereof; or (c) transfers of assets between Buffalo Lake and Pioneer Trail provided that (A) the aggregate total fair market value of all such transferred assets does not exceed One Million Dollars ($1,000,000) in any Operating Year, (B) each such transfer does not, and would not reasonably be expected to, adversely affect the operations of the Plant from which such assets are transferred and (C) the Borrowers have taken all steps required under Section 5.30 to ensure that such assets continue to be subject to the Liens created by the Security Documents; (d) sales of Permitted Investments prior to the maturity thereof; and (e) Distributions or other payments in accordance with Section 5.16. No Borrower shall purchase or acquire any assets other than the purchase of (i) assets reasonably required for the completion of the Project in accordance with the Construction Budget, (ii) subject to Section 5.23, assets in the ordinary course of business reasonably required in connection with the operation of the Project and (iii) Permitted Investments.

5.25 Amendment of Transaction Documents; Additional Project Documents; Scope Change Orders; etc.

(a) No Borrower shall (i) agree to or permit the cancellation, suspension or termination of any Project Document or any Financing Document; (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Project Document or any Financing Document; (iii) waive any material default under or breach of any Project Document or waive, fail to enforce, forgive or release any material right, interest or entitlement, howsoever arising, under or in respect of any Project Document; (iv) petition, request or take any other legal or administrative action that seeks, or may be expected, to rescind, terminate or suspend any Project Document or amend or modify all or any part thereof; (v) exercise any right to initiate an arbitration proceeding under any Project Document or take any action with respect to any arbitration proceeding involving any other party to a Project Document; (vi) agree to or permit the assignment of any rights or the delegation of any obligations of any Project Participant under any Project Document except as permitted without the consent of the Borrowers by the terms of such Project Document; (vii) amend, supplement, modify or give any consent in any material respect under any Project Document or exercise any material option thereunder without the prior written consent of the Administrative Agent, not to be unreasonably withheld; (viii) except as may be permitted by Section 9.12, amend, supplement, modify or give any consent under any Financing Document or exercise any material option thereunder; or (ix) except for Required Hedging Agreements entered into pursuant to Section 5.17, any Hedging Agreement entered into in accordance with the Risk Management Policy and the requirements of Section 5.31, enter into any Material Additional Project Document.

(b) Notwithstanding the provisions of the foregoing subsection (a), the Borrowers may, upon 10 Business Days’ prior notice to the Independent Engineer and the Administrative Agent, enter into any Scope Change Order if (i) such Scope Change Order is reasonable and necessary, (ii) such Scope Change Order does not change the Plans and Specifications, (iii) the Cost of such Scope Change Order does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) or cause the aggregate Cost of all Scope Change Orders theretofore made, together with the Cost of such Scope Change Order, to exceed One Million Five Hundred Thousand ($1,500,000), (iv) such Scope Change Order does not result in an extension of the Buffalo Lake Guaranteed Completion Date or the Pioneer Trail Guaranteed Completion Date, (v) such Scope Change Order does not result in any change to, or amendment of, the Performance Tests, the Delay Liquidated Damages, the Performance Guarantees Payments, the Performance Guarantees, the Payment and Performance Bonds or the conditions pursuant to which payment of any such damages is required to be made, either directly or indirectly and (vi) such Scope Change Order could not otherwise reasonably be expected to have a Material Adverse Effect.

(c) No Borrower shall enter into contracts to (i) purchase grain from Person(s) other than Cargill or require Cargill to purchase grain from Person(s) designated by such Borrower (other than pursuant to a corn supply agreement entered into to obtain replacement corn as a result of a default or breach by Cargill under the relevant Corn Supply Agreement) or (ii) sell ethanol and distillers grains to Person(s) other than Cargill or require Cargill to sell ethanol and distillers grains to Person(s) designated by such Borrower (other than pursuant to a Buffalo Lake Permitted Long-Term Sales Agreement or Pioneer Trail Permitted Long-Term Sales Agreement), in each case, without the prior written consent of the Administrative Agent.

(d) (i) Buffalo Lake shall enter into (x) the Buffalo Lake O&M Agreement with the Operator, in substantially the form provided to Administrative Agent and each Lender prior to the initial Disbursement of the Buffalo Lake Construction Loans, which form shall be acceptable to the Administrative Agent and each Lender; and (y) a Consent Agreement with respect to the Buffalo Lake O&M Agreement with Operator and Collateral Agent, in substantially the form attached hereto as Exhibit F, in each case prior to July 7, 2007; (ii) each Lender shall have received a certificate signed by an Authorized Officer of the Operator, dated the execution date of the Buffalo Lake O&M Agreement, to the effect that (x) the representations and warranties of the Operator set forth in the Buffalo Lake O&M Agreement are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (y) the Operator is in compliance with in all material respects all of its agreements contained in any other Transaction Document to which it is a party; and (iii) simultaneously with the execution of the Buffalo Lake O&M Agreement, each Lender shall have received an opinion of counsel to the Operator, in form, scope and substance and given by counsel reasonably satisfactory to each Secured Party; provided, however that Buffalo Lake shall not be required to satisfy the foregoing conditions only if (A) Buffalo Lake shall have demonstrated prior to July 7, 2007 to the satisfaction of the Administrative Agent and each Lender that (x) Buffalo Lake is able in its individual capacity to operate, service, maintain, repair and preserve the Buffalo Lake Plant in accordance with the terms of this Agreement (including Section 5.21(c)) and the other Transaction Documents, (y) Buffalo Lake has retained the “key” managers and personnel (up to a maximum of four (4) persons) necessary to so operate, service, maintain, repair and preserve the Buffalo Lake Plant and (z) Buffalo Lake will reasonably be able to retain all remaining necessary personnel by November 7, 2007 and (B) Buffalo Lake shall have demonstrated prior to November 7, 2007 to the satisfaction of the Administrative Agent and each Lender that Buffalo Lake has retained all remaining personnel necessary to so operate, service, maintain, repair and preserve the Buffalo Lake Plant.

(e) (i) Pioneer Trail shall enter into (x) the Pioneer Trail O&M Agreement with the Operator, in substantially the form provided to Administrative Agent and each Lender prior to the initial Disbursement of the Pioneer Trail Construction Loans, which form shall be acceptable to the Administrative Agent and each Lender; and (y) a Consent Agreement with respect to the Pioneer Trail O&M Agreement with Operator and Collateral Agent, in substantially the form attached hereto as Exhibit F, in each case prior to May 31, 2007; (ii) each Lender shall have received a certificate signed by an Authorized Officer of the Operator, dated the execution date of the Pioneer Trail O&M Agreement, to the effect that (x) the representations and warranties of the Operator set forth in the Pioneer Trail O&M Agreement are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date) and (y) the Operator is in compliance with in all material respects all of its agreements contained in any other Transaction Document to which it is a party; and (iii) simultaneously with the execution of the Pioneer Trail O&M Agreement, each Lender shall have received an opinion of counsel to the Operator, in form, scope and substance and given by counsel reasonably satisfactory to each Secured Party; provided, however that Pioneer Trail shall not be required to satisfy the foregoing conditions only if (A) Pioneer Trail shall have demonstrated prior to May 31, 2007 to the satisfaction of the Administrative Agent and each Lender that (x) Pioneer Trail is able in its individual capacity to operate, service, maintain, repair and preserve the Pioneer Trail Plant in accordance with the terms of this Agreement (including Section 5.21(c)) and the other Transaction Documents, (y) Pioneer Trail has retained the “key” managers and personnel (up to a maximum of four (4) persons) necessary to so operate, service, maintain, repair and preserve the Pioneer Trail Plant and (z) Pioneer Trail Lake will reasonably be able to retain all remaining necessary personnel by September 30, 2007 and (B) Pioneer Trail shall have demonstrated prior to September 30, 2007 to the satisfaction of the Administrative Agent and each Lender that Pioneer Trail has retained all remaining personnel necessary to so operate, service, maintain, repair and preserve the Pioneer Trail Plant.

5.26 Environmental Compliance. The Borrowers shall:

(a) comply in all material respects and cause all other Persons constructing, occupying or conducting operations at the Project to comply in all material respects with all Environmental Laws now or hereafter applicable to the Project;

(b) obtain, at or prior to the time required by applicable Environmental Laws, all Governmental Approvals required pursuant to applicable Environmental Laws for the construction, operation and maintenance of the Project, and maintain such Governmental Approvals in full force and effect;

(c) not generate, use, treat, recycle, store, Release or dispose of, or permit the generation, use, treatment, recycling, storage, Release or disposal of Hazardous Materials on the Land, or transport or permit the transportation of Hazardous Materials to or from the Project other than in compliance in all material respects with all applicable Environmental Laws;

(d) conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials Released at, on, in, under or emanating from the Project, in accordance with the requirements of all applicable Environmental Laws and promptly notify the Administrative Agent of any such action in which costs are reasonably expected to exceed $100,000 or which is reasonably likely to give rise to a claim for injunctive relief against the Borrowers;

(e) provide the Administrative Agent with written notice of (i) any fact, circumstance, condition, occurrence or Release at, on, under or from the Project that results in material noncompliance with any Environmental Law applicable to the Project or that has resulted or would reasonably be expected to result in personal injury or material property damage or an Environmental Claim or otherwise that would reasonably be expected to have a Material Adverse Effect, such notice to be given promptly after the condition is discovered or such Release or occurrence takes place and (ii) any pending or threatened Environmental Claim against any Borrower or any other Persons occupying or conducting operations at the Project that, if adversely determined, would reasonably be expected to have a Material Adverse Effect, such notice to be given promptly after such Environmental Claim is commenced or threatened; all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident, or occurrence and the proposed response thereto;

(f) provide the Administrative Agent with copies of all material communications with any Governmental Authority relating to any material violation of any Environmental Law or any material Environmental Claim promptly after the giving or receiving of any such communications; and

(g) provide such information concerning any Environmental Claim relating to the Project as may be reasonably requested by the Administrative Agent.

5.27 Completion; Performance Tests.

(a) No Borrower shall without the prior approval of the Required Lenders (after consultation with the Independent Engineer), (i) take any action or fail to take any action which could permit an extension of any guaranteed completion or acceptance date under any EPC Contract, (ii) accept or confirm that either Plant has achieved Provisional Acceptance,

Substantial Completion or Project Completion under the relevant EPC Contract or fail to advise the EPC Contractor of any material defects, deficiencies or discrepancies of which any Borrower has knowledge, (iii) notify the EPC Contractor that it accepts the Punch List, (iv) issue, approve or execute any acceptance or completion certificate or otherwise confirm acceptance or completion of the Project or any portion or phase thereof, (v) waive, defer or reduce any of the requirements of any of the Performance Tests or Performance Guarantees, (vi) accept or confirm that the relevant Plant has satisfied any of the Performance Tests or met any of the Performance Guarantees or (vii) reject either Plant or any portion thereof.

(b) No Borrower shall schedule or agree to the scheduling of any Performance Tests without at least seven (7) days’ prior written notice to the Administrative Agent and the Independent Engineer.

5.28 ERISA. No Borrower nor any ERISA Affiliate of any Borrower shall at any time establish, maintain, contribute to or be required or permitted to contribute to any Plan, Multiemployer Plan or Foreign Pension Plan.

5.29 Certain Agreements. No Borrower shall enter into any agreement or undertaking (except for the Financing Documents and except pursuant to any agreement approved by the Required Lenders for the refinancing of any of the Loans) restricting, or purporting to restrict, the ability of such Borrower to (a) amend this Agreement or any other Financing Document, (b) sell any of its assets, (c) create Liens, (d) create or incur Indebtedness or (e) make any Distribution.

5.30 Security Documents. (a) The Borrowers shall take all actions necessary or requested by the Administrative Agent to maintain each Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by the Security Documents and the priority thereof, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens adversely affecting the rights of any Secured Party in any Collateral, (v) publishing or otherwise delivering notice to third parties, (vi) depositing title documents and (vii) taking all other actions either necessary or otherwise requested by the Administrative Agent to ensure that all Collateral (including any after-acquired Property of any Borrower intended to be covered by any Security Document) is subject to a valid and enforceable first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties. In furtherance of the foregoing, (A) each Borrower shall ensure that all Property acquired by it shall become subject to the Lien of the Security Documents having the priority contemplated thereby promptly upon the acquisition thereof and (B) no Borrower shall open or maintain any bank or broker account without first taking all such actions as may be necessary or otherwise requested by the Administrative Agent to ensure that such bank or broker account is subject to a valid and enforceable first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, other than any debt service reserve account funded solely in connection with any TIF Indebtedness and any Margin Account. Without limiting the foregoing, the Buffalo Lake Mortgage shall provide that the Obligations secured thereunder shall be secured in a debt amount of no less than $109,332,147.25. Furthermore, following the Signing Date, the Borrowers’ Agent may retain, at the expense of the Borrowers, an independent third-party real property appraiser of national reputation (which appraiser shall be reasonably acceptable to the Administrative Agent, acting on the instructions of the Required Lenders) to provide to the Borrowers’ Agent and the Administrative Agent a written opinion regarding the value of the real property collateral under the Buffalo Lake Mortgage which is subject to the mortgage registry tax under Minnesota Statute Chapter 287 (the “Real Property Appraisal”). In the event that the Real Property Appraisal provides that the mortgage registry tax that would have been paid had the Real Property Appraisal been used for purposes of determining the amount of such mortgage registry tax is less than the mortgage registry tax actually paid by the Borrowers in connection with the execution, delivery and recordation of the Buffalo Lake Mortgage, then the Borrowers shall be entitled to receive an amount equal to such difference (such difference, the “Mortgage Registry Tax Refund”) on the Conversion Date to the extent that funds are available out of the proceeds of any Disbursement of Construction Loans on the Conversion Date pursuant to Section 2.7(e) in the order of priority specified in Section 4.1(i) of the Account Agreement.

(b) The Borrowers shall take all action necessary to cause each Material Additional Project Document to be or become subject to the Liens of the Security Documents (whether by amendment to any Security Document, execution of a new Security Document or otherwise) in favor of the Collateral Agent, and shall deliver or cause to be delivered to the Administrative Agent and to the Collateral Agent such legal opinions, certificates or other documents with respect to each Material Additional Project Document as the Administrative Agent may reasonably request. The Borrowers shall cause each party (other than the applicable Borrower) to a Material Additional Project Document (other than (i) any corn supply agreement entered into to obtain replacement corn as a result of a default or breach by Cargill under the relevant Corn Supply Agreement; (ii) any Buffalo Lake Permitted Long-Term Sales Agreement or Pioneer Trail Permitted Long-Term Sales Agreement, (iii) any Buffalo Lake Permitted Denaturant Agreement or Pioneer Trail Permitted Denaturant Agreement) to execute and deliver a Consent Agreement with respect to each such Material Additional Project Document and such legal opinions relating to such Material Additional Project Document as the Administrative Agent may reasonably request.

(c) At such time as the Administrative Agent may reasonably request in writing, the Borrowers shall furnish, or cause to be furnished, to the Collateral Agent and to the Administrative Agent, an opinion or opinions of legal counsel either stating that, in the opinion of such counsel, such action has been taken with respect to (i) amending or supplementing the Security Documents (or providing additional Security Documents, notifications or acknowledgments) as is necessary to subject all the Collateral (including any after-acquired Property of any Borrower) to the Lien of the Security Documents and (ii) (A) the recordation of the Security Documents (including, without limitation, any amendment or supplement thereto) and any other requisite documents and (B) the execution and filing of any financing statements and continuation statements as are necessary to maintain the Liens purported to be created by the Security Documents and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens. Such opinion or opinions of counsel shall also describe the recordation of the Security Documents and any other requisite documents and the execution and filing of any financing statements and continuation statements, or the taking of any other action that will, in the opinion of such counsel, be required to maintain the Liens purported to be created by the Security Documents after the date of such opinion.

5.31 Hedging Agreements; Risk Management Policy and Committee. Except for Required Hedging Agreements entered into pursuant to Section 5.17, the Borrowers shall not enter into and maintain Hedging Agreements or open and maintain any Margin Account unless the following conditions have been satisfied (which conditions in any event shall have been satisfied on or prior to the initial Commercial Operation Date): (i) the Borrowers’ Agent shall have delivered a Risk Management Policy (which shall include a description of the Risk Management Committee that will supervise such Risk Management Policy, which shall have been approved in writing by the board of managers of each Borrower and the Administrative Agent (acting on the instructions of the Required Lenders), (ii) the Risk Management Committee has been appointed and is operating in accordance with the terms of the Risk Management Policy, (iii) such Hedging Agreement is in accordance with the terms of the Risk Management Policy and has been approved by the Risk Management Committee, and (iv) cash reserves are on deposit in the Hedging Reserve Account in accordance with the terms of the Risk Management Policy to satisfy the potential exposure of the Borrowers for margin calls under the Hedging Agreements. The Borrowers shall not amend or modify the Risk Management Policy without the prior written consent of the Administrative Agent (acting on the instructions of the Required Lenders).

5.32 Prepayment of Indebtedness; Reduction of Commitments. (a) Except for prepayments required or permitted to be made pursuant to Section 6, the Borrowers shall not make, or permit to be made on its behalf, any prepayment of any of the Loans.

(b) The Borrowers shall not reduce all or any portion of the Commitment of any Lender prior to the Conversion Date unless (i) the Borrowers shall have offered to each of the Lenders to make, and with the consent of such Lender shall contemporaneously make, a proportionate reduction in the Commitment of each such other Lender, (ii) no event shall have occurred or could reasonably be expected to occur to cause the Buffalo Lake Commercial Operation Date, Pioneer Trail Commercial Operation Date, or Project Completion Date to be delayed beyond the Date Certain, (iii) the proposed reduction in Commitments requested by the Borrowers will not result in a deficiency of funds necessary to achieve the Project Completion Date by the Date Certain and otherwise satisfy the conditions contained in Section 3.4, and (iv) each Lender shall have received a certificate from the Borrowers Agent, confirmed by the Independent Engineer, with respect to the matters set forth in clauses (ii) and (iii) above.

5.33 Transfers and Issuances of Equity Interests. No Borrower shall (x) permit or consent to the transfer (by assignment, sale or otherwise) of any LLC Interests of such Borrower, or (y) issue any new LLC Interests; provided, that such Borrower may permit or consent to the assignment, sale or transfer of LLC Interests of such Borrower or to the issuance of new LLC Interests of such Borrower (each a “Transfer”) if such Transfer is consummated in compliance with each of the following conditions (any Transfer not complying with each of the following conditions being null and void ab initio):

(i) After giving effect to any such Transfer, no Change of Control shall have occurred;

(ii) In the case of a Transfer by any Borrower, BFE Holdings or any subsequent transferee thereof after the date hereof, such Transfer shall be made expressly subject to the assignment to the Collateral Agent of the LLC Interests so being transferred, and any Person that becomes a member of such Borrower as a result of such Transfer shall, simultaneously with such Transfer, sign a pledge agreement substantially identical to the Pledge Agreements and otherwise in form, scope and substance satisfactory to the Administrative Agent; and

(iii) Such Person referred to in paragraph (ii) above shall comply with requirements of clauses (ii), (iii) and (iv) of the definition of Permitted Transferee and shall simultaneously with such Transfer, execute and deliver to the Collateral Agent membership unit certificates endorsed in blank, financing statements and other documents and instruments as the Collateral Agent (acting on the instruction of the Administrative Agent) may reasonably request in order to evidence, secure, and perfect the Collateral Agent’s security interest in and Lien on such LLC Interests.

5.34 Project Revenues. All Project Revenues received on and after the Closing Date shall be deposited into the Project Revenues Collection Account and applied as provided in the Account Agreement.

5.35 Accounts. No Borrower shall open or maintain any bank or broker account other than the Accounts without the prior written consent of the Administrative Agent other than any debt service reserve account funded solely in connection with any TIF Indebtedness, any Margin Account, the Escrow Accounts and the Payment Accounts.

5.36 Further Assurances. The Borrowers shall promptly and duly execute and deliver to the Administrative Agent such documents and assurances to take such further action as the Administrative Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Financing Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Secured Parties pursuant to the Financing Documents.

SECTION 6.  PAYMENT PROVISIONS; FEES.

6.1 Repayment of Principal.

(a) The Borrowers shall repay the aggregate principal amount of the Construction Loans outstanding and such Construction Loans shall mature on the Term Date (except to the extent that such Construction Loans are converted into Term Loans in accordance with Section 2.2 hereof). The Construction Loan Commitments shall automatically be reduced to zero at the close of business on the Term Date.

(b) The Borrowers shall repay the aggregate principal amount of the Term Loans outstanding on the dates (each such date, a “Principal Payment Date”) and in the applicable amounts set forth in Appendix B.

(c) The Borrowers shall repay the aggregate principal amount of the Working Capital Loans outstanding and such Working Capital Loans shall mature on the Working Capital

Loan Maturity Date. The Working Capital Loan Commitments shall automatically be reduced to zero at the close of business on the Working Capital Loan Maturity Date.

6.2 Voluntary Prepayments. The Borrowers shall have the right to prepay the Term Loans after the Conversion Date, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrowers’ Agent shall give the Administrative Agent at the Notice Office at least three Business Days’ prior written notice of its intent to prepay the Loans, the aggregate principal amount of the prepayment, the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made (which notice the Administrative Agent shall promptly transmit to each of the Lenders); (ii) such prepayment shall be in an aggregate principal amount of Five Hundred Thousand Dollars ($500,000) (or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof); (iii) prepayments of a Eurodollar Loan may only be made pursuant to this Section 6.2 on the last day of an Interest Period applicable thereto, unless the Borrower pays all amounts owing under Section 2.14 as a result of prepaying such Eurodollar Loan on a day other than the last day of the Interest Period applicable thereto; and (iv) each prepayment of Loans pursuant to this Section 6.2 shall be applied to reduce the Scheduled Principal Payments in inverse chronological order of their due dates. The Borrowers shall have the right to prepay the Working Capital Loans, without premium or penalty, any time in accordance with Section 4.2(a) and (d) of the Account Agreement.

6.3 Mandatory Prepayments. The Borrowers shall make mandatory prepayments without premium or penalty of the Loans as follows:

(a) Project Document Claims. The Borrowers shall prepay the outstanding Loans (other than the Working Capital Loans) to the extent required pursuant to Section 5.10. In addition, in the event that the Performance Guarantees are deemed satisfied pursuant to Section 6.5.5.(b) of any EPC Contract, the Borrowers shall apply the amounts transferred from the Distribution Account pursuant to Section 4.12(c) of the Account Agreement to the prepayment of the Loans (other than the Working Capital Loans) on the next Principal Payment Date following the transfer of such amounts.

(b) Loss Proceeds. The Borrowers shall prepay the outstanding Loans (other than the Working Capital Loans) to the extent required pursuant to Section 5.11.

(c) Dispositions. In the event of any Disposition (other than sales of ethanol and distiller’s grain pursuant to the Project Documents) where the Net Disposition Proceeds are equal to or greater than Five Hundred Thousand Dollars ($500,000), the Borrowers shall prepay the outstanding Loans (other than the Working Capital Loans) in an aggregate principal amount equal to one hundred percent (100%) of such Net Disposition Proceeds, such prepayment to be made no later than the date which is thirty (30) days after the receipt of such Net Disposition Proceeds.

(d) ECF Sweeps. On each Principal Payment Date, the Borrowers shall prepay the Term Loans from amounts on deposit in the ECF Sweep Account on such date (after giving effect to any deposits to be made on such date) pursuant to Section 4.8, 4.9 or 4.10 of the Account Agreement.

(e) Change of Control. On the first Principal Payment Date occurring after the date on which any Change of Control shall have occurred, the Borrowers shall prepay the Loans in full.

(f) Application. Each prepayment of Loans made pursuant to this Section 6.3 shall be applied to reduce the remaining Scheduled Principal Payments in inverse chronological order of their due dates.

6.4 Maturity Date. Notwithstanding anything to the contrary which may be contained in this Agreement, the outstanding principal amount of (i) any Term Loans shall be repaid in full on the Term Loan Maturity Date and (ii) any Working Capital Loans shall be repaid in full on the Working Capital Loan Maturity Date.

6.5 Method and Place of Payment. (a) Except as set forth in the following sentence or as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 11:00 a.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office as follows: BNP Paribas, ABA 026-007-689, Credit to Account: Loan Servicing Clearing Account, Account No. 103-130-00103, Reference: BFE Operating Company LLC, Attention: NYLS Agency Support Team, or pursuant to such other instructions as the Administrative Agent shall designate to the Borrowers’ Agent in writing. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided that in the event that the day on which any such payment relating to a Eurodollar Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

(b) With respect to any repayment of Loans pursuant to Section 6.1 or any mandatory prepayment of Loans pursuant to Section 6.3, the Borrowers’ Agent may designate the Types of Loans which are to be repaid or prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made; provided, that (i) repayments and prepayments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all such Eurodollar Loans with Interest Periods ending on or prior to such date of required repayment or prepayment and all Base Rate Loans have been paid in full; (ii) if any repayment or prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than One Million Dollars ($1,000,000), such outstanding Loans shall immediately be converted into Base Rate Loans; and (iii) each repayment or prepayment of Loans made pursuant to a single Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrowers’ Agent as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

6.6 Computations. All computations of interest and Fees hereunder shall be made on the basis of a three hundred sixty (360)-day year and the actual number of days elapsed; provided, that computations of interest on Base Rate Loans hereunder shall be made on the basis of a three hundred sixty five (365)- or three hundred sixty six (366)-day year, as the case may be, and the actual number of days elapsed.

6.7 Fees.

(a) Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the account of each Lender, a commitment commission (the “Commitment Fee”) for the Construction Loan Commitments and the Working Capital Loan Commitments, computed at a rate equal to one half percent (0.50)% per annum on the daily average Unutilized Commitment of such Lender during the period commencing on the Signing Date and ending on the expiry of the Buffalo Lake Construction Loan Availability Period, the Pioneer Lake Construction Loan Availability Period and the Working Capital Availability Period, as applicable. The accrued Commitment Fee shall be due and payable in arrears on each Quarterly Date.

(b) Additional Fees. The Borrowers agree to pay to the Administrative Agent and the Arranger, for their respective accounts, such other fees as have been agreed to in writing by the Borrowers and such Persons, including but not limited, to the fees specified in the Fee Letters.

6.8 Application of Payments; Sharing.

(a) Subject to the provisions of this Section 6.8, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations of the Borrowers hereunder, it shall promptly distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Transaction Documents, or otherwise), which, in any such case, is in excess of its ratable share of payments on account of the Obligations obtained by all Lenders, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrowers to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 7.  EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

(a) Any Borrower shall fail to pay when due any principal or interest payable pursuant to any Note, any Unpaid Drawing or any other amount payable pursuant to this Agreement or any other Financing Document, in the case of principal when the same becomes or shall be declared to be due and payable (whether prior to its stated maturity or otherwise), and in the case of interest, within three (3) Business Days after the same becomes or shall be declared to be due and payable; or

(b) Any Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness beyond any period of grace specified therein, or in the payment when due of any amount under any Hedging Agreement; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Hedging Agreement shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset or, in the case of a Hedging Agreement, to permit the payments owing under such Hedging Agreement to be liquidated as the result of the early termination thereof; or

(c) Any representation, warranty or certification made (or deemed made) by or on behalf of any Borrower, BFE Holdings, the Sponsor, any other Project Participant or any Affiliate of any thereof in this Agreement, any other Financing Document, or in any notice or other certificate, agreement, document, financial statement or other statement delivered pursuant hereto or thereto, shall prove to have been false or misleading in any material respect when made or deemed made if such representation, warranty or certification continues to be false or misleading in any material respect as of the date in question, and if the circumstances that rendered such representation, warranty or certification false or misleading shall be continuing for more than 30 days after any Authorized Officer of the Borrower has knowledge thereof or receives notice thereof from any Secured Party; or

(d) Any Borrower shall fail to:

(i) comply with any term, covenant or provision set forth in Section 5.3 (Maintenance of Existence; Conduct of Business), 5.9 (Insurance), 5.10 (Events of Loss and Project Document Claims), 5.12 (Limitation on Liens), 5.13 (Indebtedness), 5.15 (Investments; Subsidiaries), 5.16 (Distributions), 5.18 (Location; Chief Executive Office; Records), 5.24 (Merger; Sales and Purchases of Assets), 5.25 (Amendment of Transaction Documents; Additional Project Documents; Scope Change Orders; etc.), 5.30 (Security Documents), 5.31 (Hedging Agreements; Risk Management Policy and Committee), 5.33 (Transfers and Issuances of Equity Interests), or 5.34 (Project Revenues); or

(ii) comply with any terms, covenant or provision set forth in Section 5, but excluding those Sections included in Section 7.1(d)(i), and such failure shall continue unremedied for thirty (30) days after such Borrower has actual knowledge thereof or receives notice thereof from the Administrative Agent or the Collateral Agent; or

(e) Any Borrower, BFE Holdings or the Sponsor shall fail to comply with or perform any other agreement or covenant contained in this Agreement or in any other Financing Document and such failure (in the case of this Agreement and such other Financing Document other than the Account Agreement and the Subordination Agreement) shall continue unremedied for 30 days; provided that, if (i) such failure cannot be cured within such 30-day period, (ii) such failure is susceptible of cure, (iii) such Borrower, BFE Holdings or the Sponsor, as the case may be, is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure does not impair the Liens on the Collateral, (v) the existence of such failure has not had and cannot, after considering the nature of the proposed cure, be reasonably expected to have a Material Adverse Effect, and (vi) the Administrative Agent shall have received an Officer’s Certificate to the effect of clauses (i), (ii), (iii), (iv) and (v) above and stating what actions such Borrower, BFE Holdings or the Sponsor, as the case may be, is taking to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of 60 days after the end of such 30-day period, as shall be necessary for such Borrower, BFE Holdings or the Sponsor, as the case may be, diligently to cure such failure; or

(f) Any Borrower, BFE Holdings, the Sponsor (prior to the Project Completion Date), Cargill, the Operator, the EPC Contractor (only so long as any warranty obligations remain outstanding under any EPC Contract) or Delta-T (only so long as any warranty obligations remain outstanding under any EPC Contract) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(g) Any Borrower, BFE Holdings, the Sponsor (prior to the Project Completion Date), Cargill, the Operator, the EPC Contractor (only so long as any warranty obligations remain outstanding under any EPC Contract) or Delta-T (only so long as any warranty obligations remain outstanding under any EPC Contract) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law (as now or hereafter in effect), (iv) fail to controvert in an appropriate manner within 60 days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Bankruptcy Law, (v) take any action for the purpose of effecting any of the foregoing or (vi) take any action under any other applicable Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (v) hereof; or

(h) A proceeding or case shall be commenced, without the application or consent of any Borrower, BFE Holdings, the Sponsor (prior to the Project Completion Date), Cargill, the Operator, the EPC Contractor (only so long as any warranty obligations remain outstanding under any EPC Contract) or Delta-T (only so long as any warranty obligations remain outstanding under any EPC Contract), in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its Property or (iii) similar relief in respect of such Borrower, BFE Holdings, the Sponsor or any such Project Participant under any Bankruptcy Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Borrower, BFE Holdings, the Sponsor or any such Project Participant shall be entered in an involuntary case under any Bankruptcy Law; or any proceeding or action shall be commenced under any other applicable

Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (iii) hereof; or

(i) A final judgment or judgments for the payment of money in excess of Two Million Dollars ($2,000,000) in the aggregate, shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Borrower and the same shall not be discharged (or provision satisfactory to the Required Lenders shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Borrower shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j) Any non-monetary judgment or order shall be rendered against any Borrower that has had or could reasonably be expected to have a Material Adverse Effect, and a stay of execution thereof shall not have been obtained within thirty (30) days from the date of entry thereof; or

(k) Either any Borrower or any ERISA Affiliate of any Borrower shall at any time establish, maintain, contribute to, or be required to contribute to, any Plan, Multiemployer Plan or Foreign Pension Plan; or

(l) Any Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise); or proceeding shall be commenced by any Person seeking the termination, dissolution or liquidation of such Borrower and, if such proceedings were commenced by any Person other than such Borrower, either (i) such proceedings shall not be dismissed without any such termination, dissolution, liquidation or other Material Adverse Effect within thirty (30) days from the date of commencement thereof or (ii) the Required Lenders shall reasonably determine that such proceedings and the effect thereof would reasonably be expected to have a Material Adverse Effect; or

(m) Any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason (or any Borrower shall so assert) or any of the Secured Parties shall cease to have a first priority, perfected Lien on any Collateral, subject only to Permitted Liens and except to the extent that the enforceability of such document or Lien may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally; or

(n) Any Borrower or any Project Participant shall fail to obtain, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Governmental Approval and such proceeding is not terminated within thirty (30) days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect; or

(o) (i) any Project Document shall be terminated (other than by virtue of the scheduled expiration in the ordinary course of such Project Document in accordance with its terms), or any Borrower or any Project Participant shall take any action to terminate any Project Document to which it is a party; or (ii) any Transaction Document, or any material provision of any Transaction Document, shall at any time for any reason cease to be valid and binding or in full force and effect or any party thereto (other than a Secured Party) shall so assert in writing; or (iii) any Transaction Document, or any material provision of any Transaction Document, shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto (other than a Secured Party) or any Governmental Authority; or (iv) any Borrower or any Project Participant shall deny that it has any further liability or obligation under any Transaction Document (provided, that for any Project Document other than the EPC Contracts, the Delta-T License Agreements, the Payment and Performance Bonds, the Master Agreements, the Goods and Services Agreements and the Grain Facility Leases, the defaults described in clauses (i) to (iv) above shall not constitute an Event of Default if and only if the following conditions are and (in the case of items (A) and (D) below) remain satisfied: (A) each relevant Borrower shall promptly commence and thereafter diligently and in good faith negotiate and enter into an Additional Project Document within sixty (60) days of such default to replace such Project Document, (B) the terms and conditions of such Additional Project Document shall be approved by the Administrative Agent, the Required Lenders and Collateral Agent, (C) the counsel of the relevant Borrower(s), if required, shall have delivered to each Lender a favorable opinion with respect to the enforceability of such Additional Project Document, in form and substance reasonably acceptable to such Lender, and (D) no Default or Event of Default has occurred and is continuing (other than the Default(s) or Events of Default(s) directly resulting from such defaults); or (v) any Project Participant shall default in the observance or performance of any of the material covenants or agreements contained in any Project Document and such default shall not be cured within the applicable grace period (or, if no grace period, within thirty (30) days of such default) contained in such Project Document, or any party to any Project Document assigns or transfers all or any part of its rights and obligations in, to or under such Project Document other than to a transferee which has been approved by the Required Lenders; or

(p) The Project Completion Date shall not have occurred by the Date Certain; or

(q) Any Borrower or the EPC Contractor shall, in the reasonable opinion of the Required Lenders, have actually abandoned the construction or the continuing operation of any Plant and (in the case of the EPC Contractor) such abandonment shall continue for a period of thirty (30) Business Days after any Borrower shall have or should have had knowledge thereof; or

(r) A material part of the Project shall be destroyed or suffer an actual or constructive loss and, as a result thereof, any Plant shall be unable to operate for three (3) Business Days in excess of the period during which all Operation and Maintenance Expenses and Debt Service shall be fully covered by delayed start up or business interruption insurance (except for the period corresponding to the deductible thereunder); or

(s) Any Environmental Claim shall have been asserted against any Borrower or any Project Participant or any Release, emission, discharge or disposal of any Hazardous Materials shall have occurred in violation of Environmental Laws which, in either case, would reasonably be expected to have a Material Adverse Effect; or

(t) A Change of Control shall have occurred; or

(u) An Expropriation Event shall have occurred; or

(v) Any issuer of a DSRA Letter of Credit shall fail to perform any of its obligations thereunder; or

(w) Any party (other than the Collateral Agent) shall fail to perform any of its obligations under the Subordination Agreement or Mezzanine Debt Guaranties; or

(x) Any event, condition or circumstance shall exist or shall have occurred which, in the judgment of the Required Lenders, has had or would reasonably be expected to have a Material Adverse Effect.

7.2 Acceleration. (a) If an Event of Default specified in paragraph (g) or (h) of Section 7.1 shall occur with respect to any Borrower, automatically all Commitments and Letters of Credit (which may be terminated in accordance with their terms) shall immediately terminate and all Loans (with accrued interest thereon) and all other amounts owing under the Financing Documents shall immediately become due and payable and the Borrowers shall pay to the Collateral Agent such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrowers and then outstanding.

(b) If any Event of Default (other than an Event of Default referred to in Section 7.2(a)) shall occur, then the Administrative Agent (acting at the direction of the Required Lenders) may by notice to the Borrowers either (A) declare the Commitments to be terminated, whereupon all Commitments shall immediately terminate, (B) terminate all Letters of Credit which may be terminated in accordance with their terms, (C) direct the Borrowers to pay (and the Borrowers agree that upon receipt of such notice it will pay) to the Collateral Agent such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding and/or (D) declare the Loans, Unpaid Drawings, all accrued and unpaid interest thereon and all other amounts owing to the Lenders under the Financing Documents to be due and payable, whereupon the same shall become immediately due and payable.

(c) Except as expressly provided above in this Section 7.2, presentment, demand, protest and all other notices and other formalities of any kind are hereby expressly waived by the Borrowers.

7.3 Other Remedies. Upon the occurrence and during the continuation of an Event of Default:

(a) The Collateral Agent (acting on the instruction of the Administrative Agent) may exercise any or all rights and remedies at law or in equity (in any combination or order that the Collateral Agent may elect), including without limitation or prejudice to the Collateral Agent’s other rights and remedies, any and all rights and remedies available under any of the Financing Documents.

(b) With the prior written consent of the Required Lenders, which consent may be given or withheld in the Required Lenders’ sole discretion, either the EPC Contractor or any subcontractor may submit an invoice on behalf of the Borrowers, and the Lenders may, in their sole discretion, make payments directly to the EPC Contractor, any subcontractor or any other Person. The Administrative Agent shall give the Borrowers prior written notice of payments to be made by the Lenders pursuant to this paragraph. All sums advanced and disbursed pursuant to this paragraph shall be deemed to be Construction Loans disbursed pursuant to the Financing Documents.

(c) Each Borrower hereby appoints the Collateral Agent (acting on the instruction of the Administrative Agent, acting on the instructions of the Required Lenders) as the attorney-in-fact of the Borrowers, with full power of substitution, and in the name of each of the Borrowers, if the Administrative Agent (acting on the instructions of the Required Lenders) elects to do so at any time after the occurrence and during the continuance of an Event of Default, to: (i) make such changes in the Plans and Specifications, employ such engineers and contractors as may be required, and advance and apply such sums as are necessary, including any proceeds of the Loans, for the purpose of completing the construction of each Plant, (ii) disburse and directly apply the proceeds of any Loan to the satisfaction of any of the obligations of the Borrowers hereunder or under any other Financing Document, (iii) hold, use, disburse and apply the Loans for payment of any Project Costs, and/or the payment or performance of any obligation of the Borrowers under any Project Document, (iv) advance and incur such expenses as the Required Lenders deem reasonably necessary for the completion of construction of the Plants and to preserve the Project, (v) disburse any portion of any Loan, from time to time, to Persons other than the Borrowers for the purposes specified herein or in any other Transaction Document, (vi) construct, maintain or operate any Plant, (vii) execute all applications and certificates in the name of any Borrower as may be required for construction and operation of any Plant, (viii) endorse the name of any Borrower on any checks or drafts, representing proceeds of any insurance policies, or other checks or instruments payable to any Borrower with respect to the Project, (ix) do every act with respect to the Transaction Documents and the construction and operation of the Project which any Borrower may do, (x) prosecute or defend any action or proceedings incident to the Project and (xi) upon the direction of the Administrative Agent (acting on the instructions of the Required Lenders) and at the expense of the Borrowers, at any time or from time to time, all acts and things which the Administrative Agent (acting on the instructions of the Required Lenders) deems necessary to protect or preserve the Collateral. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. The Collateral Agent shall have no obligation to undertake any of the foregoing actions, and, if it takes any such action it shall have no liability to any Borrower to continue the same or for the sufficiency or adequacy thereof. At the request of the Collateral Agent, the Borrowers shall ratify all actions taken by or on behalf of the Collateral Agent hereunder.

(d) Any funds of any Lender or the Collateral Agent (including the proceeds of any Loans) used for any purpose referred to in this Section 7.3, whether or not in excess (without obligating any Lender to fund any Loans in excess of its Construction Loan Commitment) of the relevant Commitments shall (i) be governed hereby, (ii) constitute a part of the Obligations secured by the Security Documents, (iii) bear interest at the Default Rate, and (iv) be payable upon demand by such Lender or the Collateral Agent, as applicable.

SECTION 8.  THE AGENTS.

8.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any such other Financing Document, together with such powers as are reasonably incidental thereto.

(b) Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any such other Financing Document, together with such powers as are reasonably incidental thereto.

(c) Each Lender hereby irrevocably (subject to Section 8.4 of the Account Agreement and Section 8.9 hereof) consents to the appointment by the Collateral Agent of Deutsche Bank Trust Company Americas, as the Depositary Agent under the Account Agreement, and hereby authorizes the Depositary Agent to take such action on its behalf under the provisions of the Account Agreement, and to exercise such powers and perform such duties as are expressly delegated to it by the terms thereof, together with such powers as are reasonably incidental thereto.

(d) Each of the Lenders authorizes, respectively, each Agent to execute, deliver and perform each of the Financing Documents to which such Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of such Agent contained in the Financing Documents.

(e) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, none of the Agents shall have any duties or responsibilities except those expressly set forth herein and in the other Financing Documents, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against any of the Agents. Without limiting the generality of the foregoing sentence, the use of the terms “Administrative Agent” and “Collateral Agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such terms are used merely as a matter of market custom, and are intended to create or reflect only a relationship between independent contracting parties.

8.2 Delegation of Duties. Any of the Agents may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel, accountants, appraisers or other experts or advisors concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. Without limiting the generality of the foregoing, the Collateral Agent shall, for the purpose of meeting any legal requirement of any jurisdiction in which any Collateral may at the time be located, have the power, and may execute and deliver all instruments necessary or required to appoint one or more Persons to act as a sub-agent of the Collateral Agent, and to vest in such Person or Persons, in such capacity and for the benefit of the Secured Parties, such title to the Collateral or any part thereof, and subject to this Section 8.2, such powers, duties, obligations, rights and trusts as the Collateral Agent may reasonably consider necessary; provided, however, that the appointment of the such sub-agent shall be subject to the approval of the Administrative Agent.

8.3 Liability of the Agents. None of the Agents or any Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Secured Parties or any other Person for any recital, statement, representation or warranty made by any Borrower or any Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Transaction Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of any Borrower or any other party to any Transaction Document to perform its obligations hereunder or thereunder. None of the Agents or any Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the Properties, books or records of any Borrower or any Affiliate of any Borrower.

8.4 Reliance by the Agents. Each of the Agents shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by any such Agent. Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document (a) if such action would, in the opinion of such Agent (upon consultation with counsel), be contrary to applicable Law or the terms of any Financing Document, (b) if such action is not specifically provided for in the Financing Documents to which such Agent is a party, and it shall not have received such advice or concurrence of the Required Lenders, in the case of the Administrative Agent, and the

Administrative Agent (acting on the instructions of the Required Lenders), in the case of the Collateral Agent, as it deems appropriate, (c) if in connection with the taking of any such action that would constitute the making of a payment due under any Project Document pursuant to the terms of any Consent Agreement, it shall not first have received from any or all of the other Secured Parties funds equal to the amount of such payment, or (d) unless, if it so requests, such Agent shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders, in the case of the Administrative Agent, and the Administrative Agent (acting on the instructions of the Required Lenders), in the case of the Collateral Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Secured Parties.

8.5 Notice of Default. (a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” If the Administrative Agent receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with this Section 8; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

(b) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Collateral Agent shall have received written notice from the Administrative Agent, a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. If the Collateral Agent receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to the Administrative Agent and the Lenders. The Collateral Agent shall take such action with respect to such Default or Event of Default, and such action on behalf of the Secured Parties under any other Financing Document as may be requested by the Administrative Agent (acting on the instructions of the Required Lenders); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or other Financing Document as it shall deem advisable or in the best interest of the Lenders.

8.6 Credit Decision. Each Lender acknowledges that none of the Agents or the Agent-Related Persons has made any representation or warranty to it, and that no act by any of the Agents hereafter taken, including any review of the Project or of the affairs of any Borrower, shall be deemed to constitute any representation or warranty by any Agent or Agent-Related Person to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrowers, the Project, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrowers and the Project. Except for notices, reports and other documents expressly required pursuant to any Financing Document to be furnished to the Lenders by the Agents, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Project or of any Borrower which may come into the possession of any Agent or any of the Agent-Related Persons.

8.7 Indemnification of Agents.

(a) Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of any Borrower to do so), pro rata in accordance with the aggregate principal amount of the Loans held by such Lender, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent or the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.

(b) Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share as provided above of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers.

(c) The undertakings of each Lenders and any Borrower in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent and the termination of this Agreement.

8.8 Agents in Individual Capacities. Each of the Agents and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower or its Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliates) and acknowledge that the Agents shall be under no obligation to provide such information to them. Any Agent which is also a Lender hereunder shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

8.9 Successor Agents.

(a) The Collateral Agent may, on the instructions of the Administrative Agent (acting at the direction of the Required Lenders), remove and replace the Depositary Agent pursuant to the terms and conditions of the Account Agreement and may, on the instructions of the Administrative Agent (acting at the direction of the Required Lenders), direct the Depositary Agent according to the terms of this Agreement and the relevant Financing Documents.

(b) Subject to the appointment and acceptance of a successor as provided below, each of the Administrative Agent and the Collateral Agent may resign at any time by giving notice thereof to the other Agents, the Lenders and the Borrowers, and each such Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor to the applicable Agent. If no successor Agent shall have been appointed by the Required Lenders, and shall have accepted such appointment with thirty (30) days after the resigning Agent’s giving of notice of resignation or the giving of any notice of removal of any such Agent, then the resigning Agent or Agent being removed, as the case may be, may, at the expense of the Borrowers, appoint, or petition a court of competent jurisdiction for, a successor to such Agent. If the Collateral Agent shall resign or be removed pursuant to the foregoing provisions, upon the acceptance of appointment by a successor Collateral Agent hereunder, the former Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent. Upon the acceptance of its appointment as a successor Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such resigning or removed Agent, and such resigning Agent or removed Agent shall be discharged from its duties and obligations hereunder.

(c) After any Agent’s resignation or removal, the provisions of this Section 8 and of Sections 9.1 and 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

(d) Any such resignation by or removal of the Administrative Agent hereunder shall also constitute its resignation as a Letter of Credit Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Letter of Credit Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation.

(e) Any successor Collateral Agent shall be a bank that (a) has an office in New York, New York with capital, surplus and undivided profits of at least One Hundred

Million ($100,000,000), (b) is experienced in administering similar financing transactions, (c) is experienced in administering non-recourse project finance transactions and (d) is reasonably acceptable to the other Agents. Any successor Collateral Agent shall evidence its acceptance of this Agreement by executing and delivering to the Borrowers and the Agents an instrument accepting this Agreement and its appointment as Collateral Agent and under the Transaction Documents.

(f) Subject to satisfaction of the requirements in Section 8.9(e), any entity into which the Collateral Agent is merged or converted or with which it is consolidated or which results from a merger, conversion or consolidation to which it is a party or who purchases all or substantially all of its corporate trust business shall, to the extent permitted by Law, be the successor Collateral Agent under this Agreement without further formality and shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Collateral Agent with which such corporation was merged, converted or consolidated. The Collateral Agent concerned shall forthwith notify any Borrower and the Administrative Agent of any such event.

8.10 Registry. Each Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Section 8.10, to maintain a register at one of its offices in New York, New York (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect any Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans, and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance pursuant to Section 9.13. Coincident with the delivery of such Assignment and Acceptance to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 8.10.

8.11 Information. The Administrative Agent shall deliver to the Collateral Agent the certificate of an Authorized Officer of the Administrative Agent certifying as to the name, incumbency and specimen signature of each officer of the Administrative Agent authorized to provide instructions or directions to the Collateral Agent under the Transaction Documents. Each Borrower shall deliver to the Collateral Agent the certificate of an Authorized Officer of such Borrower authorized to provide instructions or directions to the Collateral Agent under the Transaction Documents. The Collateral Agent may conclusively rely on such certificates until the Collateral Agent receives a replacement certificate from the Administrative Agent or the Borrowers’ Agent, as applicable.

8.12 Miscellaneous.

(a) In any circumstance where the Collateral Agent is required to exercise discretion, approve documentation or distribute proceeds under any Transaction Documents, the Collateral Agent may, at its option, seek to obtain instructions or directions from the Administrative Agent with respect to such action.

(b) The Collateral Agent shall, at any time, have the right to seek instructions concerning the administration of the arrangements created hereunder from any court of competent jurisdiction.

(c) The Collateral Agent shall not be in breach of its obligations under this Agreement, to the extent that its performance is prevented or delayed by any act, event or circumstance which is not reasonably within the control of the Collateral Agent acting as a reasonable and prudent Person (“force majeure”). Acts, events or circumstances constituting force majeure shall include, without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable. If the Collateral Agent claims to be relieved of its obligations under this Agreement on grounds that an act, event or circumstance constitutes force majeure, it shall promptly notify the Administrative Agent of such act, event or circumstance.

(d) The Collateral Agent shall not be liable under or in connection with the Transaction Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including, but not limited to, lost profits, whether or not foreseeable (except for liability arising from the Collateral Agent’s own gross negligence or willful misconduct).

(e) None of the provisions of this Agreement or the other Transaction Documents shall be construed to require the Collateral Agent in its individual capacity to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder (except for liability arising from the Collateral Agent’s own gross negligence or willful misconduct).

(f) Any notice from a Secured Party or the Administrative Agent to the Collateral Agent shall state whether such notice is being delivered on behalf of the Required Lenders or otherwise.

(g) In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act

(“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to resign as the Collateral Agent. The Collateral Agent shall not be liable to any Borrower or the Secured Parties or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment (except for liability arising from the Collateral Agent’s own gross negligence or willful misconduct). If at any time it is necessary or advisable for the Project to be possessed, owned, operated or managed by any Person (including the Collateral Agent) other than the Borrowers, the Administrative Agent shall direct the Collateral Agent to appoint an appropriately qualified Person (excluding the Collateral Agent) who the Administrative Agent shall designate to possess, own, operate or manage, as the case may be, the Project.

SECTION 9.  MISCELLANEOUS.

9.1 Costs and Expenses. The Borrowers shall, whether or not the transactions contemplated hereby are consummated and whether or not any of the following are incurred before or after the Closing Date, pay, within ten (10) Business Days after receipt of invoice, all reasonable costs and expenses of the Administrative Agent, the Collateral Agent and the Arranger in connection with the preparation, issuance, delivery, filing, recording and administration of this Agreement (including any syndication of Commitments and/or Loans), the other Transaction Documents, and any other documents which may be delivered in connection herewith or therewith, including, without limitation, all reasonable engineers’, architects’, environmental, fuel, insurance, market and other consultants’ fees (including any such fees incurred in connection with the preparation of any report referred to herein and any inspections pursuant hereto), all reasonable Attorney Costs, the reasonable fees and expenses of any local counsel who may be retained by the Administrative Agent and/or the Collateral Agent with respect to the transactions contemplated by this Agreement, and all costs and expenses incurred by any Secured Party (including Attorney Costs) in connection with (a) any and all amounts which any Secured Party has paid relative to curing any Event of Default resulting from the acts or omissions of any Borrower under this Agreement or any other Transaction Document, (b) the enforcement or attempted enforcement of, or the investigation or preservation of any rights or remedies under, this Agreement or any other Transaction Document, or (c) any amendment, waiver or consent with respect to any provision contained in this Agreement or any other Transaction Document. In addition, the Borrowers shall pay and hold the Secured Parties harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value-added, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of and the performance of any obligation and making any payment under this Agreement, any other Transaction Document, or any other document which may be delivered in connection with this Agreement, and agrees to save the Secured Parties harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

9.2 Indemnity. Whether or not the transactions contemplated hereby are consummated:

(a) The Borrowers shall pay, indemnify, and hold each Secured Party, the Arranger and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans or the termination, resignation or replacement of any Agent or any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any other Transaction Document, including the Security Documents and any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Secured Party of any of its respective rights or remedies under any of the Financing Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Transaction Document or the Loans, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

(b) Environmental Indemnity.

(i) Without in any way limiting the generality of the other provisions contained in this Section 9.2, the Borrowers agree to defend, protect, indemnify, save and hold harmless each Indemnified Person, whether as beneficiary of any of the Security Documents, as a mortgagee in possession, or as successor-in- interest to any Borrower by foreclosure deed or deed in lieu of foreclosure, or otherwise, from and against any and all liabilities, obligations, losses, damages (including punitive claims), penalties, fees, claims, actions, judgments, suits, costs, disbursements (including, without limitation, Attorney Costs and consultants’ fees and disbursements) and expenses (collectively, “Losses”) of any kind or nature whatsoever that may at any time be incurred by, imposed on, asserted or awarded against any such Indemnified Person directly or indirectly based on, or arising out of or resulting from, (A) the actual or alleged presence of Hazardous Materials on, in, under or affecting all or any portion of the Land whether or not the same originates or emanates from the Land or any property adjoining or adjacent to the Land, or on, in, under or affecting properties at which any Hazardous Materials generated, stored or handled by the Borrowers were Released or disposed of, (B) any Environmental Claim relating to the Land or the Project or (C)  reasonable and necessary costs of response or corrective action in connection with any existing contamination at any Project or otherwise arising under Environmental Laws, in connection with the exercise of any Secured Party’s rights under any of the provisions of the Security Documents (the “Indemnified Matters”), whether any of the Indemnified Matters arise before or after foreclosure of any of the Security Interests or other taking of title to all or any portion of the Collateral by any Secured Party, including, without limitation, (x) the costs of removal of any and all Hazardous Materials from all or any portion of the Land or any property adjoining or adjacent to the Land, (y) additional costs required to take reasonable precautions to protect against the Release of Hazardous Materials on, in, under or affecting the Land into the air, any body of water, any other public domain or any surrounding areas, and (z) costs incurred to comply, in connection with all or any portion of the Land or any surrounding areas, with all applicable Environmental Laws with respect to Hazardous Materials, except to the extent that any such Indemnified Matter arises from the gross negligence or willful misconduct of such Indemnified Person.

(ii) In no event shall any site visit, observation, or testing by any Indemnified Person (or any representative of any such Person) be deemed to be a representation or warranty that Hazardous Materials are or are not present in, on, or under, the Land, or that there has been or shall be compliance with any Environmental Law. Neither any Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by any Indemnified Person. No Indemnified Person owes any duty of care to protect any Borrower or any other Person against, or to inform any Borrower or any other Person of, any Hazardous Materials or any other adverse condition affecting the Land, each Plant or the Project. No Indemnified Person shall be obligated to disclose to any Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by any Indemnified Person, except as reasonably required in connection with any claim for indemnification pursuant to this Section 9.2(b).

(c) Survival; Defense. The obligations in this Section 9.2 shall survive payment of the Loans and all other Obligations. At the election of any Indemnified Person, the Borrower’s indemnification obligations under this Section 9.2 shall include the obligation to defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person, at the sole cost and expense of the Borrowers. All amounts owing under this Section 9.2 shall be paid within 30 days after demand.

(d) Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 9.2 may be unenforceable because it is violative of any law or public policy, the Borrowers will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

(e) Settlement. So long as the Borrowers are in compliance with their obligations under this Section 9.2, the Borrowers shall not be liable to any Indemnified Person under this Section 9.2 for any settlement made by such Indemnified Person without the Borrowers’ consent.

9.3 Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, but excluding email, provided that any matter transmitted by any Borrower or the Borrowers’ Agent by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof by express courier) and faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof or to such other address as shall be designated by such party in a written notice to the other parties hereto.

(b) All such notices, requests and communications (i) sent by express courier will be effective upon delivery to or refusal to accept delivery by the addressee, and (ii) transmitted by facsimile will be effective when sent and facsimile confirmation received; except that all notices and other communications to any Agent shall not be effective until actually received.

(c) Each Borrower acknowledges and agrees that any agreement of the Secured Parties to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrowers. The Secured Parties shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Secured Parties shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by any of the Secured Parties in reliance upon such telephonic or facsimile notice.

(d) All notices, requests and other communications hereunder and under the other Financing Documents shall be in the English language.

9.4 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No Borrower may assign or otherwise transfer any of its rights under this Agreement or any of the other Financing Documents.

9.5 No Waiver; Remedies Cumulative. No failure or delay on the part of any of the Secured Parties or the holder of any Note in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Borrower and any Secured Party or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party or the holder of any Note to take any other or further action in any circumstances without notice or demand. All remedies, either under this Agreement or any other Financing Document or pursuant to any applicable Law or otherwise afforded to any Secured Party shall be cumulative and not alternative.

9.6 No Third Party Beneficiaries. The agreement of each Lender to make extensions of credit to the Borrowers on the terms and conditions set forth in this Agreement and the other Financing Documents is solely for the benefit of the Borrowers, and no other Person (including any other Project Participant, or any contractor, sub-contractor, supplier, worker, carrier, warehouseman, materialman or vendor furnishing supplies, goods or services to or for the benefit of any Borrower or the Project or receiving services from the Project) shall have any rights hereunder against any Secured Party with respect to the Loans, the proceeds thereof or otherwise.

9.7 Reinstatement. To the extent that any Secured Party receives any payment by or on behalf of any Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to such Borrower or to its estate, trustee, receiver, custodian or any other party under any Bankruptcy Law or otherwise, then to the extent of the amount so required to be repaid, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the Obligations as of the date such initial payment, reduction or satisfaction occurred.

9.8 No Immunity. To the extent that any Borrower may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document, to claim for itself or its revenues, assets or Properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed to such Person such an immunity (whether or not claimed), such Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the Law of the applicable jurisdiction.

9.9 Intentionally Omitted.

9.10 The Arranger. The Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than the rights to receive reimbursement or payment of costs or expenses incurred by it as provided in Section 9.1 and the right to indemnity under Section 9.2.

9.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.12 Amendment or Waiver.

(a) No provision of this Agreement or any other Financing Document may be amended, supplemented, modified or waived, except by a written instrument signed by the Administrative Agent (acting on the instructions of the Required Lenders), each of the Borrowers (but only if such Borrower is a party thereto) and the Agents party thereto, provided that if such Agent’s rights and obligations are not affected by such amendment, such Agent shall act upon the instructions of the Administrative Agent (acting on the instructions of the Required Lenders). Notwithstanding the foregoing provisions, no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender (it being understood that, except as expressly provided in this Agreement, waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender), without the prior written consent of such Lender, (ii) modify the scheduled final maturity date of any Loan or Unpaid Drawing, without the prior written consent of each affected Lender, or modify any date fixed by this Agreement or any other Financing Document for any payment of principal, interest or Fees due to any Lender hereunder or under any other Financing Document, without the prior written consent of such Lender, (iii) modify the principal of, or the rate of interest specified in any Financing Document on, any Loan of any Lender, without the prior written consent of such Lender, (iv) release all or substantially all of the Collateral except as shall be otherwise provided in any Security Document or other Financing Document or consent to the assignment or transfer by any Borrower of any of its respective obligations under this Agreement or any other Financing Document, without the prior written consent of each Lender, (v) amend, modify or waive any provision of this Section 9.12 or Section 2.26(c), 6.8, 9.1 or 9.2 of this Agreement, or otherwise reduce any amount owed to any Lender under any Financing Document, without the prior written consent of each Lender, or (vi) reduce the percentage specified in or otherwise amend the definition of Required Lenders, without the prior written consent of each Lender.

(b) Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 9.12(a) shall be binding upon the Borrowers, the Agents, the Lenders and the Arranger.

9.13 Assignments, Participations, etc.

(a) Any Lender may, with the written consent of the Administrative Agent, and so long as no Default or Event of Default has occurred and is continuing, with the written consent of the Borrowers’ Agent (such consent not be unreasonably withheld or delayed), at any time assign to one or more Eligible Assignees (each, an “Assignee”) (provided that no written consent of the Administrative Agent, the Borrowers’ Agent or any other Person shall be required in connection with any assignment and delegation by a Lender to (i) an entity that is an Affiliate of such Lender or (ii) another Lender) all or any part of any Loan and the other rights and obligations of such Lender hereunder and under the other Financing Documents; provided, that (A) each such assignment by a Lender of its Loans, its Note or its Commitments shall be made in such a manner so that the same portion of its Loans, its Note and Commitments is assigned to the Assignee, and Construction Loans, Construction Notes, and Construction Loan Commitments shall only be assigned contemporaneously with Term Loan Commitments; (B) in the case of an assignment of any part of a Loan to any Assignee, such assignment shall not be for an amount less than Five Million Dollars ($5,000,000) (or a higher integral multiple of One Million Dollars ($1,000,000) in excess thereof) in each instance; and (C) the Borrowers and the Agents may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (1) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such assigning Lender and the Assignee, (2) the assigning Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500), and (3) the assigning Lender shall have delivered to the Borrowers and the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit G hereto (an “Assignment and Acceptance”) with respect to such assignment from the assigning Lender.

(b) Subject to Section 8.10, from and after the date that the Administrative Agent notifies the assigning Lender and the Borrowers that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and under the other Financing Documents, and this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to effect the addition of the Assignee, and any reference to the assigning Lender hereunder or under the other Financing Documents shall thereafter refer to such Lender and to the Assignee to the extent of their respective interests, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Financing Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Financing Documents. At the time of each assignment pursuant to Section 9.13(a) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 2.11(b)(ii) Certificate) described in Section 2.11(b).

(c) Within five (5) Business Days after its receipt of notice from the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Borrowers shall execute and deliver to the Administrative Agent new Notes evidencing the Assignee’s assigned Commitments and Loans and, if the assigning Lender has retained a portion of its Loans, replacement Notes reflecting the Commitment and the principal amount of the Loans retained by the assigning Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender).

(d) Any Lender (the “originating Lender”) may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Agents shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Financing Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Transaction Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in Section 9.12. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Financing Documents (the Participant’s rights against the originating Lender in respect of such participation to be those set forth in the agreement executed by the originating Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(e) Notwithstanding any other provision contained in this Agreement or any other Transaction Document to the contrary, any Lender may assign all or any portion of the Loans held by it as collateral security, provided that any payment in respect of such assigned Loans or Notes made by the Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers’ obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

9.14 Survival. All indemnities set forth herein, including, without limitation, Section 9.2, shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans. In addition, each representation and warranty made or deemed to be made pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

9.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES TO ENTER INTO THIS AGREEMENT.

9.16  Right of Set-off. Subject to the terms of the Financing Documents relating to the application of amounts received by the Secured Parties, in addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing to such Secured Party (including without limitation by branches and agencies of any Secured Party wherever located), to or for the credit or the account of any Borrower against and on account of the Obligations or liabilities of the Borrowers to such Secured Party under this Agreement or any of the other Financing Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Financing Document, irrespective of whether such Secured Party shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.17 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

9.18 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.

9.19 Limitation of Recourse. (a) There shall be full recourse to each and all of the Borrowers and to all of the Borrowers’ assets for the liabilities of any Borrower under this Agreement and the other Financing Documents and other Obligations of any Borrower, but in no event shall the Sponsor, BFE Holdings, or any officer, director or holder of any equity interest in the Borrowers or the Sponsor be personally liable or obligated for such liabilities and Obligations of any Borrower, except as may be specifically provided in any Transaction Document to which the Sponsor or BFE Holdings is a party. Nothing contained herein shall (a) limit or be construed to limit the obligations and liabilities of the Sponsor or BFE Holdings in any Transaction Document creating such liabilities and obligations to which the Sponsor or BFE Holdings is a party or (b) affect or diminish any rights of any Person against any other Person for such other Person’s fraud, willful misrepresentation, gross negligence or willful misconduct.

(b) Each Lender for itself and its successors and assigns acknowledges and agrees that Cargill is not a party to this Agreement and is a legal entity separate from the Borrowers and the Borrowers’ Agent, and that Cargill has not, and does not, assume any of their obligations and has no obligation to contribute capital, or otherwise provide financial support, to the Borrowers and the Borrowers’ Agent or to any other entity in respect of the Project or the Plants (except for the equity contributions to be made by Cargill Biofuels Investments, LLC as set forth in each of the relevant LLC Agreements). Accordingly, each Lender is electing to enter into this Agreement without reliance upon the creditworthiness of Cargill for repayment of the Loans and without reliance upon any undertakings by Cargill in respect of the Project or the Plants except those undertakings expressly set forth in the Consent Agreements and the Project Documents to which Cargill is a Party. Cargill is a third party beneficiary of this Section 9.19 and is entitled to rely on and enforce this Section 9.19(b) against the parties to this Agreement. For purposes of this Section 9.19(b), Cargill means and includes Cargill and its Affiliates, including without limitation, Cargill Biofuels Investments, LLC and Cargill Commodities.

9.20 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND EACH OF THE OTHER FINANCING DOCUMENTS (UNLESS SUCH DOCUMENT EXPRESSLY STATES OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement, any other Financing Document or the transactions contemplated hereby or thereby. Each Borrower hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf and on behalf of its Property, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Service upon the Process Agent shall be deemed to be personal service on each Borrower and shall be legal and binding upon the Borrowers for all purposes notwithstanding any failure to mail copies of such legal process to the Borrowers, or any failure on the part of any Borrower to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of real Property interests which are part of the Collateral. Each Borrower further agrees that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of any Borrower based upon the assertion that the rate of interest charged by or under this Agreement or under the other Financing Documents is usurious. To the extent permitted by applicable Law, each Borrower further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrowers at the address referenced in Section 9.3, such service to be effective upon the date indicated on the postal receipt returned from the Borrowers.

(c) The Borrowers’ Agent and each Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its Properties, and, in the event that for any reason the agent mentioned above shall not serve as agent for the Borrowers’ Agent or any Borrower to receive service of process in the State of New York on its behalf, the Borrowers’ Agent and each such Borrower shall promptly appoint a successor satisfactory to the Administrative Agent so to serve, advise the Administrative Agent thereof, and deliver to the Administrative Agent evidence in writing of the successor agent’s acceptance of such appointment. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Agreement for the purposes of 28 U.S.C. § 1608.

(d) To the extent the Borrowers’ Agent or any Borrower may, in any action or proceeding arising out of or relating to any of the Financing Documents be entitled under any applicable Law to require or claim that any Secured Party post security for costs or take similar action, the Borrowers’ Agent or each such Borrower hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

9.21 Complete Agreement. THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AND COMPLETE AGREEMENT OF THE PARTIES HERETO, AND ALL PRIOR NEGOTIATIONS, REPRESENTATIONS, UNDERSTANDINGS, WRITINGS AND STATEMENTS OF ANY NATURE (OTHER THAN PROVISIONS OF ANY AGREEMENT ENTERED INTO BETWEEN THE BORROWERS AND THE ARRANGER WHICH PROVISIONS ARE EXPRESSLY STATED TO SURVIVE THE EXPIRATION OR TERMINATION OF SUCH AGREEMENT, WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR TERMS) ARE HEREBY SUPERSEDED IN THEIR ENTIRETY BY THE TERMS OF THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

9.22 Borrowers’ Agent. Each Borrower hereby appoints and authorizes Opco, and Opco hereby accepts such appointment, as such Borrowers’ Agent to act as agent on such Borrower’s behalf and to make any representations or certifications, deliver and receive any notices or other communication and otherwise represent and act on behalf of such Borrower under the Financing Documents, and to comply with all covenants, conditions and other provisions of the Financing Documents required to be satisfied by the Borrowers’ Agent. Each

Borrower hereby acknowledges and agrees that it will be bound by any action or inaction taken by the Borrowers’ Agent as if such action or inaction had been taken by such Borrower.

*                                   *                                   *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Notice Address: BFE Operating Company, LLC 1625 Broadway, Suite 2400 Denver, Colorado Attention: Mr. Scott Pearce Telephone No.: (303) 592 8110 Telecopier No.: (303) 626 8251	BFE OPERATING COMPANY, LLC, as Borrower By: /s/ Scott H. Pearce Name: Scott H. Pearce Title: Authorized Representative
Notice Address: Buffalo Lake Energy, LLC 1625 Broadway, Suite 2400 Denver, Colorado Attention: Mr. Scott Pearce Telephone No.: (303) 592 8110 Telecopier No.: (303) 626 8251	BUFFALO LAKE ENERGY, LLC, as Borrower By: /s/ Scott H. Pearce Name: Scott H. Pearce Title: Authorized Representative
Notice Address: Pioneer Trail Energy, LLC 1625 Broadway, Suite 2400 Denver, Colorado Attention: Mr. Scott Pearce Telephone No.: (303) 592 8110 Telecopier No.: (303) 626 8251	PIONEER TRAIL ENERGY, LLC, as Borrower By: /s/ Scott H. Pearce Name: Scott H. Pearce Title: Authorized Representative
Notice Address: BFE Operating Company, LLC 1625 Broadway, Suite 2400 Denver, Colorado Attention: Mr. Scott Pearce Telephone No.: (303) 592 8110 Telecopier No.: (303) 626 8251	BFE OPERATING COMPANY, LLC, as Borrowers’ Agent By: /s/ Scott H. Pearce Name: Scott H. Pearce Title: Authorized Representative
Notice Address: BNP Paribas 787 Seventh Avenue New York, NY 10019	BNP PARIBAS, as Lender By: /s/ Andrew Platt Name: Andrew Platt Title: Director

Attention: Barrette Palmer Telephone No.: (212) 841 3604 Telecopier No.: (212) 841-2748	By: /s/ Timothy F. Vincent Name: Timothy F. Vincent Title: Director

Notice Address: Standard Chartered Bank One Madison Avenue New York, NY 10010-3602 Attention: Luis Fernando Predigon Telephone No.: (212) 667 0275 Telecopier No.: (212) 607 0272
STANDARD CHARTERED BANK,
as Lender

By: /s/ Nada Elreedy
Name: Nada Elreedy
Title: Senior Vice President
Project Finance Americas

By: /s/ Andrew Yang
Name: Andrew Yang
Title: Vice President
Standard Chartered Bank NY

Notice Address: AgFirst Farm Credit Bank 1401 Hampton Street Columbia, SC 29201 Attention: Bruce Fortner Telephone No.: (803) 753 2457 Telecopier No.: (803) 254 4219	AGFIRST FARM CREDIT BANK, as Lender By: /s/ Bruce B. Fortner Name: Bruce B. Fortner Title: Vice President
Notice Address: Farm Credit Services of America 5015 S. 118th St. Omaha, NE 68137 Attention: Ron Brandt Telephone No.: (402) 348 3606 Telecopier No.: (402) 661 3606	FARM CREDIT SERVICES OF AMERICA, as Lender By: /s/ Steven L. Mare Name: Steven L. Mare Title: Vice President
Notice Address: GMAC Commercial Finance LLC 600 Galleria Parkway 15th Floor Atlanta, GA 30339 Attention: Daniel Nichols Telephone No.: (678) 324 2164 Telecopier No.: (678) 324 2181	GMAC COMMERCIAL FINANCE LLC, as Lender By: /s/ Patrick Riley Name: Patrick Riley Title: Vice President

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Notice Address: Greenstone Farm Credit Services, ACA/FLCA 1760 Abbey Rd. East Lansing, MI 48823 Attention: Ben Mahlich - AVP Telephone No.: (517) 318 4110 Telecopier No.: (517) 318 4148	GREENSTONE FARM CREDIT SERVICES, ACA/FLCA, as Lender By: /s/ Ben Mahlich Name: Ben Mahlich Title: AVP/Lending Officer
Notice Address: Metropolitan Life Insurance Company 10 Park Avenue, P.O. BOX 1982 Morristown, NJ 07962 Attention: John Tanyeri Telephone No.: (973) 355 4346 Telecopier No.: (973) 355 4780	METROPOLITAN LIFE INSURANCE COMPANY, as Lender By: /s/ Judith A. Gulotta Name: Judith A. Gulotta Title: Director
Notice Address: Mizuho Corporate Bank, Ltd. 1251 Ave. of the Americas New York, NY 10020 Attention: Ned Ganatra Telephone No.: (212) 282 3678 Telecopier No.: (212) 282 3618	MIZUHO CORPORATE BANK, LTD., as Lender By: /s/ Masatoshi Abe Name: Masatoshi Abe Title: Senior Vice President
Notice Address: Amarillo National Bank 410 S Taylor Amarillo, TX 79101 Attention: Craig Sanders / Mark Fields Telephone No.: (806) 378 8244 Telecopier No.: (806) 345 1663	AMARILLO NATIONAL BANK, as Lender By: /s/ Mark Fields Name: Mark Fields Title: Vice President
Notice Address: Farm Credit Bank of Texas 4801 Plaza on the Lake Drive Austin, TX 78746 Attention: Horace Harrod Telephone No.: (502) 225 4582	FARM CREDIT BANK OF TEXAS, as Lender By: /s/ Horace R. Harrod Name: Horace R. Harrod Title: Vice President

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Telecopier No.: (512) 465 0704

Notice Address:

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW
YORK BRANCH
245 Park Avenue
New York, New York 10167

Attention: Brad Peterson
Telephone No.: (312) 408 8222
Telecopier No.: (312) 408 8240

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK INTERNATIONAL”, NEW
YORK BRANCH,
as Lender

By: /s/ Peter Duncan
Name: Peter Duncan
Title: Executive Director

By: /s/ Brett Delfino
Name: Brett Delfino
Title: Executive Director

Notice Address: First National Bank of Omaha 1620 Dodge Street Omaha, NE 68197 Attention: Fallon Savage Telephone No.: (402) 633 3031 Telecopier No.: (402) 633 3519	FIRST NATIONAL BANK OF OMAHA, as Lender By: /s/ Fallon Savage Name: Fallon Savage Title: Commercial Loan Officer
Notice Address: Deutsche Bank Trust Company Americas 60 Wall Street, 27th Floor Mail Stop: NYC60-2710 New York, NY 10005 Attention: Manager, Project Finance Group Telecopier No.: (732) 578 4636
DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Collateral Agent

By: /s/ Richard L. Buckwalter
Name: Richard L. Buckwalter
Title: Vice President

By: /s/ Kerry Warwicker
Name: Kerry Warwicker
Title: Vice President

Notice Address: BNP Paribas 787 Seventh Avenue New York, NY 10019 Attention: Barrette Palmer Telephone No.: (212) 841 3604	BNP PARIBAS, as Administrative Agent and Arranger By: /s/ Andrew Platt Name: Andrew Platt Title: Director

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Telecopier No.: (212) 841-2748	By: /s/ Timothy F. Vincent Name: Timothy F. Vincent Title: Director

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APPENDIX A
to
Credit Agreement

DEFINED TERMS AND RULES OF INTERPRETATION

1. Defined Terms.

“Account Agreement” shall mean the Collateral Account Agreement, dated as of the date of the Credit Agreement, among each of the Borrowers, the Borrowers’ Agent, the Collateral Agent, and the Depositary Agent.

“Account Agreement Collateral” shall have the meaning provided in Section 2.3 of the Account Agreement.

“Account Debtor” shall mean any Person who may become obligated to the Borrower under, with respect to, or on account of, an account (as defined in the UCC).

“Accounts” shall have the meaning provided in the Account Agreement and shall include any other accounts or sub-accounts established pursuant to the Account Agreement.

“Additional Project Document” shall mean any contract or agreement (including a sub-contract) relating to the development, construction, testing, operation, maintenance, repair, financing or use of the Project entered into by any Borrower or a sub-contractor with any other Person subsequent to the date of the Credit Agreement (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise).

“Adjusted Eurodollar Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

“Administrative Agent” shall mean BNP Paribas, acting in its capacity as agent for the Lenders pursuant to the Credit Agreement.

“Affected Property” shall mean, with respect to any Event of Loss, the Property lost, destroyed, damaged, condemned (including, without limitation, through a Taking) or otherwise taken as a result of such Event of Loss.

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly controlled by, under common control with or controls such Person; (b) any other Person owning beneficially or controlling ten (10) percent or more of the Voting Stock of such Person; or (c) any officer, director or partner of such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

Appendix A

“Agent-Related Persons” shall mean each Agent, and any successor Agent appointed pursuant to Section 8.9 of the Credit Agreement, together with their respective officers, directors, employees, representatives, attorneys, agents and Affiliates.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, and the Depositary Agent.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate thereof) designated for such Type of Loan in Annex II to the Credit Agreement or such other office of such Lender (or an affiliate thereof) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (a) in the case of Eurodollar Loans, (i) as to the Construction Loans, 3.00%, (ii) as to the Term Loans, 3.00%, and (iii) as to the Working Capital Loans, 3.00%, and (b) in the case of Base Rate Loans, 2.00%.

“Arranger” shall mean BNP Paribas.

“Assignee” shall have the meaning provided in Section 9.13(a) of the Credit Agreement.

“Assignment and Acceptance” shall have the meaning provided in Section 9.13(a) of the Credit Agreement.

“Assumed Interest Rate” shall mean, with respect to any Obligation bearing interest at a floating rate of interest on any date of determination, the rate of interest on such Obligation as in effect on such date of determination; provided, that in the event that any Borrower has entered into a Required Hedging Agreement in accordance with Section 5.17 of the Credit Agreement, such Required Hedging Agreement may, to the extent applicable, be taken into account in determining the rate of interest in effect on such date of determination.

“Attorney Costs” shall mean all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Authorized Officer” shall mean (i) with respect to any Person that is a corporation or a limited liability company, the Chairman, President, any Vice President or Secretary of such Person, (ii) with respect to any Person that is a partnership, the President, any Vice President or Secretary (or Assistant Secretary) of a general partner or managing partner of such Person and (iii) with respect to any other Person, the designated officers of such Person, in each case whose name appears on a certificate of incumbency of such Person delivered in accordance with the Credit Agreement, as such certificate may be amended from time to time.

“Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978, as amended.

Appendix A

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, winding-up or composition or readjustment of debts or any similar Law.

“Base Case Projections” shall mean a projection of operating results for the Project over a period ending no sooner than eight (8) years beyond the Signing Date, showing reasonable good faith estimates of the Borrowers, as of the Signing Date, of revenue, operating expenses, Historical Debt Service Coverage Ratios, Ratio of Debt to Total Project Costs, Working Capital and sources and uses of revenues over the forecast period.

“Base Rate”, for any day, shall mean the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any changes in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loans” shall mean Loans which bear interest based upon the Base Rate.

“BFE Holdings” shall mean BFE Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“BFE Holdings Pledge Agreement” shall mean the Pledge Agreement, dated the date hereof, between BFE Holdings and the Collateral Agent, pursuant to which BFE Holdings pledges one hundred percent (100%) of the LLC Interests of Opco to the Collateral Agent.

“Borrowers” shall have the meaning provided in the preamble of the Credit Agreement.

“Borrowers’ Agent” means Opco, in its capacity as agent for the Borrowers in accordance with Section 9.22 of the Credit Agreement.

“Borrowers Completion Certificate” shall mean a certificate, substantially in the form of Exhibit E-1 to the Credit Agreement, dated the Conversion Date, duly completed and signed by an Authorized Officer of the Borrowers’ Agent.

“Borrowing” shall mean the borrowing of Loans of one Type from the Lenders on a given date (or the conversion of a Loan or Loans of a Lender or Lenders on a given date) having, in the case of Eurodollar Loans, the same Interest Period.

“Buffalo Lake” shall mean Buffalo Lake Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Buffalo Lake Access Agreement” shall mean the Access Agreement to be entered into between Buffalo Lake and Cargill prior to the initial Disbursement of Buffalo Lake Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

Appendix A

“Buffalo Lake Commercial Operation Date” shall mean the date of the first crush of corn at the Buffalo Lake Plant.

“Buffalo Lake Construction Account” shall mean the “Buffalo Lake Construction Account” established pursuant to Section 2.2(a)(i) of the Account Agreement.

“Buffalo Lake Construction Budget” shall mean the budget dated the Closing Date, prepared and certified as such by an Authorized Officer of the Borrowers’ Agent of all Project Costs theretofore incurred and thereafter expected to be incurred in respect of the Buffalo Lake Plant on or prior to the Conversion Date, as the same may be amended from time to time in accordance with Section 5.20(b) of the Credit Agreement.

“Buffalo Lake Construction Loan” shall have the meaning provided in Section 2.1(a) of the Credit Agreement.

“Buffalo Lake Construction Loan Availability Period” shall mean the period commencing on the Closing Date, and ending on the earliest to occur of (i) the full utilization of the Buffalo Lake Construction Loan Commitments of the Lenders, (ii) the Date Certain, (iii) the Conversion Date, (iv) the date six (6) months after Provisional Acceptance under the Buffalo Lake EPC Contract (provided that if any Excess Construction Loan Commitment exists in respect of the Buffalo Lake Construction Loan Commitment, such date shall be extended until the expiry date of the Pioneer Trail Construction Loan Availability Period) and (v) the termination of the Total Commitment pursuant to the provisions of the Credit Agreement.

“Buffalo Lake Construction Loan Commitment” shall mean, as to any Lender, the applicable amount set forth opposite such Lender’s name in Annex I to the Credit Agreement.

“Buffalo Lake Construction Requisition” shall mean a certificate, substantially in the form of Exhibit D-1-A to the Credit Agreement, executed and delivered by an Authorized Officer of the Borrowers’ Agent to the Administrative Agent (with a copy to the Depositary Agent), including all attachments referred to therein (a) pursuant to Section 3.3(a) of the Credit Agreement in connection with each Disbursement of Buffalo Lake Construction Loans, and (b) pursuant to Section 5.21(g) of the Credit Agreement in connection with each application of Project Revenues permitted under such Section to the payment of Buffalo Lake Project Costs.

“Buffalo Lake Corn Supply Agreement” shall mean the Corn Supply Agreement dated as of September 25, 2006, between Buffalo Lake and Cargill.

“Buffalo Lake Corn Future Advisory Agreement” shall mean the Futures Advisory Agreement to be entered into between Buffalo Lake and Cargill Commodity, doing business as Cargill Direct, prior to the initial Disbursement of Buffalo Lake Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Corn Supply Start-up Agreement” shall mean the Corn Supply Start-up Agreement to be entered into between Buffalo Lake and Cargill, prior to the initial Disbursement of Buffalo Lake Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

Appendix A

“Buffalo Lake Delta-T License Agreement” shall mean the License Agreement, dated as of August 6, 2006, between Delta-T and Buffalo Lake.

“Buffalo Lake Distillers Grains Marketing Agreement” shall mean the Distillers Grains Marketing Agreement dated as of September 25, 2006, between Buffalo Lake and Cargill, acting through its the Non-Grain Feed Ingredients Business Unit.

“Buffalo Lake Deposit Account Control Agreement” shall mean the Deposit Account Control Agreement, dated as of the date of the Credit Agreement, among the Collateral Agent, Buffalo Lake and Wells Fargo Bank, National Association.

“Buffalo Lake EPC Contract” shall mean the Agreement for Engineering, Procurement and Construction, dated as of June 9, 2006, between Buffalo Lake and the EPC Contractor, and relating to the engineering, procurement and construction of the Buffalo Lake Plant.

“Buffalo Lake Ethanol Marketing Agreement” shall mean the Ethanol Marketing Agreement dated as of September 25, 2006, between Buffalo Lake and Cargill.

“Buffalo Lake Gas Supply Agreement(s)” shall mean the Buffalo Lake Gas Supply Agreement(s) to be entered into between Buffalo Lake and the gas supplier named therein (which gas supplier shall be acceptable to the Administrative Agent and each Lender) prior to the initial Disbursement of the Buffalo Lake Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Gas Supply Representation and Management Agreement” shall mean the Buffalo Lake Gas Supply Representation and Management Agreement, to be entered into between Buffalo Lake and Cargill prior to the initial Disbursement of Buffalo Lake Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Gas Transportation Services Agreement” shall mean the Buffalo Lake Gas Transportation Services Agreement to be entered into between Buffalo Lake and Northern Border Interstate Pipeline Company prior to the initial Disbursement of the Buffalo Lake Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Gas Pipeline Construction and Management Agreement” shall mean the Engineering, Procurement, and Construction Agreement to be entered into between Buffalo Lake and Center Point Energy, Inc., or Cornerstone or any other counterparty acceptable to the Administrative Agent and each Lender prior to the initial Disbursement of Buffalo Lake Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender, to design, construct, commission and operate the five-mile natural gas lateral to the Buffalo Lake Plant.

“Buffalo Lake Goods and Services Agreements” shall mean, collectively, the Buffalo Lake Corn Supply Agreement, the Buffalo Lake Corn Future Advisory Agreement, the Buffalo Lake Risk Management Agreement, the Buffalo Lake Distillers Grains Marketing

Appendix A

Agreement, the Buffalo Lake Ethanol Marketing Agreement, the Buffalo Lake NAESB Agreement and the Buffalo Lake Gas Supply Representation and Management Agreement.

“Buffalo Lake Grain Facility Lease” shall mean the Buffalo Lake Grain Facility Lease dated as of September 25, 2006, between Buffalo Lake and Cargill, and the Memorandum of Grain Facility Lease, dated as of September 25, 2006, between Buffalo Lake and Cargill.

“Buffalo Lake Guaranteed Completion Dates” shall mean the Guaranteed Completion Dates as such term is defined in the Buffalo Lake EPC Contract.

“Buffalo Lake Guaranteed Provisional Acceptance Date” shall mean the Guaranteed Provisional Acceptance Date as such term is defined in the Buffalo Lake EPC Contract.

“Buffalo Lake Land” shall mean the site upon which the Buffalo Lake Plant will be installed, together with any fixtures and civil works constructed thereon and any other easements, licenses and other real property rights and interests required for the installation and operation of such Plant, including the land referred to in the Buffalo Lake Grain Facility Lease.

“Buffalo Lake Land Purchase Agreements” shall have the meaning provided in Section 3.1(p)(i) of the Credit Agreement.

“Buffalo Lake LLC Agreement” shall mean the Limited Liability Company Agreement of Buffalo Lake, dated as of September 21, 2006.

“Buffalo Lake Management Services Agreement” shall mean any management services agreement relating to the management of Buffalo Lake which may be entered into between Buffalo Lake and the Sponsor or one of its Affiliate(s) (other than the other Borrowers); provided, that such Management Services Agreement shall be in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Master Agreement” shall mean the Master Agreement dated as of September 25, 2006, between Buffalo Lake, Cargill and Cargill Commodity.

“Buffalo Lake Mortgage” shall mean the Future Advance Mortgage, Security Agreement, Assignment of Leases, Rent and Profits, Financing Statement and Fixture Filing, dated as of September 25, 2006, from Buffalo Lake to Deutsche Bank Trust Company Americas, in its capacity as Collateral Agent.

“Buffalo Lake NAESB Agreement” shall mean the Buffalo Lake NAESB Base Agreement for the Purchase and Supply of Natural Gas to be entered into between Buffalo Lake and Cargill prior to the initial Disbursement of Buffalo Lake Construction Loans in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake O&M Agreement” shall mean the Operation, Management and Maintenance Services Agreement to be entered into between Buffalo Lake and the Operator on or prior to July 7, 2007 (except to the extent otherwise provided in Section 5.25 of the Credit Agreement), in substantially the form provided by the Borrowers’ Agent to the Administrative

Appendix A

Agent and each Lender prior to the initial Disbursement of the Buffalo Lake Construction Loans, which agreement shall, to the extent that the Operator thereunder is an Affiliate of any Borrower, include the subordination of any incentive or bonus payments payable to the Operator thereunder to the extent and in the manner required by the Administrative Agent.

“Buffalo Lake Payment and Performance Bond” shall mean the bonds provided to Buffalo Lake by, or on behalf of, the EPC Contractor pursuant to the Buffalo Lake EPC Contract on or prior to the Closing Date, substantially in the form attached as Exhibit J-1 to the Credit Agreement with changes approved by the Administrative Agent and each Lender.

“Buffalo Lake Permitted Denaturant Agreement” shall mean any Additional Project Document entered into by Buffalo Lake under which Buffalo Lake agrees to purchase denaturant for the Buffalo Lake Plant for duration in excess of thirty (30) days, provided that each of the following conditions shall have been satisfied:

(a) the amount of denaturant committed for purchase under such Additional Project Document by Buffalo Lake from the counterparty to such Additional Project Document (each, a “Long-Term Supplier”) shall not, when aggregated with the denaturant committed for purchase under all other then outstanding Buffalo Lake Permitted Denaturant Agreements, exceed (i) fifty percent (50%) of the total denaturant requirements of the Buffalo Lake Plant during for the period occurring on or prior to the second (2nd) anniversary of the execution date of such Additional Project Document or (ii) twenty percent (20%) of the total denaturant requirements of the Buffalo Lake Plant for the period occurring after the second (2nd) anniversary of the execution date of such Additional Project Document;

(b) the liability incurred by Buffalo Lake for failure to purchase denaturant under the terms and conditions of such Additional Project Document shall be no greater than customary contractual “cover” damages;

(c) such Additional Project Document shall include a waiver by the Long-Term Supplier of consequential damages and protection for Buffalo Lake against force majeure risk relating to the Buffalo Lake Plant;

(d) Buffalo Lake shall not be obligated under such Additional Project Document to provide an indemnification to the Long-Term Supplier which is greater than that required pursuant to the Buffalo Lake Ethanol Marketing Agreement or the Buffalo Lake Distillers Grains Marketing Agreement, as the case may be, and the Buffalo Lake Master Agreement;

(e) no Event of Default shall have occurred and be continuing, or would reasonably be expected to occur as a result of the execution of such Additional Project Document; and

(f) the Borrowers’ Agent shall have delivered to the Administrative Agent (within fifteen (15) days of execution of such Additional Project Document) a copy of such Additional Project Document, together with an Officer’s Certificate from the Borrowers’ Agent (i) certifying as to the satisfaction of each of the conditions described in clauses (a) through (e) above and (ii) demonstrating that, after giving effect to such Additional Project Document, the

Appendix A

projected Cash Flow divided by the projected number of gallons of denatured ethanol produced by the Project during the duration of such Additional Project Document shall not be less than $0.30 per gallon and that such Additional Project Document is in compliance with the Risk Management Policy.

“Buffalo Lake Permitted Long-Term Sales Agreement” shall mean any Additional Project Document entered into by Buffalo Lake pursuant (and subject) to (i) Section 1.4 of the Buffalo Lake Ethanol Marketing Agreement under which Buffalo Lake agrees to sell ethanol from the Buffalo Lake Plant on a long-term basis for a period in excess of twelve (12) months or (ii) Section 1.4 of the Buffalo Lake Distillers Grains Marketing Agreement under which Buffalo Lake agrees to sell distillers grains from the Buffalo Lake Plant on a long-term basis for a period in excess of twelve (12) months, provided in each case that each of the following conditions shall have been satisfied:

(a) the amount of ethanol or distillers grains, as the case may be, committed for sale by Buffalo Lake under such Additional Project Document shall not, when aggregated with the ethanol or distillers grains, as the case may be, committed for sale under all other then outstanding Buffalo Lake Permitted Long-Term Sales Agreements, exceed (i) fifty percent (50%) of the total ethanol or distillers grains capacity of the Buffalo Lake Plant, as the case may be, during for the period occurring on or prior to the second (2nd) anniversary of the execution date of such Additional Project Document or (ii) twenty percent (20%) of the total ethanol or distillers grains capacity of the Buffalo Lake Plant, as the case may be, for the period occurring after the second (2nd) anniversary of the execution date of such Additional Project Document;

(b) Cargill shall be liable to Buffalo Lake under such Additional Project Document for all amounts payable by the counterparty to such Additional Project Document (each, a “Long-Term Purchaser”);

(c) the liability incurred by Buffalo Lake to the Long-Term Purchaser for failure to deliver ethanol or distillers grain, as the case may be, under the terms and conditions of such Additional Project Document shall be no greater than customary contractual “cover” damages;

(d) Buffalo Lake shall not be obligated under such Additional Project Document to procure or maintain insurance for the Buffalo Lake Plant or to provide an indemnification to the Long-Term Purchaser which, in each case, is greater than that required pursuant to the Buffalo Lake Ethanol Marketing Agreement or the Buffalo Lake Distillers Grains Marketing Agreement, as the case may be, and the Buffalo Lake Master Agreement;

(e) such Additional Project Document shall include a waiver by the Long-Term Purchaser of consequential damages and protection for Buffalo Lake against force majeure risk relating to the Buffalo Lake Plant to the extent provided in the Buffalo Lake Ethanol Marketing Agreement or the Buffalo Lake Distillers Grains Marketing Agreement, as the case may be (including in each case to the extent provided to Cargill pursuant to Exhibit F thereto), and the Buffalo Lake Master Agreement;

Appendix A

(f) no Event of Default shall have occurred and be continuing, or would reasonably be expected to occur as a result of the execution of such Additional Project Document; and

(g) the Borrowers’ Agent shall have delivered to the Administrative Agent (within fifteen (15) days of execution of such Additional Project Document) a copy of such Additional Project Document, together with an Officer’s Certificate from the Borrowers’ Agent (i) certifying as to the satisfaction of each of the conditions described in clauses (a) through (f) above and (ii) demonstrating that, after giving effect to such Additional Project Document, the projected Cash Flow divided by the projected number of gallons of denatured ethanol produced by the Project during the duration of such Additional Project Document shall not be less than $0.30 per gallon and that such Additional Project Document is in compliance with the Risk Management Policy.

“Buffalo Lake Plant” shall mean the fuel grade, denatured ethanol production facility located near Fairmont, Minnesota, with a nameplate capacity of 115 million gallons-per-year, including the Buffalo Lake Land on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto (including all associated electrical, gas, steam, and water interconnection, storage and treatment facilities, to the extent owned by any Borrower).

“Buffalo Lake Project Costs” shall mean the following costs and expenses incurred by the Borrowers to finance and complete the Buffalo Lake Plant and achieve the Buffalo Lake Commercial Operation Date and the Project Completion Date (and complete all Punch List items) in the manner contemplated by the Transaction Documents and set forth in the Buffalo Lake Construction Budget:

(i)
costs incurred by the Borrowers under the Buffalo Lake EPC Contract, the Buffalo Lake Gas Pipeline Construction and Management Agreement and any other costs (including taxes) directly relating to the acquisition, site preparation, design, engineering, construction, installation, start-up and testing of the Buffalo Lake Plant;

(ii)
fees and expenses incurred by or on behalf of the Borrowers and allocated to the Buffalo Lake Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and fees on the Buffalo Lake Construction Loans until the Buffalo Lake Commercial Operation Date;

(iv)	financing fees and expenses in connection with the Loans and the fees, costs and expenses of counsel and any consultants to the Agents or the Lenders that are allocated to the Buffalo Lake Plant;

Appendix A

(v)	insurance premiums with respect to the title insurance policy for the Buffalo Lake Plant and the insurance for the Buffalo Lake Plant required pursuant to the Credit Agreement;

(vi)	costs of corn and natural gas utilized for commissioning, Performance Tests for, and operation of, the Buffalo Lake Plant prior to the Buffalo Lake Commercial Operation Date;

(vii)
initial fees, drawdown fees and interest on the Mezzanine Debt until the Buffalo Lake Commercial Operation Date that is allocated to the Buffalo Lake Plant, which drawdown fees and interest shall not exceed $10,000,000 minus any amount paid in respect of such drawdown fees and interest as Pioneer Trail Project Costs pursuant to item (vii) of the definition of Pioneer Trail Project Costs;

(viii)	net amounts payable under any Required Hedging Agreements prior to the Buffalo Lake Commercial Operation Date that are allocated to the Buffalo Lake Plant;

(ix)
amounts included within the Buffalo Lake Construction Budget for use as cash collateral for letters of credit issued in connection with construction and start-up and initial operations of the Buffalo Lake Plant, provided that each such letter of credit is issued by a Lender (or an Affiliate thereof) on terms and conditions acceptable to the Administrative Agent and such amounts (prior to any use thereof in connection with any drawdown under such letter of credit) are subject to the Liens created under the Security Documents or otherwise acceptable to the Administrative Agent; and

(x)	all other costs and expenses included in the Buffalo Lake Construction Budget;

“Buffalo Lake Project Documents” shall mean (i) the Buffalo Lake Access Agreement, the Buffalo Lake Corn Supply Start-up Agreement, the Buffalo Lake EPC Contract, the Buffalo Lake O&M Agreement (when executed and delivered), the Buffalo Lake Corn Supply Agreement, the Buffalo Lake Corn Future Advisory Agreement, the Buffalo Lake Risk Management Agreement, the Buffalo Lake Distillers Grains Marketing Agreement, the Buffalo Lake Ethanol Marketing Agreement, the Buffalo Lake Master Agreement, the Buffalo Lake Gas Supply Agreement(s), the Buffalo Lake Gas Transportation Services Agreement, the Buffalo Lake NAESB Agreement, the Buffalo Lake Gas Supply Representation and Management Agreement, the Buffalo Lake Gas Pipeline Construction and Management Agreement, the Buffalo Lake Grain Facility Lease, the Buffalo Lake Land Purchase Agreements, the Buffalo Lake Delta-T License Agreement, the Buffalo Lake LLC Agreement, the Buffalo Lake Management Services Agreement (when executed and delivered), the Buffalo Lake Rail Car Exchange Agreement, the Buffalo Lake Railroad Car Lease Agreement, the TIC Indemnity Confirmation (Buffalo Lake), the Buffalo Lake Payment and Performance Bond, the Escrow Agreement, UP Consent (Buffalo Lake), UP Industry Track Contract (Buffalo Lake) and, at all times after the execution and delivery thereof, each Material Additional Project Document; (ii) a Consent Agreement relating to each of the following Project Documents: the Buffalo Lake

Appendix A

Access Agreement, the Buffalo Lake Corn Supply Start-up Agreement, the Buffalo Lake EPC Contract, the Buffalo Lake O&M Agreement, the Buffalo Lake Corn Supply Agreement, the Buffalo Lake Corn Future Advisory Agreement, the Buffalo Lake Risk Management Agreement, the Buffalo Lake Distillers Grains Marketing Agreement, the Buffalo Lake Ethanol Marketing Agreement, the Buffalo Lake Master Agreement, the Buffalo Lake Gas Supply Agreement, the Buffalo Lake Gas Supply Representation and Management Agreement, the Buffalo Lake Gas Transportation Services Agreement, the Buffalo Lake NAESB Agreement, the Buffalo Lake Gas Pipeline Construction and Management Agreement, the Buffalo Lake Grain Facility Lease, the Buffalo Lake Delta-T License Agreement, the Buffalo Lake Rail Car Exchange Agreement, the Buffalo Lake Rail Car Lease Agreement and the Buffalo Lake Management Services Agreement and (iii) at all times after the execution and delivery of any Material Additional Project Document, a Consent Agreement with respect thereto.

“Buffalo Lake Rail Car Exchange Agreement” shall mean the Buffalo Lake Rail Car Exchange Agreement to be entered into between Buffalo Lake and Cargill prior to the initial Disbursement of Buffalo Lake Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Railroad Car Lease Agreement” shall mean the Buffalo Lake Rail Car Lease Agreement to be entered into between Buffalo Lake and Trinity Industries Leasing Company prior to the initial Disbursement of Buffalo Lake Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Risk Management Agreement” shall mean the Buffalo Lake Risk Management Agreement to be entered into between Buffalo Lake and Cargill prior to the initial Disbursement of Buffalo Lake Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

“Buffalo Lake Title Insurance Policy” shall have the meaning provided in Section 3.1(q) (i) of the Credit Agreement.

“Buffalo Lake Security Agreement” shall mean the Security Agreement, dated as of the date of the Credit Agreement, made by Buffalo Lake in favor of the Collateral Agent.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in any such city, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank eurodollar market.

“Calculation Date” shall mean the date that is fifteen (15) days following each Quarterly Date occurring after the Closing Date.

Appendix A

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not having the force of Law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (“Statement No. 13”)) and, for purposes of the Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Cargill” shall mean Cargill, Incorporated, a corporation organized and existing under the laws of the State of Delaware.

“Cargill Commodity” shall mean Cargill Commodity Services, Inc., a Delaware corporation, doing business as Cargill Direct.

“Cargill Loss Proceeds Account” shall mean the Cargill Loss Proceeds Account established pursuant to Section 2.2(a)(xvi) of the Account Agreement.

“Cash Flow” shall mean, for any period, the excess (if any) of (i) Project Revenues of the type described in clauses (i) and (ii) of the definition of “Project Revenues” which are deposited into the Project Revenues Collection Account during such period over (ii) the sum of (x) Operation and Maintenance Expenses paid from the Operating Account during such period pursuant to the Account Agreement and (y) Maintenance Capital Expenses paid from the Maintenance Capital Expenses Account during such period pursuant to the Account Agreement.

“Center Point Energy” shall mean Center Point Energy, Inc., a corporation organized and existing under the laws of the State of Texas.

“Change of Control” shall mean:

(a) at any time, BFE Holdings shall cease to (i) own and control, directly, 100% of the total Voting Stock or economic interests of Opco, (ii) own and control, indirectly, 100% of the total Voting Stock or economic interests of each of Buffalo Lake and Pioneer Trail, or (iii) possess, directly or indirectly, the power to direct or cause the direction of all the management, policies and decisions of any Borrower;

Appendix A

(b) at any time, the Sponsor shall cease to either (i) own and control, directly or indirectly, 100% of the total Voting Stock or economic interests of any Borrower, or (ii) possess, directly or indirectly, the power to direct or cause the direction of all the management, policies and decisions of any Borrower;

(c) at any time, Opco shall cease to own and control, directly, 100% of the total Voting Stock or economic interest of each of Buffalo Lake and Pioneer Trail; or

(d) during the period commencing on the Closing Date and ending on the earlier of (i) the date which is six (6) months after the Conversion Date or (ii) the expiration date of any lock-up agreement required to be signed by Cargill in the initial public offering of Capital Stock of a Person which currently owns LLC Interests in the Sponsor (provided that Cargill shall not be required to sign a lock-up agreement with a term longer than the lock-up term applicable to the officers, directors and all other holders of 1% of more of the Capital Stock of such Person), Cargill shall cease to own and control, directly or indirectly, LLC Interests of the Borrowers (or Capital Stock of the Person that currently owns LLC Interests in the Sponsor, in the event of an initial public offering) having an aggregate value (calculated reasonably and without duplication on a going-concern basis) of at least $8,000,000; provided that this provision shall not be triggered so long as Cargill has not sold any of its directly or indirectly held LLC Interests of the Borrowers (or, Capital Stock in the case of an initial public offering) even if the value thereof is less than $8,000,000.

“Charter Documents” shall mean, with respect to any Person, (i) the articles of incorporation, limited liability company agreement, partnership agreement, or other similar organizational document of such Person, (ii) the by-laws or other similar document of such Person, (iii) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person, and (iv) any shareholder rights agreement or other similar agreement.

“CHS, Inc.” shall mean CHS, Inc., a corporation organized and existing under the laws of the State of Minnesota.

“Closing Date” shall mean the date upon which (i) the conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied (or waived by the appropriate Lenders by a written instrument signed by such Lenders) and (ii) the conditions precedent set forth in Section 3.2 of the Credit Agreement in respect of the earlier to occur of the initial Disbursement of the Buffalo Lake Construction Loan and the initial Disbursement of the Pioneer Trail Construction Loan, as the case may be, have been satisfied (or waived by the appropriate Lenders by a written instrument signed by such Lenders).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of the Credit Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

Appendix A

“Collateral” shall mean all Property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Collateral Agent and/or the Secured Parties.

“Collateral Agent” shall mean Deutsche Bank Trust Company Americas, acting in its capacity as Collateral Agent for the Secured Parties, and shall include any successor Collateral Agent appointed pursuant to Section 8.9 of the Credit Agreement.

“Commercial Operation Date” shall mean, the Buffalo Lake Commercial Operation Date and the Pioneer Trail Commercial Operation Date, as the case may be.

“Commitment Fee” shall have the meaning provided in Section 6.7(a) of the Credit Agreement.

“Commitments” shall mean the Construction Loan Commitments, the Term Loan Commitments and the Working Capital Loan Commitments.

“Consent Agreement” shall mean an Acknowledgment and Consent Agreement between a Project Participant and the Collateral Agent and acknowledged by each of the Borrowers, substantially in the form of Exhibit F to the Credit Agreement.

“Construction Accounts” shall mean, collectively, the Buffalo Lake Construction Account and the Pioneer Trail Construction Account.

“Construction Budgets” shall mean, collectively, the Buffalo Lake Construction Budget and the Pioneer Trail Construction Budget.

“Construction Loan Commitments” shall mean, as to any Lender, the aggregate of the Buffalo Lake Construction Loan Commitment and the Pioneer Trail Construction Loan Commitment for such Lender.

“Construction Loans” shall mean, collectively, the Buffalo Lake Construction Loans and the Pioneer Trail Construction Loans.

“Construction Notes” shall have the meaning provided in Section 2.7 of the Credit Agreement.

“Construction Requisition” shall mean a Buffalo Lake Construction Requisition or a Pioneer Trail Construction Requisition, as the case may be.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary

Appendix A

obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Conversion” shall mean the actions to be taken on the Conversion Date pursuant to Section 2.2(a) of the Credit Agreement.

“Conversion Date” shall mean the date on which the conditions precedent set forth in Section 3.4 of the Credit Agreement are satisfied and Conversion occurs.

“Corn Supply Agreements” shall mean, collectively, the Buffalo Lake Corn Supply Agreement and Pioneer Trail Corn Supply Agreement.

“Cornerstone” shall mean Cornerstone Energy, Inc., a corporation organized and existing under the laws of the State of Nebraska.

“Cost” shall mean, in respect of any Scope Change Order, all costs incurred or to be incurred by any Borrower in respect thereof, any Debt Service or other costs attributable to a delay in the Guaranteed Completion Date, or any other cost incurred by any Borrower directly or indirectly as a result of such Scope Change Order.

“Credit Agreement” shall mean the Credit Agreement, dated as of September 25, 2006, among the Borrowers, the Borrowers’ Agent, the Administrative Agent, the Arranger, the Lenders and the Collateral Agent.

“Date Certain” shall mean June 30, 2009.

“Debt” shall mean, at any time, the sum of (without duplication) (i) prior to the Conversion Date, the total outstanding Construction Loans (plus accrued interest and Commitment Fees on the Construction Loans), (ii) on and after the Conversion Date, the total outstanding Term Loans (plus accrued interest and Commitment Fees on the Term Loans), and (iii) the total outstanding Working Capital Loans (plus accrued interest and Commitment Fees on the Working Capital Loans), (iv) all Indebtedness of any Borrower as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a balance sheet of such Borrower in accordance with GAAP, (v) all Indebtedness of any Borrower of the type described in clauses (iii)(Letters of Credit), (vii)(Hedging Agreements) and (viii)(Off-Balance Sheet Liabilities) of the definition of Indebtedness and (vi) all Contingent Obligations of any Borrower in respect of Indebtedness of any third Person of the type referred to in preceding clauses (iv) and (v); provided that the amount of Indebtedness in respect of Hedging Agreements shall be at any time the unrealized net loss position, if any, of any Borrower thereunder on a marked-to-market basis determined no more than one month prior to such time.

Appendix A

“Debt Service” shall mean, for any period, the sum of (without duplication) (i) all amounts payable by any Borrower during such period pursuant to the terms and conditions of the Financing Documents (including, without limitation, all amounts that are required to be prepaid and all amounts overdue from any prior period) in respect of principal of the Loans during such period plus (ii) all amounts payable in respect of Interest Expense for such period plus (iii) all scheduled Fees payable during such period.

“Debt Service and Related Payments Account” shall mean the “Debt Service and Related Payments Account” established pursuant to Section 2.2(a)(vii) of the Account Agreement.

“Debt Service Reserve Account” shall mean the “Debt Service Reserve Account” established pursuant to Section 2.2(a)(viii) of the Account Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or circumstance which with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.9(c) of the Credit Agreement.

“Delay Liquidated Damages” shall mean all liquidated damages payable under Articles 7 (Completion Dates) of any EPC Contract.

“Delta-T” shall mean Delta-T Corp., a corporation organized and existing under the laws of Virginia.

“Delta-T License Agreements” shall mean, collectively, the Buffalo Lake Delta-T License Agreement and Pioneer Trail Delta-T License Agreement.

“Deposit Account Control Agreements” shall mean, collectively, the Opco Deposit Account Control Agreement, Buffalo Lake Deposit Account Control Agreement and Pioneer Trail Deposit Account Control Agreement.

“Depositary Agent” shall mean Deutsche Bank Trust Company Americas, acting in its capacity as Depositary Agent in accordance with the Account Agreement, and shall include any successor Depositary Agent appointed pursuant to Section 8.4 of the Account Agreement.

“Disbursement” shall mean any disbursement of a Loan pursuant to the Credit Agreement.

Appendix A

“Disbursement Date” shall mean the date specified in a Construction Requisition as the date on which Disbursements of Construction Loans are requested by the Borrowers’ Agent.

“Disposition” shall mean any sale, transfer or other disposition by any Borrower to any Person of any Property.

“Distillers Grains Marketing Agreements” shall mean, collectively, the Buffalo Lake Distillers Grains Marketing Agreement and the Pioneer Trail Distillers Grains Marketing Agreement.

“Distillers Grains Market Consultant” shall mean Informa Economics Inc. or any other Person from time to time appointed by the Required Lenders to act as the Distillers Grains Market Consultant for the purposes of the Credit Agreement.

“Distribution” shall have the meaning provided in Section 5.16 of the Credit Agreement.

“Distribution Account” shall mean the “Distribution Account” established pursuant to Section 2.2(a)(xiv) of the Account Agreement.

“Distribution Date Certificate” shall have the meaning provided in Section 5.16 of the Credit Agreement.

“Distribution Release Conditions” shall mean each of the conditions to distributions from the Distribution Account set forth in Section 5.16 of the Credit Agreement.

“Dollars” and the sign “$” shall each mean freely transferable, lawful money of the United States.

“Drawing” shall have the meaning provided in Section 2.22(b) of the Credit Agreement.

“DSRA Letter of Credit” shall have the meaning provided in Section 5.1 of the Account Agreement.

“ECF Sweep Account” shall mean the “ECF Sweep Account” established pursuant to Section 2.2(a)(ix) of the Account Agreement.

“Eligible Assignee” shall mean (i) a commercial bank or other financial institution having a combined capital and surplus of at least Twenty Five Million Dollars ($25,000,000), or (ii) a Person that is primarily engaged in the business of commercial banking and that is an Affiliate of a Lender.

“Eligible Bank” shall mean a commercial bank (i) whose long-term unsecured debt is rated at least A+ by Standard & Poor’s and A1 by Moody’s, (ii) with a minimum capital base of One Billion Dollars ($1,000,000,000), (iii) that has a branch or agency regulated under the Laws of the United States and (iv) that is reasonably acceptable to the Administrative Agent.

Appendix A

“Enforcement Action” shall mean any action or proceeding against any Borrower, the Project or all or any part of the Collateral taken for the purpose of (i) enforcing the rights of any Secured Party under or in respect of the Collateral or the Security Documents, including, without limitation, the initiation of action in any court or before any administrative agency or Governmental Authorities to enforce such rights, and any action to exercise any rights provided in Section 7.3 of the Credit Agreement, and (ii) adjudicating or seeking a judgment on a claim.

“Environmental Claim” shall mean, with respect to any Person, (i) any notice, claim, administrative, regulatory or judicial or equitable action, suit, Lien, judgment or demand by any other Person or (ii) any other written communication by any Governmental Authority, in either case alleging or asserting such Person’s liability for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including, without limitation, wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, property damages, or personal injuries, or seeking injunctive relief, fines or penalties arising out of, based on or resulting from (x) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes.

“Environmental Site Assessment Report” shall mean, with respect to each Plant and the real property that is the subject of each of the Grain Facility Leases, a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Lenders, which report will comply with ASTM standard 1527-00, and a Phase II environmental site assessment report acceptable to the Lenders, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, a Phase II assessment is warranted.

“EPC Contractor” shall mean TIC - The Industrial Company Wyoming, Inc., a corporation organized and existing under the laws of Wyoming.

“EPC Contracts” shall mean, collectively, the Buffalo Lake EPC Contract and the Pioneer Trail EPC Contract.

“Equity Contributions” shall mean the amounts contributed in return for the issuance of Capital Stock in any Borrower.

Appendix A

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of the Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any Borrower or a Subsidiary of any Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of such Borrower or a Subsidiary of such Borrower being or having been a general partner of such person.

“Escrow Account” shall mean any Escrow Account established pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into prior to the initial Disbursement of the Construction Loans among Buffalo Lake, Pioneer Trail, Cargill and Deutsche Bank Trust Company Americas, as escrow agent, relating to the application of Loss Proceeds from an Event of Loss relating to any Property that is the subject of a Grain Facility Lease, in form and substance satisfactory to the Administrative Agent and each Lender.

“Ethanol Market Consultant” shall mean Muse, Stancil & Co. or any other Person from time to time appointed by the Required Lenders to act as Ethanol Market Consultant for the purposes of the Credit Agreement.

“Ethanol Marketing Agreements” shall mean, collectively, the Buffalo Lake Ethanol Marketing Agreement and the Pioneer Trail Ethanol Marketing Agreement.

“Eurodollar Loan” shall mean Loans which bear interest based on the Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to each Interest Period in respect of a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent (1%)) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of one percent (1%)).

“Event of Default” shall have the meaning provided in Section 7.1 of the Credit Agreement.

Appendix A

“Event of Loss” shall mean, with respect to any Property of any Borrower, any loss of, destruction of or damage to, or any condemnation (including, without limitation, a Taking) or other taking of, such Property.

“Expropriation Event” shall mean (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of the Project or the Property or the assets of any Borrower or of its share capital or of either grain facility that is the subject of a Grain Facility Lease, (b) any assumption by a Governmental Authority of control of the Property, assets or business operations of any Borrower or of its share capital or of either grain facility that is the subject of a Grain Facility Lease, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of any Borrower or (d) any taking of any action by a Governmental Authority that would prevent any Borrower from carrying on its business or operations or a substantial part thereof.

“Excess Construction Loan Commitment” shall mean, after the date on which Substantial Completion occurs for each Plant under the relevant EPC Contract, with respect to the Construction Loan Commitment for such Plant, the amount equal to (i) the Construction Loan Commitment for such Plant; minus (ii) the aggregate Construction Loans disbursed for such Plant on or prior to such date; minus (iii) the amount set forth in the Construction Budget for such Plant to cover the required funding of fifty percent (50%) of the Required Debt Service Reserve Amount on the Conversion Date; and minus (iv) amounts adequate for each Borrower to take necessary steps to satisfy all the conditions precedent required under Section 3.4 of the Credit Agreement.

“Facing Fees” shall have the meaning provided in Section 2.24(b) of the Credit Agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent (1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” shall mean each of the Administrative Agent Fee Letter dated the date of the Credit Agreement among the Administrative Agent and each of the Borrowers and the Fee Letter dated the date of the Credit Agreement between the Arranger and the Sponsor.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 6.7 of the Credit Agreement.

“Financial Covenant Statement” shall mean each statement delivered pursuant to Section 5.1(e) of the Credit Agreement.

Appendix A

“Financing Documents” shall mean, collectively, the Credit Agreement, the Notes, the Security Documents, the Fee Letters and the Required Hedging Agreements.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of any Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

“Gas Pipeline Construction and Management Agreements” shall mean, collectively, the Buffalo Lake Gas Pipeline Construction and Management Agreement and Pioneer Trail Gas Pipeline Construction and Management Agreement.

“Gas Supply Agreements” shall mean, collectively, the Buffalo Lake Gas Supply Agreement(s) and the Pioneer Trail Gas Supply Agreement(s).

“Gas Transportation Services Agreements” shall mean, collectively, the Buffalo Lake Gas Transportation Services Agreement and the Pioneer Trail Gas Transportation Services Agreement.

“Good Industry Practices” means the professional practices, methods, equipment, specifications and safety and output standards and industry codes of the United States ethanol industry for projects of a similar type and capacity as the Project, with respect to the design, installation, operation, maintenance and use of equipment and similar or better machinery, all of the above in compliance with applicable standards of safety, output, dependability, efficiency and economy, including recommended practice, of a good, safe, prudent and workman-like character and in compliance with all applicable Laws. Good Industry Practices are not intended to be limited to the optimum or minimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as practiced in the industry.

“Goods and Services Agreements” shall mean, collectively, the Buffalo Lake Goods and Services Agreement and Pioneer Trail Goods and Services Agreement.

“Governmental Approval” shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local authority having jurisdiction over

Appendix A

the matter or matters in question, including, without limitation, those of the State of Nebraska, the State of Minnesota and the United States.

“Grain Facility Leases” shall mean, collectively, the Buffalo Lake Grain Facility Lease and Pioneer Trail Grain Facility Lease.

“Guaranteed Provisional Acceptance Date” shall mean the Buffalo Lake Guaranteed Provisional Acceptance Date or the Pioneer Trail Guaranteed Provisional Acceptance Date, as the context may require.

“Guaranteed Completion Date” shall mean the Buffalo Lake Guaranteed Completion Date or the Pioneer Trail Guaranteed Completion Date, as the context may require.

“Hazardous Material” shall mean any substance that is regulated or could lead to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCB’s), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated as such under, any applicable Environmental Law.

“Hedging Agreement” means any agreement in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions entered into by any Borrower.

“Hedging Reserve Account” shall mean the “Hedging Reserve Account” established pursuant to Section 2.2(a)(xi) of the Account Agreement.

“Historical Debt Service Coverage Ratio” shall mean, as at any Calculation Date occurring after the Conversion Date, for the period of four consecutive fiscal quarters of the Borrowers (or such lesser number of fiscal quarters occurring since such Conversion Date) most recently ended (taken as one accounting period), the ratio of (i) Cash Flow for such period, to (ii) the Debt Service for such period (including Scheduled Principal Payments but excluding mandatory prepayments in respect of the Loans payable during such period pursuant to the Financing Documents) or lesser period.

“Indebtedness” of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Hedging Agreements, (viii) all

Appendix A

Off-Balance Sheet Liabilities of such Person and (ix) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered and are not overdue.

“Indemnified Liabilities” shall have the meaning provided in Section 9.2(a) of the Credit Agreement.

“Indemnified Matters” shall have the meaning provided in Section 9.2(b)(i) of the Credit Agreement.

“Indemnified Person” shall have the meaning provided in Section 9.2(a) of the Credit Agreement.

“Independent Engineer” shall mean Luminate, LLC or any other Person from time to time appointed by the Required Lenders to act as Independent Engineer for the purposes of the Credit Agreement.

“Independent Engineer Completion Certificate” shall mean a certificate, substantially in the form of Exhibit E-2 to the Credit Agreement, dated the Conversion Date, duly completed and signed by an Authorized Officer of the Independent Engineer.

“Information Memorandum” shall mean the Confidential Information Memorandum, dated July 25, 2006, prepared by the Borrowers and the Sponsor in respect of the financing contemplated by the Credit Agreement.

“Insurance Advisor” shall mean Moore-McNeil, LLC or any other Person from time to time appointed by the Required Lenders to act as Insurance Advisor for the purposes of the Credit Agreement.

“Insurance Proceeds” shall mean all amounts payable to any Borrower or the Collateral Agent in respect of any insurance required to be maintained (or caused to be maintained) by any Borrower pursuant to Section 5.9 of the Credit Agreement (other than general liability insurance, delayed startup insurance and business interruption insurance).

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Expense” shall mean, for any period, the sum of the following: (i) all interest on the Loans accrued or capitalized during such period (whether or not actually paid during such period) pursuant to the Financing Documents plus (ii) the net amounts payable (or minus the net amounts receivable) under the Required Hedging Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall have the meaning provided in Section 2.10 of the Credit Agreement.

Appendix A

“Investment” in any Person shall mean, without duplication: (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to, such Person.

“Kinder Morgan” shall mean Kinder Morgan Interstate Gas Transmission, LLC, a limited liability company organized and existing under the laws of Colorado and a subsidiary of Kinder Morgan Energy Partners, LLP, a limited liability company organized and existing under the laws of Delaware.

“Land” shall mean, collectively, the Buffalo Lake Land and the Pioneer Trail Land.

“Law” shall mean, with respect to any Person (i) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including, without limitation, Governmental Approvals) and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including, without limitation, in each case, any Environmental Law).

“Leisingers” shall mean, collectively, Rozella M. Leisinger and Richard K. Leisinger.

“Lender” shall mean each Lender named on Annex I to the Credit Agreement including cash Working Capital Lender) and any Assignee thereof pursuant to Section 9.13 of the Credit Agreement.

“Letter of Credit” shall have the meaning provided in Section 2.18(a).

“Letter of Credit Fee” shall have the meaning provided in Section 2.24(a).

“Letter of Credit Issuer” shall mean BNP Paribas (except as otherwise provided in Section 8.9 of the Credit Agreement) and any other Working Capital Lender acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Letter of Credit Issuer (and such Affiliate shall be deemed to be a “Letter of Credit Issuer” for all purposes of the Financing Documents).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Participant” shall have the meaning provided in Section 2.21(a) of the Credit Agreement.

Appendix A

“Letter of Credit Percentage” shall mean the fraction (expressed as a percentage) of any Letter of Credit issued at any time, the numerator of which is the Working Capital Loan Commitment of such Working Capital Lender at such time and the denominator of which is the Working Capital Loan Commitment of all Working Capital Lenders at such time, provided that if the Letter of Credit Percentage of any Working Capital Lender is to be determined after the Working Capital Loan Commitment has been terminated, then the Letter of Credit Percentage of such Working Capital Lender shall be determined immediately prior (and without giving effect) to such termination.

“Letter of Credit Request” shall have the meaning provided in Section 2.20(a) of the Credit Agreement.

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, lien, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property).

“LLC Agreement” shall mean, collectively, the Opco LLC Agreement, the Buffalo Lake LLC Agreement and the Pioneer Trail LLC Agreement.

“LLC Interests” shall mean, as to any Person organized as a limited liability company, any and all shares of the profits and losses of such Person, any and all rights to receive distributions of such Person’s assets, and any and all rights, benefits or privileges pertaining to any of the foregoing, including, without limitation, voting rights and the right to participate in management.

“Loans” shall mean the Construction Loans, the Term Loans, and the Working Capital Loans.

“Loan Termination Date” shall mean the date on which all Obligations, other than contingent liabilities and obligations which are unasserted at such date, have been indefeasibly paid and satisfied in full and all Commitments have been terminated.

“Losses” shall have the meaning provided in Section 9.2(b) of the Credit Agreement.

“Loss Proceeds” shall mean, with respect to any Event of Loss, any Insurance Proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (including any compensation payable in connection with a Taking) with respect to such Event of Loss (excluding, in each case, the proceeds of general liability insurance, delayed startup insurance and business interruption insurance).

Appendix A

“Loss Proceeds Account” shall mean the “Loss Proceeds Account” established pursuant to Section 2.2(a)(xv) of the Account Agreement.

“Maintenance Capital Expenses” shall mean all expenses incurred by any Borrower (including for labor) for regularly scheduled (or reasonably anticipated) major maintenance of the Project (including, without limitation, teardowns, overhauls, capital improvements and replacements of major components of either Plant) in accordance with Good Utility Practices and vendor and supplier recommendations.

“Maintenance Capital Expense Account” shall mean the Maintenance Capital Expense Account established pursuant to Section 2.2(a)(vi) of the Account Agreement.

“Management Services Agreement” shall mean, collectively, the Buffalo Lake Management Services Agreement, Pioneer Trail Management Services Agreement and Opco Management Services Agreement.

“Margin Account” shall mean any margin account opened and maintained by any Borrower to the extent permitted pursuant to the Risk Management Policy.

“Margin Stock” shall mean margin stock within the meaning of Regulation U and Regulation X.

“Market Consultants” shall mean, collectively, the Ethanol Market Consultant and the Distillers Grains Market Consultant.

“Master Agreements” shall mean, collectively, the Buffalo Lake Master Agreement and Pioneer Trail Master Agreement.

“Material Additional Project Document” shall mean any Additional Project Document if (i) the aggregate cost or value of goods and services to be acquired by any Borrower pursuant thereto could reasonably be expected to exceed Two Million Dollars ($2,000,000) or the equivalent in any calendar year, (ii) the aggregate amount of termination fees, liquidated damages or aggregate liability which could be incurred by any Borrower in respect of such Additional Project Document in any single calendar year could reasonably be expected to exceed Two Million Dollars ($2,000,000) or the equivalent, (iii) such Additional Project Document provides for the sale of any service, output or other product by any Borrower, other than a Buffalo Lake Permitted Long-Term Sales Agreement or a Pioneer Trail Permitted Long-Term Sales Agreement, (iv) such Additional Project Document provides for the purchase of gas by any Borrower other than pursuant to and in accordance with the Risk Management Policy, or as otherwise permitted under clauses (i) or (ii) above, or (v) such Additional Project Document provides for the purchase of denaturants by any Borrower other than a Buffalo Lake Permitted Denaturant Agreement, a Pioneer Trail Permitted Denaturant Agreement, or as otherwise permitted under clauses (i) or (ii) above.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Project, (ii) the business, operations, prospects, condition (financial or otherwise) or a material portion of the Property of any Borrower, (iii) the ability of any Borrower to timely perform any of its obligations under any of the Transaction Documents to which it is a party, (iv) the legality,

Appendix A

validity or enforceability of any provision of any Transaction Document, (v) the ability of any Project Participant to timely perform any of its material obligations under any of the Transaction Documents to which it is a party, (vi) the rights and remedies of the Secured Parties under any of the Financing Documents or (vii) the Security Interests provided under the Security Documents or the value thereof.

“Mechanical Completion” shall have the meaning provided in any EPC Contract.

“Member” shall mean each of the members of any Borrower.

“Mezzanine Credit Agreement” shall mean the Loan Agreement, dated September 25, 2006, entered into by and between the Sponsor, the Subordinated Lenders and Greenlight APE, LLC, as administrative agent for the Subordinated Lenders thereunder.

“Mezzanine Debt” shall mean the loans, in an amount equal to Fifty Million Dollars ($50,000,000), to be made available by the Subordinated Lenders to Sponsor on or before the Closing Date pursuant to the Mezzanine Debt Documents, the proceeds of which shall be contributed by Sponsor to BFE Holdings for onward contribution to the Borrowers as Equity Contributions and which at all times shall be subject to the terms and conditions set forth in the Mezzanine Debt Guaranties and the Subordination Agreement.

“Mezzanine Debt Documents” shall mean (i) Mezzanine Credit Agreement, (ii) the Mezzanine Debt Guaranties; (iii) the Subordination Agreement; (iv) the Pledge Agreement dated September 25, 2006 between the Sponsor and Greenlight APE, LLC, as agent, (v) promissory notes issued by the Sponsor pursuant to the Mezzanine Credit Agreement, (vi) the Financial Information Sharing Letter Agreement dated September 25, 2006 by and between the Sponsor and Opco, (vii) the Financial Information Sharing Letter Agreement dated September 25, 2006 by and between the Sponsor and Buffalo Lake, and (viii) the Financial Information Sharing Letter Agreement dated September 25, 2006 by and between the Sponsor and Pioneer Trail.

“Mezzanine Debt Payments” shall mean any payments (including interest, principal or otherwise) to be provided by any Borrower to or on behalf of any Person (including the Subordinated Lenders) in respect of, or relating to, the Mezzanine Debt, whether in cash or other Property.

“Mezzanine Debt Documents” shall mean (i) Mezzanine Credit Agreement, (ii) the Mezzanine Debt Guaranties; (iii) the Subordination Agreement; (iv) the Pledge Agreement dated September 25, 2006 between the Sponsor and Greenlight APE, LLC, as agent, (v) promissory notes issued by the Sponsor pursuant to the Mezzanine Credit Agreement, (vi) the Financial Information Sharing Letter Agreement dated September 25, 2006 by and between the Sponsor and Opco, (vii) the Financial Information Sharing Letter Agreement dated September 25, 2006 by and between the Sponsor and Buffalo Lake, and (viii) the Financial Information Sharing Letter Agreement dated September 25, 2006 by and between the Sponsor and Pioneer Trail.

“Monthly Period” shall mean a period commencing on the day succeeding a Monthly Transfer Date and ending on the next succeeding Monthly Transfer Date.

Appendix A

“Monthly Transfer Date” shall mean the last Business Day of each month commencing on the first such day occurring on or after the first Commercial Operation Date.

“Moody’s” shall mean Moody’s Investors Service, a subsidiary of Moody’s Corporation.

“Mortgage Registry Tax Refund” shall have the meaning specified in Section 5.30(a) of the Credit Agreement.

“Mortgages” shall mean, collectively, the Buffalo Lake Mortgage and the Pioneer Trail Mortgage.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Governmental Approval” shall have the meaning provided in Section 4.6 of the Credit Agreement.

“Net Available Amount” shall mean, with respect to any Event of Loss, the aggregate amount of Loss Proceeds received by any Borrower or the Collateral Agent in respect of such Event of Loss, net of reasonable expenses incurred in connection with the collection thereof.

“Net Disposition Proceeds” shall mean, with respect to any Disposition, the gross cash proceeds received from such Disposition (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), net of the reasonable out-of-pocket costs of such Disposition, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such Disposition.

“Notes” shall mean and include Construction Notes, the Term Notes and the Working Capital Notes.

“Notice of Borrowing” shall have the meaning provided in Section 2.3 of the Credit Agreement.

“Notice of Commencement” shall mean that certain Notice of Commencement executed by Pioneer Trail as of September 25, 2006 and to be filed with the Register of Deeds of Hall County, Nebraska.

“Notice of Conversion” shall have the meaning as provided in Section 2.8 of the Credit Agreement.

“Notice Office” shall mean the office of the Administrative Agent located at 787 Seventh Avenue, New York, NY 10019, Attention: Barrette Palmer, Telephone: 212-841-3604, Facsimile: 212-841-2748, or such other office, telephone or facsimile number as the Administrative Agent may hereafter designate in writing as such to each of the other parties to the Credit Agreement.

Appendix A

“NRC” shall mean Nebraska Resources Company, LLC, a limited liability company organized and existing under the laws of Oklahoma and a subsidiary of Seminole.

“O&M Agreements” shall mean, collectively, the Buffalo Lake O&M Agreement and the Pioneer Trail O&M Agreement.

“Obligations” shall mean, collectively, (i) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by any Borrower under a Financing Document or otherwise to the Collateral Agent or any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and consultants’ fees chargeable to such Borrower; (ii) any and all sums advanced by the Collateral Agent or any Secured Party in order to preserve the Collateral or to preserve the Security Interests; (iii) in the event of any Enforcement Action, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent and/or the Secured Parties of their rights under the Security Documents, together with reasonable attorneys’ fees and court costs; and (iv) the obligations of any Borrower under any Required Hedging Agreement entered into with any Secured Swap Counterparty.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a lease transaction under which the parties intend that (x) the lease will be treated as an “operating lease” by the lessee and (y) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officer’s Certificate” shall mean an officer’s certificate signed by an Authorized Officer of any Borrower.

“Opco” shall mean BFE Operating Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Opco Deposit Account Control Agreement” shall mean the Deposit Account Control Agreement, dated as of the date of the Credit Agreement, between the Collateral Agent, Opco and Wells Fargo Bank, National Association.

“Opco Equity Contribution Account” shall mean the “Opco Equity Contribution Account” established pursuant to Section 2.2(a)(iii) of the Account Agreement.

“Opco LLC Agreement” shall mean the Limited Liability Company Agreement of Opco, dated as of September 21, 2006.

Appendix A

“Opco Management Services Agreement” shall mean any management services agreement relating to the management of Opco which may be entered into between Opco and the Sponsor or one of its Affiliate(s) (other than the other Borrowers); provided, that such Management Services Agreement shall be in form and substance satisfactory to the Administrative Agent and each Lender.

“Opco Pledge Agreement” shall mean the Pledge Agreement, dated the date of the Credit Agreement, between Opco and the Collateral Agent, pursuant to which Opco pledges one hundred percent (100%) of the LLC Interests of each of Buffalo Lake and Pioneer Trail to the Collateral Agent.

“Opco Project Documents” shall mean the Opco LLC Agreement and the Opco Management Services Agreement (when executed and delivered).

“Opco Security Agreement” shall mean the Security Agreement, dated as of the date of the Credit Agreement, made by Opco in favor of the Collateral Agent.

“Operating Account” shall mean the “Operating Account” established pursuant to Section 2.2(a)(v) of the Account Agreement.

“Operating Budget” shall have the meaning provided in Section 5.23(a) of the Credit Agreement.

“Operating Year” shall mean each year (or portion thereof) occurring after the first Commercial Operation Date shall have occurred and thereafter each calendar year.

“Operation and Maintenance Expenses” shall mean (with respect to each Plant that has achieved its Commercial Operation Date), for any period on or after the Commercial Operation Date for each such Plant, collectively, without duplication, all reasonable (i) expenses of administering and operating the Project and of maintaining it in accordance with Good Industry Practices (including expenses which may be capitalized) incurred by any Borrower, (ii) grain and fuel procurement and transportation costs payable by any Borrower, (iii) direct operating and maintenance costs of the Plants payable by any Borrower, (iv) insurance premiums payable by any Borrower, (v) property, sales, value-added and excise taxes payable by any Borrower (other than taxes imposed on or measured by income or receipts), (vi) costs and fees incurred by any Borrower in connection with obtaining and maintaining in effect the Governmental Approvals required in connection with the Project, (vii) legal, accounting and other professional fees incurred in the ordinary course of business in connection with the Project payable by any Borrower and (viii) payments payable by any Borrower under and pursuant to the Management Services Agreements; provided, that “Operation and Maintenance Expenses” shall not include (a) Project Costs, (b) payments into the Debt Service Reserve Account, depreciation, or any items properly chargeable by GAAP to fixed capital accounts, (c) any Mezzanine Debt Payments, or (d) any payments to the Operator and subordinated pursuant to the Buffalo Lake O&M Agreement or the Pioneer Trail O&M Agreement, as the case may be.

“Operator” shall mean an operator of the Plants acceptable to the Administrative Agent and each Lender.

Appendix A

“Participant” shall have the meaning provided in Section 9.13(d) of the Credit Agreement.

“Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder.

“Payment Accounts” shall mean the “Payment Accounts” established pursuant to Sections 2.2 (d), (e) and (f) of the Account Agreement.

“Payment Office” shall mean the office of the Administrative Agent located in New York, New York or such other office as the Administrative Agent may hereafter designate in writing as such to each of the other parties to the Credit Agreement.

“Payment and Performance Bonds” shall mean, collectively, the Buffalo Lake Payment and Performance Bond and Pioneer Trail Payment and Performance Bond.

“Performance Guarantees” shall have the meaning provided in any EPC Contract.

“Performance Guarantee Payments” shall mean the performance liquidated damages and buy-down amounts payable by the EPC Contractor pursuant to Section 8.1 of any EPC Contract.

“Performance Tests” shall have the meaning provided in any EPC Contract.

“Permitted Investments” shall mean, for any Person: (i) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or of any agency thereof, in either case maturing not more than one hundred eighty (180) days from the date of acquisition thereof by such Person; (ii) Dollar time deposits in the London interbank market with, or certificates of deposit issued by, any bank or trust company licensed under the laws of the United States or any state thereof which has outstanding senior long-term unsecured indebtedness which is rated (on the date of acquisition thereof) A+ or A1 or better by Standard & Poor’s or Moody’s, respectively, maturing not more than one hundred eighty (180) days from the date of acquisition thereof by such Person; (iii) commercial paper rated A-1 or P-1 or better by Standard & Poor’s or Moody’s, respectively, maturing not more than one hundred eighty (180) days from the date of acquisition thereof by such Person; and (iv) money market funds rated at least “AA” by Standard & Poor’s or “Aa” or better by Moody’s, including any fund for which the Collateral Agent or an Affiliate of the Collateral Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (A) the Collateral Agent or an Affiliate of the Collateral Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) the Collateral Agent charges and collects fees and expenses for services rendered pursuant to the Credit Agreement and the other Financing Documents.

“Permitted Lien” shall mean any Lien permitted to be incurred by the Borrowers pursuant to Section 5.12 of the Credit Agreement.

Appendix A

“Permitted Transferee” shall mean any Person which: (i) at the time of the transfer has and for the two years prior to the transfer had a Tangible Net Worth of at least Two Hundred Million Dollars ($200,000,000), (ii) is not a competitor of any Borrower with an ethanol project located within a three hundred (300) mile radius of either Plant and does not have a material non-passive investment interest (whether held directly or indirectly) in a competitor with an ethanol project located within a three hundred (300) mile radius of any Plant, (iii) at the time of the transfer is not and during the two (2) years prior to the transfer was not engaged in any material dispute or litigation with any Borrower, Cargill, the Operator, the Sponsor or any Secured Party, and (iv) would not cause any Secured Party to be in violation of any Law.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, or other enterprises or unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Pioneer Trail” shall mean Pioneer Trail Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Pioneer Trail Access Agreement” shall mean the Access Agreement to be entered into between Pioneer Trail and Cargill prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Commercial Operation Date” shall mean the date of the first crush of corn at the Pioneer Trail Plant.

“Pioneer Trail Construction Account” shall mean the “Pioneer Trail Construction Account” established pursuant to Section 2.2(a)(ii) of the Account Agreement.

“Pioneer Trail Construction Budget” shall mean the budget dated the Closing Date, prepared and certified as such by an Authorized Officer of the Borrowers’ Agent of all Project Costs theretofore incurred and thereafter expected to be incurred in respect of the Pioneer Trail Plant on or prior to the Conversion Date, as the same may be amended from time to time in accordance with Section 5.20(b) of the Credit Agreement.

“Pioneer Trail Construction Loan” shall have the meaning provided in Section 2.1(b) of the Credit Agreement.

“Pioneer Trail Construction Loan Availability Period” shall mean the period commencing on the Closing Date, and ending on the earliest to occur of (i) the full utilization of the Pioneer Trail Construction Loan Commitments of the Lenders, (ii) the Date Certain, (iii) the Conversion Date, (iv) the date six (6) months after Provisional Acceptance under the Pioneer Trail EPC Contract (provided that if any Excess Construction Loan Commitment exists in respect of the Pioneer Trail Construction Loan Commitment, such date shall be extended until the expiry date of the Buffalo Lake Construction Loan Availability Period) and (v) the termination of the Total Commitment pursuant to the provisions of the Credit Agreement.

Appendix A

“Pioneer Trail Construction Loan Commitment” shall mean, as to any Lender, the applicable amount set forth opposite such Lender’s name in Annex I to the Credit Agreement.

“Pioneer Trail Construction Requisition” shall mean a certificate, substantially in the form of Exhibit D-1-B to the Credit Agreement, executed and delivered by an Authorized Officer of the Borrowers’ Agent to the Administrative Agent (with a copy to the Depositary Agent), including all attachments referred to therein (a) pursuant to Section 3.3(a) of the Credit Agreement in connection with each Disbursement of Pioneer Trail Construction Loans, and (b) pursuant to Section 5.21(g) of the Credit Agreement in connection with each application of Project Revenues permitted under such Section to the payment of Pioneer Trail Project Costs.

“Pioneer Trail Corn Supply Agreement” shall mean the Corn Supply Agreement dated as of September 25, 2006, between Pioneer Trail and Cargill.

“Pioneer Trail Corn Future Advisory Agreement” shall mean the Futures Advisory Agreement to be entered into between Pioneer Trail and Cargill Commodity, doing business as Cargill Direct, prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Corn Supply Start-up Agreement” shall mean the Corn Supply Start-up Agreement to be entered into between Pioneer Trail and Cargill, prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Delta-T License Agreement” shall mean the License Agreement, dated as of April 28, 2006, between Delta-T and Pioneer Trail.

“Pioneer Trail Deposit Account Control Agreement” shall mean the Deposit Account Control Agreement, dated as of the date of the Credit Agreement, among the Collateral Agent, Pioneer Trail and Wells Fargo Bank, National Association.

“Pioneer Trail Distillers Grains Marketing Agreement” shall mean the Distillers Grains Marketing Agreement dated as of September 25, 2006, between Pioneer Trail and Cargill, acting through its the Non-Grain Feed Ingredients Business Unit.

“Pioneer Trail EPC Contract” shall mean the Agreement for Engineering, Procurement and Construction, dated as of April 28, 2006, as amended on July 28, 2006, between Pioneer Trail and the EPC Contractor, and relating to the engineering, procurement and construction of the Pioneer Trail Plant.

“Pioneer Trail Ethanol Marketing Agreement” shall mean the Ethanol Marketing Agreement dated as of September 25, 2006, between Pioneer Trail and Cargill.

“Pioneer Trail Gas Supply Agreement” shall mean the Pioneer Trail Gas Supply Agreement to be entered into between Pioneer Trail and the gas supplier named therein (which gas supplier shall be acceptable to the Administrative Agent and each Lender) prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

Appendix A

“Pioneer Trail Gas Supply Representation and Management Agreement” shall mean the Pioneer Trail Gas Supply Representation and Management Agreement to be entered into between Pioneer Trail and Cargill prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Gas Transportation Services Agreement” shall mean the Pioneer Trail Gas Transportation Services Agreement to be entered into between Pioneer Trail and Kinder Morgan prior to the initial Disbursement of the Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Gas Pipeline Construction and Management Agreement” shall mean the Pipeline Engineering, Procurement, and Construction Agreement to be entered into between Pioneer Trail and NRC prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender, to design, construct, commission and operate the twelve-mile natural gas lateral to the Pioneer Trail Plant.

“Pioneer Trail Goods and Services Agreements” shall mean, collectively, the Pioneer Trail Corn Supply Agreement, the Pioneer Trail Corn Future Advisory Agreement, the Pioneer Trail Risk Management Agreement, the Pioneer Trail Distillers Grains Marketing Agreement, the Pioneer Trail Ethanol Marketing Agreement, the Pioneer Trail NAESB Agreement and the Pioneer Trail Gas Supply Representation and Management Agreement.

“Pioneer Trail Grain Facility Lease” shall mean the Pioneer Trail Grain Facility Lease and Sublease dated as of September 25, 2006, between Pioneer Trail and Cargill, and the Memorandum of Grain Facility Lease and Sublease, dated as of September 25, 2006, between Pioneer Trail and Cargill.

“Pioneer Trail Guaranteed Completion Date” shall mean the Guaranteed Completion Date as such term is defined in the Pioneer Trail EPC Contract.

“Pioneer Trail Guaranteed Provisional Acceptance Date” shall mean the Guaranteed Provisional Acceptance Date as defined in the Pioneer Trail EPC Contract.

“Pioneer Trail Land” shall mean the site upon which the Pioneer Trail Plant will be installed, together with any fixtures and civil works constructed thereon and any other easements, licenses and other real property rights and interests required for the installation and operation of such Plant, including the land referred to in the Pioneer Trail Grain Facility Lease and the Land referred to in the Pioneer Trail Water Rights Deed.

“Pioneer Trail Land Purchase Agreements” shall have the meaning provided in Section 3.1(p)(ii).

“Pioneer Trail LLC Agreement” shall mean the Limited Liability Company Agreement of Pioneer Trail, dated as of September 21, 2006.

Appendix A

“Pioneer Trail Management Services Agreement” shall mean any management services agreement relating to the management of Pioneer Trail which may be entered into between Pioneer Trail and the Sponsor or one of its Affiliate(s) (other than the other Borrowers); provided, that such Management Services Agreement shall be in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Master Agreement” shall mean the Master Agreement dated as of September 25, 2006, between Pioneer Trail, Cargill and Cargill Commodity.

“Pioneer Trail Mortgage” shall mean the Fee Simple and Leasehold Deed of Trust, Security Agreement, Assignment of Leases, Rent and Profits and Financing Statement and Fixture Filing from Pioneer Trail, dated as of September 25, 2006, to an in favor of First American Title Insurance Company as trustee for the benefit of Deutsche Bank Trust Company Americas in its capacity as Collateral Agent, as beneficiary.

“Pioneer Trail NAESB Agreement” shall mean the Pioneer Trail NAESB Base Agreement for the Purchase and Supply of Natural Gas to be entered into between Pioneer Trail and Cargill prior to the initial Disbursement of Pioneer Trail Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail O&M Agreement” shall mean the Operation, Management and Maintenance Services Agreement to be entered into between Pioneer Trail and the Operator on or prior to May 31, 2007 (except to the extent otherwise provided in Section 5.25 of the Credit Agreement), in substantially the form provided by the Borrowers’ Agent to, and accepted by the Administrative Agent and each Lender prior to the initial Disbursement of the Pioneer Trail Construction Loans, which agreement shall, to the extent that the Operator thereunder is an Affiliate of any Borrower, include the subordination of any incentive or bonus payments payable to the Operator thereunder to the extent and in the manner required by the Administrative Agent.

“Pioneer Trail Payment and Performance Bond” shall mean the bonds provided to Pioneer Trail by, or on behalf of, the EPC Contractor pursuant to the Pioneer Trail EPC Contract on or prior to the Closing date, substantially in the form attached as Exhibit J-2 to the Credit Agreement with changes approved by the Administrative Agent and each Lender.

“Pioneer Trail Permitted Denaturant Agreement” shall mean any Additional Project Document entered into by Pioneer Trail under which Pioneer Trail agrees to purchase denaturant for the Pioneer Trail Plant for duration in excess of thirty (30) days, provided that each of the following conditions shall have been satisfied:

(a) the amount of denaturant committed for purchase under such Additional Project Document by Pioneer Trail from the counterparty to such Additional Project Document (each, a “Long-Term Supplier”) shall not, when aggregated with the denaturant committed for purchase under all other then outstanding Pioneer Trail Permitted Denaturant Agreements, exceed (i) fifty percent (50%) of the total denaturant requirements of the Pioneer Trail Plant during for the period occurring on or prior to the second (2nd) anniversary of the execution date of such Additional Project Document or (ii) twenty percent (20%) of the total denaturant

Appendix A

requirements of the Pioneer Trail Plant for the period occurring after the second (2nd) anniversary of the execution date of such Additional Project Document;

(b) the liability incurred by Pioneer Trail for failure to purchase denaturant under the terms and conditions of such Additional Project Document shall be no greater than customary contractual “cover” damages;

(c) such Additional Project Document shall include a waiver by the Long-Term Supplier of consequential damages and protection for Pioneer Trail against force majeure risk relating to the Pioneer Trail Plant;

(d) Pioneer Trail shall not be obligated under such Additional Project Document to provide an indemnification to the Long-Term Supplier which is greater than that required pursuant to the Pioneer Trail Ethanol Marketing Agreement or the Pioneer Trail Distillers Grains Marketing Agreement, as the case may be, and the Pioneer Trail Master Agreement;

(e) no Event of Default shall have occurred and be continuing, or would reasonably be expected to occur as a result of the execution of such Additional Project Document; and

(f) the Borrowers’ Agent shall have delivered to the Administrative Agent (within fifteen (15) days of execution of such Additional Project Document) a copy of such Additional Project Document, together with an Officer’s Certificate from the Borrowers’ Agent (i) certifying as to the satisfaction of each of the conditions described in clauses (a) through (e) above and (ii) demonstrating that, after giving effect to such Additional Project Document, the projected Cash Flow divided by the projected number of gallons of denatured ethanol produced by the Project during the duration of such Additional Project Document shall not be less than $0.30 per gallon and that such Additional Project Document is in compliance with the Risk Management Policy.

“Pioneer Trail Permitted Long-Term Sales Agreement” shall mean any Additional Project Document entered into by Pioneer Trail pursuant (and subject) to (i) Section 1.4 of the Pioneer Trail Ethanol Marketing Agreement under which Pioneer Trail agrees to sell ethanol from the Pioneer Trail Plant on a long-term basis for a period in excess of twelve (12) months or (ii) Section 1.4 of the Pioneer Trail Distillers Grains Marketing Agreement under which Pioneer Trail agrees to sell distillers grains from the Pioneer Trail Plant on a long-term basis for a period in excess of twelve (12) months, provided in each case that each of the following conditions shall have been satisfied:

(a) the amount of ethanol or distillers grains, as the case may be, committed for sale by Pioneer Trail under such Additional Project Document shall not, when aggregated with the ethanol or distillers grains, as the case may be, committed for sale under all other then outstanding Pioneer Trail Permitted Long-Term Sales Agreements, exceed (i) fifty percent (50%) of the total ethanol or distillers grains capacity of the Pioneer Trail Plant, as the case may be, during for the period occurring on or prior to the second (2nd) anniversary of the execution date of such Additional Project Document or (ii) twenty percent (20%) of the total ethanol or distillers

Appendix A

grains capacity of the Pioneer Trail Plant, as the case may be, for the period occurring after the second (2nd) anniversary of the execution date of such Additional Project Document;

(b) Cargill shall be liable to Pioneer Trail under such Additional Project Document for all amounts payable by the counterparty to such Additional Project Document (each, a “Long-Term Purchaser”);

(c) the liability incurred by Pioneer Trail to the Long-Term Purchaser for failure to deliver ethanol or distillers grain, as the case may be, under the terms and conditions of such Additional Project Document shall be no greater than customary contractual “cover” damages;

(d) Pioneer Trail shall not be obligated under such Additional Project Document to provide an indemnification to the Long-Term Purchaser which, in each case, is greater than that required pursuant to the Pioneer Trail Ethanol Marketing Agreement or the Pioneer Trail Distillers Grains Marketing Agreement, as the case may be, and the Pioneer Trail Master Agreement;

(e) such Additional Project Document shall include a waiver by the Long-Term Purchaser of consequential damages and protection for Pioneer Trail against force majeure risk relating to the Pioneer Trail Plant to the extent provided in the Pioneer Trail Ethanol Marketing Agreement or the Pioneer Trail Distillers Grains Marketing Agreement, as the case may be (including in each case to the extent provided to Cargill pursuant to Exhibit F thereto), and the Pioneer Trail Master Agreement;

(f) no Event of Default shall have occurred and be continuing, or would reasonably be expected to occur as a result of the execution of such Additional Project Document; and

(g) the Borrowers’ Agent shall have delivered to the Administrative Agent (within fifteen (15) days of execution of such Additional Project Document) a copy of such Additional Project Document, together with an Officer’s Certificate from the Borrowers’ Agent (i) certifying as to the satisfaction of each of the conditions described in clauses (a) through (f) above and (ii) demonstrating that, after giving effect to such Additional Project Document, the projected Cash Flow divided by the projected number of gallons of denatured ethanol produced by the Project during the duration of such Additional Project Document shall not be less than $0.30 per gallon and that such Additional Project Document is in compliance with the Risk Management Policy.

“Pioneer Trail Plant” shall mean the fuel grade, denatured ethanol production facility located near Wood River, Nebraska, with a nameplate capacity of 115 million gallons-per-year, including the Pioneer Trail Land on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto (including all associated electrical, gas, steam, and water interconnection, storage and treatment facilities, to the extent owned by any Borrower).

“Pioneer Trail Project Costs” shall mean the following costs and expenses incurred by the Borrowers to finance and complete the Pioneer Trail Plant and achieve the

Appendix A

Pioneer Trail Commercial Operation Date and the Project Completion Date (and complete all Punch List items) in the manner contemplated by the Transaction Documents and set forth in the Pioneer Trail Construction Budget:

(i)
costs incurred by the Borrowers under the Pioneer Trail EPC Contract, the Pioneer Trail Gas Pipeline Construction and Management Agreement and any other costs (including taxes) directly relating to the acquisition, site preparation, design, engineering, construction, installation, start-up and testing of the Pioneer Trail Plant;

(ii)
fees and expenses incurred by or on behalf of the Borrowers and allocated to the Pioneer Trail Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and fees on the Pioneer Trail Construction Loans until the Pioneer Trail Commercial Operation Date;

(iv)	financing fees and expenses in connection with the Loans and the fees, costs and expenses of counsel and any consultants to the Agents or the Lenders that are allocated to the Pioneer Trail Plant;

(v)	insurance premiums with respect to the title insurance policy for the Pioneer Trail Plant and the insurance for the Pioneer Trail Plant required pursuant to the Credit Agreement;

(vi)	costs of corn and natural gas utilized for commissioning, Performance Tests for, and operation of, the Pioneer Trail Plant prior to the Pioneer Trail Commercial Operation Date;

(vii)
initial fee, drawdown fees and interest on the Mezzanine Debt until the Pioneer Trail Commercial Operation Date that is allocated to the Pioneer Trail Plant, which drawdown fees and interest shall not exceed $10,000,000 minus any amount paid in respect of such drawdown fees and interest as Buffalo Lake Project Costs pursuant to item (vii) of the definition of Buffalo Lake Project Costs;

(viii)	net amounts payable under any Required Hedging Agreements prior to the Pioneer Trail Commercial Operation Date that are allocated to the Pioneer Trail Plant;

(ix)
amounts included within the Pioneer Trail Construction Budget for use as cash collateral for letters of credit issued in connection with construction and start-up and initial operations of the Pioneer Trail Plant, provided that each such letter of credit is issued by a Lender (or an Affiliate thereof) on terms and conditions acceptable to the Administrative Agent and such amounts (prior to any use thereof in connection with any drawdown under such letter of credit) are subject to the Liens created under the Security Documents or otherwise acceptable to the Administrative Agent; and

(x)	all other costs and expenses included in the Pioneer Trail Construction Budget.

Appendix A

“Pioneer Trail Project Documents” shall mean (i) the Pioneer Trail Access Agreement, the Pioneer Trail Corn Supply Start-up Agreement, the Pioneer Trail EPC Contract, the Pioneer Trail O&M Agreement (when executed and delivered), the Pioneer Trail Corn Supply Agreement, the Pioneer Trail Corn Future Advisory Agreement, the Pioneer Trail Risk Management Agreement, the Pioneer Trail Distillers Grains Marketing Agreement, the Pioneer Trail Ethanol Marketing Agreement, the Pioneer Trail Master Agreement, the Pioneer Trail Gas Supply Agreement(s), the Pioneer Trail Gas Transportation Services Agreement, the Pioneer Trail NAESB Agreement, the Pioneer Trail Gas Supply Representation and Management Agreement, the Pioneer Trail Gas Pipeline Construction and Management Agreement, the Pioneer Trail Grain Facility Lease, the Pioneer Trail Land Purchase Agreements, the Pioneer Trail Delta-T License Agreement, the Pioneer Trail LLC Agreement, the Pioneer Trail Management Services Agreement (when executed and delivered), the Pioneer Trail Rail Car Exchange Agreement, the Pioneer Trail Railroad Car Lease Agreement, TIC Indemnity Confirmation (Pioneer Trail), the Pioneer Trail Payment and Performance Bond, the Escrow Agreement, the Pioneer Trail Redevelopment Contract, the Pioneer Trail Water Rights Deed, UP Consent (Pioneer Trail), UP Industry Track Contract (Pioneer Trail), UP Ground Leases, and, at all times after the execution and delivery thereof, each Material Additional Project Document; (ii) a Consent Agreement relating to each of the following Project Documents: the Pioneer Trail Access Agreement, Pioneer Trail Corn Supply Start-up Agreement, the Pioneer Trail EPC Contract, the Pioneer Trail O&M Agreement, the Pioneer Trail Corn Supply Agreement, the Pioneer Trail Corn Future Advisory Agreement, the Pioneer Trail Risk Management Agreement, the Pioneer Trail Distillers Grains Marketing Agreement, the Pioneer Trail Ethanol Marketing Agreement, the Pioneer Trail Master Agreement, the Pioneer Trail Gas Supply Agreement, the Pioneer Trail Gas Supply Representation and Management Agreement, the Pioneer Trail Gas Transportation Services Agreement, the Pioneer Trail NAESB Agreement, the Pioneer Trail Gas Pipeline Construction and Management Agreement, the Pioneer Trail Grain Facility Lease, the Pioneer Trail Delta-T License Agreement, the Pioneer Trail Rail Car Exchange Agreement, the Pioneer Trail Rail Car Lease Agreement and the Pioneer Trail Management Services Agreement and (iii) at all times after the execution and delivery of any Material Additional Project Document, a Consent Agreement with respect thereto.

“Pioneer Trail Rail Car Exchange Agreement” shall mean the Pioneer Trail Rail Car Exchange Agreement to be entered into between Pioneer Trail and Cargill prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Railroad Car Lease Agreement” shall mean the Pioneer Trail Railroad Car Lease Agreement to be entered into between Pioneer Trail and Trinity Industries Leasing Company prior to the initial Disbursement of Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

Appendix A

“Pioneer Trail Redevelopment Contract” shall mean the Redevelopment Contract to be entered into by and between the Community Redevelopment Authority of the City of Wood River and Pioneer Trail prior to the initial Disbursement of the Pioneer Trail Construction Loan, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Risk Management Agreement” shall mean the Pioneer Trail Risk Management Agreement to be entered into between Pioneer Trail and Cargill prior to the initial Disbursement of the Pioneer Trail Construction Loans, in form and substance satisfactory to the Administrative Agent and each Lender.

“Pioneer Trail Security Agreement” shall mean the Security Agreement, dated as of the date of the Credit Agreement, made by Pioneer Trail in favor of the Collateral Agent.

“Pioneer Trail Title Insurance Policy” shall have the meaning provided in Section 3.1(q) (ii) of the Credit Agreement.

“Pioneer Trail Water Rights Deed” shall mean the Water Rights Deed and Declaration of Restrictive Covenants and Easements to be entered into by and among the Leisingers and Pioneer Trail prior to the Closing Date, in form and substance satisfactory to the Administrative Agent and each Lender, pursuant to the Water Rights Option Purchase Agreement, dated as of April 13, 2006, by and between Rozella M. Leisinger and Richard K. Leisinger and Pioneer Trail.

“Plans and Specifications” shall mean the plans and specifications relating to the Project as set forth in or contemplated by any EPC Contract.

“Plants” shall mean, collectively, the Buffalo Lake Plant and the Pioneer Trail Plant.

“Pledge Agreements” shall mean (a) the BFE Holdings Pledge Agreement, (b) the Opco Pledge Agreement, and (c) any pledge agreement entered into pursuant to Section 5.33 of the Credit Agreement.

“Pledged Securities” shall mean the LLC Interests pledged pursuant to the Pledge Agreements.

“Prepayment Holding Account” shall mean the “Prepayment Holding Account” established pursuant to Section 2.2(a)(xii) of the Account Agreement.

“Prime Rate” shall mean the per annum rate of interest established from time to time by BNP Paribas as its prime rate, which rate may not be the lowest rate of interest charged by BNP Paribas to its customers.

“Principal Payment Dates” shall have the meaning provided in Section 6.1(b) of the Credit Agreement.

Appendix A

“Process Agent” shall have the meaning provided in Section 9.20(b) of the Credit Agreement.

“Project” shall mean, collectively, the Plants, the Land, and all easements, leasehold interests, licenses, permits, contract rights and other real and personal property interests now owned or hereafter acquired by any Borrower or in which any Borrower has any rights.

“Project Completion” shall have the meaning provided in each of the EPC Contracts.

“Project Completion Date” shall mean the date upon which all of the following events shall have occurred:

(i) each Plant shall have been started up and operated, and Substantial Completion for each Plant shall have occurred;

(ii) the Work for each Plant (except for Punch List items the total cost of which to complete shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000)) shall have been completed in accordance with the EPC Contract relating to such Plant and in compliance with all applicable Laws and Governmental Approvals, and all clearing, landscaping, lighting and paving of the Plant site, and all ancillary construction, upgrades and improvements necessary for the operation of such Plant and the Project as contemplated by the Transaction Documents (other than such Punch List items) shall have been completed;

(iii) the Performance Tests (as defined in the EPC Contract relating to such Plant) have been completed and the results demonstrate that each Plant (A) has achieved at least 95% of the Production Guarantee, (ii) at least 95% of the Yield Guarantee and (iii) no greater than 105% of the Consumption Guarantees (as such terms are defined in such EPC Contract) and (B) has operated in compliance with all applicable Laws and Necessary Governmental Approvals; and the EPC Contractor shall have paid in full all Performance Guarantees Payments due and payable under the EPC Contracts;

(iv) each of the Plants shall have completed indicative performance tests as performed by an independent testing company acceptable to the Administrative Agent and the results demonstrate that each Plant can operate in compliance with all applicable Laws and Necessary Government Approvals, including in the case of the Buffalo Lake Plant, the Air Emission Permit No. 09100060 and in the case of the Pioneer Trail Plant, the Permit to Construct an Air Contaminant Source, Permit No. CP05-0030;

(v) in the case of the Buffalo Lake Plant, the construction and testing of the Buffalo Lake Plant and the lateral private service gas pipeline (as described in the Buffalo Lake Gas Pipeline Construction and Management Agreement) has been completed and the initial delivery of gas to the Buffalo Lake Plant (as described in the Buffalo Gas Supply and Transportation Agreement) has been made;

(vi) in the case of Pioneer Trail Plant, the construction and testing of the Pioneer Trail Plant and the lateral private service gas pipeline (as described in the Pioneer Trail

Appendix A

Gas Pipeline Construction and Construction Agreement) has been completed and the initial delivery of gas to the Pioneer Trail Plant (as described in the Pioneer Trail Gas Supply and Transportation Agreement) has been made;

(vii) the Borrowers’ Agent shall have delivered the Borrower Completion Certificate to the Administrative Agent;

(viii) the Administrative Agent shall have received an executed counterpart of the Independent Engineer Completion Certificate;

(ix) the Effective Date (as defined therein) under each Master Agreement, Goods and Service Agreements, Grain Facility Lease and Rail Car Exchange Agreement shall have occurred;

(x) the construction, interconnection with the Project and operation in accordance with the requirements of the Railroad of the turn outs from the railroad track adjacent to the Land and related works (that are not within the scope of work of the EPC Contract) shall have been completed; and

(xi) the Borrower shall have purchased or leased the vehicles, locomotive, equipment, tools and parts set forth on Schedule 3.3 to the Credit Agreement in accordance with the Base Case Projections and Operating Budget for the first Operating Year and all such vehicles, locomotive, equipment, tools and parts shall be located at the Project site in good working order.

“Project Costs” shall mean, collectively, the Buffalo Lake Project Costs and the Pioneer Trail Project Costs.

“Project Document Claim” shall mean any claim in respect of Performance Guarantees Payments, any termination payments or other similar amounts payable to any Borrower under any Project Document.

“Project Document Claims Account” shall mean the “Project Document Claims Account” established pursuant to Section 2.2(a)(xvii) of the Account Agreement.

“Project Documents” shall mean, collectively, the Buffalo Lake Project Documents, Pioneer Trail Project Documents and the Opco Project Documents.

“Project Participants” shall mean the Sponsor, BFE Holdings, Cargill, Center Point Energy, Cornerstone, NRC, the EPC Contractor (only until the expiration or final settlement of liquidated damages and warranty claims under each EPC Contract and Payment and Performance Bond), Delta-T (only until the expiration or final settlement of liquidated damages and warranty claims under each EPC Contract and Payment and Performance Bond), the Operator, Trinity Industries Leasing Company, each manager under the Management Services Agreements, each gas supplier under each relevant Gas Supply Agreement, each gas pipeline construction and management counterparty under each Gas Pipeline Construction and Management Agreement, each gas transportation counterparty under each Gas Transportation Services

Appendix A

Agreement and each party (other than any Borrower) to an Material Additional Project Document, and each Replacement Project Participant.

“Project Revenues” shall mean, for any period, without duplication, the aggregate of all revenues received by any Borrower during such period from (i) payments made to such Borrower by or on behalf of Cargill and any payment derived from the sale of ethanol and distiller’s grain produced by the Project, (ii) interest accrued on, and other income derived from, the balance outstanding during such period in the Accounts (including, without limitation, from Permitted Investments), (iii) the proceeds of any delayed startup and business interruption insurance, and (iv) the proceeds of any Delay Liquidated Damages; provided that Project Revenues shall exclude, to the extent included, (1) net amounts receivable under any Hedging Agreements, (2) proceeds payable in respect of any insurance (other than delayed start up and business interruption insurance), (3) the proceeds of any Performance Guarantees Payments and any liquidated damages payable to the Borrower under the relevant O&M Agreement in respect of performance deficiencies, or (4) warranty or indemnity payments or damages payable to the Borrower under any Project Document.

“Project Revenues Collection Account” shall mean the “Project Revenues Collection Account” established pursuant to Section 2.2(a)(iv) of the Account Agreement.

“Property” shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

“Prospective Debt Service Coverage Ratio” shall mean, as at any Calculation Date occurring after the Conversion Date, for the period of four consecutive fiscal quarters of the Borrowers commencing on the Quarterly Date most recently falling prior to such Calculation Date (taken as one accounting period), the ratio of (i) Cash Flow projected for such period to (ii) the Debt Service projected for such period (including (x) Scheduled Principal Payments required to be paid during such period but excluding mandatory prepayments in respect of the Loans payable during such period pursuant to the Financing Documents, and (y) the projected Interest Expense in respect of the Loans required to be paid during such period (with such Interest Expense to be calculated on the basis of the Assumed Interest Rate)); it being understood that such projections shall be provided by the Borrowers; provided, however, that (A) in the event that the Historical Debt Service Coverage Ratio or the Prospective Debt Service Coverage Ratio in respect of such Calculation Date is less than 2.50:1.00 or (B) at any time upon the written request of the Administrative Agent or any Lender, then, in each case, in respect of such Calculation Date, the Prospective Debt Service Coverage Ratio shall be calculated based on feedstock and product pricing forecasts provided by the Market Consultants and operating cost forecasts (including forecasts of Operating and Maintenance Expenses), which forecasts will be binding on the Borrowers for all purposes of the Financing Documents.

“Provisional Acceptance” shall have the meaning provided in any EPC Contract.

“Punch List” shall have the meaning provided in any EPC Contract.

“Quarterly Dates” shall mean the last Business Day of each March, June, September and December.

Appendix A

“Quarterly Distribution Date” shall mean each ten (10) days after the Principal Payment Date occurring in the months of January, April, July and October, commencing with the first such date to occur after the Conversion Date and the first Principal Payment Date.

“Quarterly Period” shall mean a period commencing on the day succeeding a Quarterly Date and ending on the next succeeding Quarterly Date.

“Railroad” shall mean Union Pacific Railroad Company.

“Rail Car Exchange Agreement” shall mean, collectively, the Buffalo Lake Rail Car Exchange Agreement and the Pioneer Trail Rail Car Exchange Agreement.

“Railroad Car Lease Agreements” shall mean, collectively, the Buffalo Lake Railroad Car Lease Agreement and the Pioneer Trail Railroad Car Lease Agreement.

“Ratio of Debt to Total Project Costs” shall mean, at any time, the ratio of (i) the total amount of Debt (excluding the aggregate outstanding principal amount of Working Capital Loans) to (ii) the total amount of Project Costs.

“Real Property Appraisal” shall have the meaning specified in Section 5.30(a) of the Credit Agreement.

“Register” shall have the meaning provided in Section 8.10 of the Credit Agreement.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve system (or any successor).

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve system (or any successor).

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve system (or any successor).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material, but excluding (i) emissions from the engine exhaust of a motor vehicle and (ii) the normal application of fertilizer).

“Replaced Lender” shall have the meaning provided in Section 2.17 of the Credit Agreement.

“Replacement Lender” shall have the meaning provided in Section 2.17 of the Credit Agreement.

“Replacement Project Participant” shall mean, with respect to any Project Participant (other than any Borrower), any Person satisfactory to the Required Lenders and

Appendix A

having credit, or acceptable credit support, equal to or greater than that of the replaced Project Participant on the date that the applicable Project Document was entered into who, pursuant to a definitive agreement reasonably satisfactory to the Required Lenders, assumes the obligations of the replaced Project Participant on terms and conditions no less favorable to the relevant Borrower than those applicable to the replaced Project Participant pursuant to the applicable Project Document.

“Required Debt Service Reserve Amount” shall mean the scheduled Debt Service payable during the next succeeding semi-annual period.

“Required Hedging Agreement” shall mean an interest rate swap, cap or collar agreement or similar arrangement entered into by any Borrower and a Swap Counterparty in accordance with Section 5.17 of the Credit Agreement.

“Required Lenders” shall mean the Lenders holding at least (a) 66-2/3% of the aggregate outstanding principal amount of the (i) Loans (other than the Working Capital Loans) and (ii) Working Capital Loan Commitments or (b) if no Loans have been made, at least 66-2/3% of the aggregate amount of (i) the Construction Loan Commitments and (ii) the Working Capital Loan Commitments.

“Requisition” shall mean a Construction Requisition or a Restoration Requisition.

“Requisition Date” shall mean each date specified in a Requisition as a date on which moneys are requested by any Borrower to be withdrawn and transferred from the Account to which such Requisition relates for the purpose set forth in such Requisition.

“Reserve Requirement” shall mean, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Responsible Officer” shall mean, when used with respect to the Collateral Agent or the Depositary Agent, any officer in the corporate trust or agency area (or any successor area of such Agent) of the Collateral Agent or the Depositary Agent including any managing director, director, vice president, assistant vice president, associate or any other officer of the Collateral Agent or the Depositary Agent, as the case may be, who shall have direct responsibility for the administration of the Transaction Documents, customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust or agency matter is referred because of his or her knowledge and familiarity with the particular subject.

Appendix A

“Restoration Requisition” shall have the meaning provided in Section 4.13(e) of the Account Agreement.

“Restoration Work” shall mean the design, engineering, procurement, construction and other work with respect to the Restoration of Affected Property.

“Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

“Returns” shall have the meaning provided in Section 4.9(a).

“Risk Management Agreements” shall mean, collectively, the Buffalo Lake Risk Management Agreement and Pioneer Trail Risk Management Agreement.

“Risk Management Committee” shall mean the risk management committee of any Borrower appointed pursuant to the Risk Management Policy.

“Risk Management Policy” shall mean the risk management policy of any Borrower relating to the management of commodity price risks for corn, gas, ethanol and distiller’s grain, approved by the Administrative Agent pursuant to Section 5.31.

“Scheduled Principal Payments” shall mean the scheduled amounts payable in respect of the principal of the Loans pursuant to Section 6.1(b) of the Credit Agreement.

“Scope Change Order” shall have the meaning provided in any EPC Contract.

“Secured Parties” shall mean, collectively, the Agents, the Lenders and each Secured Swap Counterparty.

“Secured Swap Counterparty” shall mean any Swap Counterparty which is a Lender or an Affiliate thereof.

“Security Agreements” shall mean (a) the Buffalo Lake Security Agreement, (b) the Pioneer Trail Security Agreement and (c) the Opco Security Agreement.

“Security Documents” shall mean, collectively, the Account Agreement, the Pledge Agreements, the Deposit Account Control Agreements, the Security Agreements, the Mortgages, the Notice of Commencement, the Subordination Agreement, each DSRA Letter of Credit, each Consent Agreement and all Uniform Commercial Code financing statements and other filings, recordings or registrations required by the Credit Agreement to be filed or made in respect of any such Security Document.

“Security Interest” shall mean the Lien on the Collateral or any other collateral purported to be granted to the Collateral Agent for the benefit of one or more of the Secured Parties (or any trustee, sub-agent or other Person acting for or on behalf of the Collateral Agent).

Appendix A

“Seminole” shall mean Seminole Energy Services, LLC, a limited liability company organized and existing under the laws of Oklahoma.

“Signing Date” shall mean the date of execution of the Credit Agreement.

“Spencer” shall have the meaning ascribed to such term in Section 3.1(p)(i) of the Credit Agreement.

“Sponsor” shall mean Biofuel Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether the conditions to drawing could then be met).

“Sub-Account” shall have the meaning set forth in Section 2.2(b) of the Account Agreement.

“Subordinated Lenders” shall mean have the meaning specified in the Subordination Agreement.

“Subordination Agreement” shall mean the Subordination Agreement, dated as of September 25, 2006, among each of the Borrowers, BFE Holdings, the Subordinated Lenders, Greenlight APE, LLC, as administrative agent of the Subordinated Lenders thereunder and the Collateral Agent.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” shall have the meaning provided in any EPC Contract.

“Swap Counterparty” shall mean a Person which enters into a Required Hedging Agreement with any Borrower.

“Swap Termination Value” shall mean in respect of the Required Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Required Hedging Agreement, (a) on any date on or after the date such Required Hedging Agreement have been closed out and termination value(s) determined in accordance

Appendix A

 therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Required Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Required Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Taking” shall mean any circumstance or event, or series of circumstances or events (including an Expropriation Event), in consequence of which the Project or any portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise. The term “Taken” shall have a correlative meaning.

“Tangible Net Worth” shall mean the sum of the capital accounts, retained earnings and any other amount which, in accordance with GAAP, constitutes member’s equity, but excluding (i) goodwill and other intangibles, and (ii) all write-ups in the book value of any asset.

“Target Balance Amount” shall mean the aggregate of all principal payable under the Term Loans projected to the outstanding on each Principal Payment Date, as set forth on Annex III of the Credit Agreement.

“Tax” shall have the meaning provided in Section 2.11(a) of the Credit Agreement.

“Tax Distribution” shall mean, in respect of a Quarterly Period, an amount attributable to such period that, when aggregated with all Tax Distributions for the relevant tax year, is equal to the product of (a) the amount of aggregate net taxable income of the Borrowers allocated to the Members for the relevant tax year (taking into account any losses to the extent not utilized in prior fiscal years) and (b) thirty-eight percent.

“Tax Distributions Account” shall mean the “Tax Distributions Account” established pursuant to Section 2.2(a)(x) of the Account Agreement.

“Term Date” shall mean the earlier to occur of (i) the Conversion Date and (ii) the Date Certain.

“Term Loan Commitment” shall mean, for each Lender, the aggregate amount of Construction Loans of such Lender as of the Conversion Date (after giving effect to any Borrowing of Construction Loans on such date in accordance with Section 2.1 of the Credit Agreement and any prepayment of Construction Loans on such date in accordance with Section 6 of the Credit Agreement).

“Term Loan Maturity Date” shall mean the eighth anniversary of the Signing Date.

“Term Loans” shall have the meaning provided in Section 2.2(a) of the Credit Agreement.

Appendix A

“Term Notes” shall have the meaning provided in Section 2.7 of the Credit Agreement.

“TIC Indemnity Confirmations” shall mean, collectively, TIC Indemnity Confirmation (Buffalo Lake) and TIC Indemnity Confirmation (Pioneer Trail).

“TIC Indemnity Confirmation (Buffalo Lake)” shall mean the confirmation provided by TIC - Holdings, Inc, a corporation organized under the laws of Colorado, dated as of September 25, 2006, in favor of Travelers Casualty and Surety Company of Americas, relating to the Buffalo Lake Payment and Performance Bond issued pursuant to the Buffalo Lake EPC Contract.

“TIC Indemnity Confirmation (Pioneer Trail)” shall mean the confirmation provided by TIC - Holdings, Inc, a corporation organized under the laws of Colorado, dated as of September 25, 2006, in favor of Travelers Casualty and Surety Company of Americas, relating to the Pioneer Trail Payment and Performance Bond issued pursuant to the Pioneer Trail EPC Contract.

“TIF Indebtedness” shall have the meaning provided in Section 5.13 of the Credit Agreement.

“Title Insurance Policy” shall meaning, collectively, the Buffalo Lake Title Insurance Policy and the Pioneer Trail Title Insurance Policy.

“Title Insurance Company” shall mean First American Title Insurance Company of New York.

“Total Commitment” shall mean, at any time, the Construction Loan Commitments of the Lenders, the Term Loan Commitments of the Lenders and the Working Loan Commitment of the Lenders.

“Total Project Costs” shall mean, at any time, the aggregate of all Project Costs incurred by the Borrowers, but in no event shall Total Project Costs exceed Three Hundred Sixty-Eight Million Two Hundred Fifty Seven Thousand Six Hundred and Fifty-Two Dollars ($368,257,652).

“Transaction Documents” shall mean, collectively, the Project Documents and the Financing Documents.

“Transfer Date Certificate” shall mean a “Transfer Date Certificate” as defined in and delivered under the Account Agreement.

“Trust Property” shall have the meaning (i) provided in the Pioneer Trail Mortgage and (ii) assigned to the term “Mortgaged Property” in the Buffalo Lake Mortgage.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

Appendix A

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as adopted in any applicable jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.22(a).

“Unutilized Commitment” shall mean, for each Lender, at any time, (i) in respect of Construction Loans, the Construction Loan Commitment of such Lender at such time less the aggregate outstanding principal amount of all Construction Loans made by such Lender, and (ii) in respect of Working Capital Loans, the Working Capital Loan Commitment of such Lender at such time less the aggregate outstanding principal amount of all Working Capital Loans made by such Lender.

“UP Consents” shall mean, collectively, UP Consent (Buffalo Lake) and UP Consent (Pioneer Trail).

“UP Consent (Buffalo Lake)” shall mean the consents to be granted by Railroad prior to the Closing Date, permitting Cargill to grant Buffalo Lake the exclusive right to use the Tracks (as defined in the Buffalo Lake Grain Facility Lease) pursuant to the Buffalo Lake Grain Facility Lease and permitting Buffalo Lake to collaterally assign its lease or contractual rights in such Tracks to the Collateral Agent for the benefit of the Secured Parties, all in form and substance satisfactory to the Administrative Agent and each Lender.

“UP Consent (Pioneer Trail)” shall mean the consents to be granted by Railroad prior to the Closing Date, permitting Cargill to grant Pioneer Trail the exclusive right to use the Track (as defined in the Pioneer Trail Grain Facility Lease) and permitting Cargill to sublease Railroad’s property described in the Railroad Leases (as defined in the Pioneer Trail Grain Facility Lease) pursuant to the Pioneer Trail Grain Facility Lease and permitting Pioneer Trail to collaterally assign its lease or contractual rights in such Track and the sublease of the Railroad Leases to the Collateral Agent for the benefit of the Secured Parties, all in form and substance satisfactory to the Administrative Agent and each Lender.

“UP Ground Leases” shall mean, collectively, the Lease dated October 24, 2004 between Railroad and Cargill (OMA 6897) and the Lease dated October 22, 1985 between Railroad and Cargill (OMA-7366).

“UP Industry Track Contract (Buffalo Lake)” shall mean the Industry Track Contract Articles of Agreement dated July 20, 2001 by and between Railroad and Cargill.

“UP Industry Track Contract (Pioneer Trail)” shall mean the Industry Track Contract Articles of Agreement dated October 24, 1997 by and between Railroad and Cargill.

“VEETC Event” shall mean (i) if the Volumetric Ethanol Excise Tax Credit is not extended by June 30, 2009 or (ii) if, on any date after June 30, 2009, the Volumetric Ethanol Excise Tax Credit is scheduled to expire less than eighteen (18) months from such date.

Appendix A

“VEETC Holding Account” shall mean the “VEETC Holding Account” established pursuant to Section 2.2(a)(xiii) of the Account Agreement.

“Volumetric Ethanol Excise Tax Credit” shall mean the “alcohol fuel mixture credit” provided for in Section 6426 of the Code, which allows as a credit against gasoline excise taxes imposed by Section 4081 of the Code, as in effect on the date hereof, together with any successor provisions thereto that provide for a similar credit at a rate of no less than forty-one cents ($0.41) per gallon of ethanol.

“Voting Stock”, with respect to any Person, shall mean Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Work” shall have the meaning provided in any EPC Contract.

“Working Capital Availability Period” shall mean the period commencing on the Mechanical Completion under the earlier to occur of Buffalo Lake EPC Contract and the Pioneer Trail EPC Contract, as the case may be, and ending on the date 60 days prior to the Working Capital Loan Maturity Date.

“Working Capital Lender” shall mean each Lender named on Annex I to the Credit Agreement with a Working Capital Loan Commitment set forth opposite its name and any Assignee thereof pursuant to Section 9.13 of the Credit Agreement.

“Working Capital Loan Commitment” shall mean, as to any Lender, the applicable amount set forth opposite such Lender’s name in Annex I to the Credit Agreement.

“Working Capital Loan Maturity Date” shall mean the fourth anniversary of the Signing Date; provided, that the Working Capital Loan Maturity Date may, at the written request of the Borrowers Agent received by the Administrative Agent no later than sixty (60) days prior to the Working Capital Loan Maturity Date and upon the prior written approval of the Required Lenders, be extended to the fifth anniversary of the Signing Date.

“Working Capital Loans” shall have the meaning provided in Section 2.2(c) of the Credit Agreement.

“Working Capital Note” shall have the meaning provided in Section 2.7(b) of the Credit Agreement.

2. Rules of Interpretation. In each Financing Document, unless otherwise indicated:

(a) each reference to, and the definition of, any document (including any Financing Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of the Credit Agreement;

Appendix A

(b) each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time;

(c) any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity but, if applicable, only if such successors and assigns are permitted by this Credit Agreement, and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities;

(d) references to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively;

(e) all references to a “Section,” “Appendix,” “Annex,” “Schedule” or “Exhibit” are to a Section of such Financing Document or to an Appendix, Annex, Schedule or Exhibit attached thereto;

(f) the table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of such Financing Document;

(g) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(h) the words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Financing Document, shall refer to such Financing Document as a whole and not to any particular provision of such Financing Document;

(i) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(j) where the terms of any Financing Document require that the approval, opinion, consent or other input of any Secured Party be obtained, such requirement shall be deemed satisfied only where the requisite approval, opinion, consent or other input is given by or on behalf of the relevant party in writing;

(k) where the terms of any Financing Document require or permit any action to be taken by the Collateral Agent, such action shall be taken strictly in accordance with the applicable provisions of the relevant Financing Documents; and

(l) any reference to a document shall be deemed to include all exhibits, annexes, appendices and schedules thereto.

APPENDIX B
to
Credit Agreement

SCHEDULED PRINCIPAL PAYMENTS

PRINCIPAL PAYMENT DATE	AMOUNT
First Quarterly Date after the Conversion Date	$3,150,000
Second Quarterly Date after the Conversion Date	$3,150,000
Third Quarterly Date after the Conversion Date	$3,150,000
Fourth Quarterly Date after the Conversion Date	$3,150,000
Fifth Quarterly Date after the Conversion Date	$3,150,000
Sixth Quarterly Date after the Conversion Date	$3,150,000
Seventh Quarterly Date after the Conversion Date	$3,150,000
Eighth Quarterly Date after the Conversion Date	$3,150,000
Ninth Quarterly Date after the Conversion Date	$3,150,000
Tenth Quarterly Date after the Conversion Date	$3,150,000
Eleventh Quarterly Date after the Conversion Date	$3,150,000
Twelfth Quarterly Date after the Conversion Date	$3,150,000
Thirteenth Quarterly Date after the Conversion Date	$3,150,000
Fourteenth Quarterly Date after the Conversion Date	$3,150,000
Fifteenth Quarterly Date after the Conversion Date	$3,150,000
Sixteenth Quarterly Date after the Conversion Date	$3,150,000
Seventeenth Quarterly Date after the Conversion Date	$3,150,000
Eighteenth Quarterly Date after the Conversion Date	$3,150,000
Nineteenth Quarterly Date after the Conversion Date	$3,150,000
Twentieth Quarterly Date after the Conversion Date	$3,150,000
Twenty-first Quarterly Date after the Conversion Date	$3,150,000
Twenty-second Quarterly Date after the Conversion Date	$3,150,000
Twenty-third Quarterly Date after the Conversion Date	$3,150,000
Twenty-fourth Quarterly Date after the Conversion Date	$3,150,000
Twenty-fifth Quarterly Date after the Conversion Date	$3,150,000
Twenty-sixth Quarterly Date after the Conversion Date	$131,250,000